Form 10-K405, Exhibit 13
period 1996-06-29
THOMASTON MILLS INC
filed 1996-09-27
CIK 97931

                                                                    EXHIBIT 13.0


                                              THOMASTON MILLS, INC. & SUBSIDIARY


ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER
         MATTERS

The high and low sales prices and cash dividends per share were as follows:


                                     COMMON STOCK PRICES                CASH DIVIDENDS PER SHARE
                                  CLASS A           CLASS B                CLASS A     CLASS B
                               HIGH     LOW      HIGH     LOW
                              ------------------------------------------------------------------
FISCAL 1995
First Quarter                 $18.00   $15.50   $19.25   $15.50            $.0700      $.0700
Second Quarter                $17.00   $13.75   $16.50   $13.00            $.0700      $.0700
Third Quarter                 $15.75   $12.00   $13.50   $12.00            $.0700      $.0700
Fourth Quarter                $14.25   $12.25   $15.00   $12.00            $.0725      $.0725

FISCAL 1996
First Quarter                 $14.25   $12.50   $15.00   $12.25            $.0725      $.0725
Second Quarter                $13.75   $12.00   $14.00   $12.00            $.0725      $.0725
Third Quarter                 $13.13   $10.81   $12.00   $10.25            $.0725      $.0725
Fourth Quarter                $12.50   $10.50   $12.50   $ 9.50            $.0750      $.0750


APPROXIMATE NUMBER OF SHAREHOLDERS OF RECORD

CLASS A COMMON STOCK      372
CLASS B COMMON STOCK      321

THOMASTON MILLS COMMON STOCK, CLASS A AND CLASS B, IS TRADED ON THE NASDAQ NATIONAL MARKET SYSTEM UNDER TICKER SYMBOLS TMST-A AND TMST-B.

THE CLASS A COMMON STOCK IS ENTITLED TO DIVIDENDS EQUAL TO DIVIDENDS ON THE CLASS B COMMON STOCK.

CONSOLIDATED STATEMENTS OF INCOME             THOMASTON MILLS, INC. & SUBSIDIARY
(In thousands, except per share data)


                                             FIFTY-TWO WEEK     FIFTY-TWO WEEK     FIFTY-TWO WEEK
                                              PERIOD ENDED       PERIOD ENDED       PERIOD ENDED
                                             JUNE 29, 1996       JULY 1, 1995       JULY 2, 1994
                                             ----------------------------------------------------
Net sales                                    $  277,665           $  276,491           $  279,479
Cost of sales                                   254,055              249,691              242,246
                                             ----------------------------------------------------

Gross profit                                     23,610               26,800               37,233
Selling, general and
 administrative expenses                         19,967               18,847               18,339
                                             ----------------------------------------------------

Operating income                                  3,643                7,953               18,894
Interest expense                                  3,226                3,044                1,886
Other income, net                                   515                  424                  429
                                             ----------------------------------------------------

Income before income taxes                          932                5,333               17,437
Income taxes -- Note 5                              317                1,960                6,727
                                             ----------------------------------------------------

Net income                                   $      615           $    3,373           $   10,710
                                             ====================================================

Average common shares outstanding             6,548,755            6,532,817            6,576,685
                                             ====================================================

Net income per common share                  $      .09           $      .52           $     1.63
                                             ====================================================



See accompanying notes

CONSOLIDATED BALANCE SHEETS                   THOMASTON MILLS, INC. & SUBSIDIARY
(In thousands, except per share data)


                                                                                 JUNE 29, 1996                JULY 1, 1995
                                                                                 -----------------------------------------
ASSETS                 Current Assets:
                         Cash and cash equivalents                                  $  2,077                    $  1,544
                         Trade accounts receivable less allowance of
                           $415 in 1996 and 1995                                      50,408                      50,924
                         Inventories -- Note 2                                        42,710                      39,666
                         Deferred income taxes -- Note 5                               1,524                         790
                         Prepaid expenses and other current assets                       329                         401
                                                                                    ------------------------------------
                       Total Current Assets                                           97,048                      93,325

                       Property, Plant and Equipment -- Note 3:
                         Land and improvements                                         5,501                       5,856
                         Buildings and improvements                                   42,710                      36,867
                         Machinery, equipment and fixtures                           185,483                     182,630
                                                                                    ------------------------------------
                                                                                     233,694                     225,353
                         Less allowances for depreciation                            143,071                     136,719
                                                                                    ------------------------------------
                                                                                      90,623                      88,634

                       Unexpended Construction Funds                                      --                       3,568
                       Other Assets                                                    1,788                         796










                                                                                    ------------------------------------
                             Total Assets                                           $189,459                    $186,323
                                                                                    ====================================

                                              THOMASTON MILLS, INC. & SUBSIDIARY

                                                                                 JUNE 29, 1996                JULY 1, 1995
                                                                                 -----------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY   Current Liabilities:
                         Trade accounts payable                                     $ 15,880                    $ 14,214
                         Salaries and wages                                              499                         435
                         Withholding and payroll taxes                                   652                         629
                         Federal and state income taxes                                  844                       1,131
                         Local taxes                                                     804                         699
                         Accrued interest                                                199                         314
                         Other current liabilities                                     4,134                       4,087
                         Current portion of long-term debt                             2,748                       1,082
                                                                                    ------------------------------------
                       Total Current Liabilities                                      25,760                      22,591

                       Long-Term Debt, less current portion -- Note 3                 46,065                      44,813
                       Capital Lease Obligations, less current portion                 1,486                       1,297
                       Deferred Income Taxes -- Note 5                                 6,874                       7,233
                       Other Liabilities                                                 204                         114

                       Shareholders' Equity -- Notes 3 and 4:
                         Class A Common Stock -- $1 par; 30,000,000
                           shares authorized; 5,620,518 shares
                           outstanding including 710,888 treasury
                           shares in 1996 and 719,688 in 1995                          5,621                       5,621
                         Class B Common Stock -- $1 par; 10,000,000
                           shares authorized; 1,873,506 shares
                           outstanding including 243,140 treasury
                           shares in 1996 and 1995                                     1,873                       1,873
                         Additional paid-in capital                                    8,904                       8,863
                         Retained earnings                                            98,092                      99,389
                                                                                    ------------------------------------
                                                                                     114,490                     115,746
                         Less treasury stock -- at cost                                5,420                       5,471
                                                                                    ------------------------------------
                                                                                     109,070                     110,275








                                                                                    ------------------------------------
                             Total Liabilities and Shareholders' Equity             $189,459                    $186,323
                                                                                    ====================================



See accompanying notes.

                                              THOMASTON MILLS, INC. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(In thousands, except per share data)

                                                 CLASS A       CLASS B     ADDITIONAL
                                                 COMMON        COMMON       PAID-IN         RETAINED        TREASURY
                                                 STOCK         STOCK        CAPITAL         EARNINGS         STOCK         TOTAL
                                                ----------------------------------------------------------------------------------
BALANCE JULY 3, 1993                            $ 5,621       $ 1,873       $ 8,738         $ 88,885        $ (5,171)     $ 99,946
Net income for the year                              --            --            --           10,710              --        10,710
Cash dividends on common stock,
  $.2650 per share                                   --            --            --           (1,733)             --        (1,733)
Exercise of stock options, including
  tax effects                                        --            --            69               --              36           105
                                                ----------------------------------------------------------------------------------

BALANCE JULY 2, 1994                              5,621         1,873         8,807           97,862          (5,135)      109,028
Net income for the year                              --            --            --            3,373              --         3,373
Cash dividends on common stock,
  $.2825 per share                                   --            --            --           (1,846)             --        (1,846)
Purchase of Class B common stock                     --            --            --               --            (392)         (392)
Exercise of stock options, including
  tax effects                                        --            --            56               --              56           112
                                                ----------------------------------------------------------------------------------

BALANCE JULY 1, 1995                              5,621         1,873         8,863           99,389          (5,471)      110,275
Net income for the year                              --            --            --              615              --           615
Cash dividends on common stock,
  $.2925 per share                                   --            --            --           (1,912)             --        (1,912)
Exercise of stock options, including
  tax effects                                        --            --            41               --              51            92
                                                ----------------------------------------------------------------------------------

BALANCE JUNE 29, 1996                           $ 5,621       $ 1,873       $ 8,904         $ 98,092        $ (5,420)     $109,070
                                                ==================================================================================




See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS         THOMASTON MILLS, INC. & SUBSIDIARY
(In thousands)


                                                                      FIFTY-TWO WEEK           FIFTY-TWO WEEK        FIFTY-TWO WEEK
                                                                       PERIOD ENDED             PERIOD ENDED          PERIOD ENDED
                                                                       JUNE 29, 1996            JULY 1, 1995          JULY 2, 1994
                                                                      -------------------------------------------------------------
OPERATING ACTIVITIES   Net income                                        $     615                $   3,373             $  10,710
                       Adjustments to reconcile net
                         income to net cash provided by (used in)
                         operating activities:
                           Depreciation and amortization                    16,331                   14,927                12,551
                           Gain on sale of property,
                             plant and equipment                               (34)                     (40)                 (125)
                           Deferred income tax
                             (benefit) expense                              (1,093)                     256                   766
                           Changes in operating assets and
                             liabilities:
                             Accounts receivable                               516                    5,233               (10,191)
                             Inventories                                    (3,044)                  (3,163)               (2,379)
                             Prepaid expenses and other
                               assets                                         (920)                     (19)                  126
                             Accounts payable                                1,666                    1,648                 2,103
                             Accrued expenses                                    6                     (744)                  910
                                                                         --------------------------------------------------------

                             NET CASH PROVIDED BY
                               OPERATING ACTIVITIES                         14,043                   21,471                14,471

INVESTING ACTIVITIES   Purchases of property, plant and
                         equipment                                         (18,457)                 (19,630)              (23,961)
                       Less capital lease obligations incurred                 557                       --                 1,962
                                                                         --------------------------------------------------------

                       Cash for property, plant and equipment              (17,900)                 (19,630)              (21,999)
                       Use of (additions to) unexpended
                         construction funds                                  3,568                   (3,568)                   --
                       Proceeds from sales of property,
                         plant and equipment                                   171                      109                   130
                                                                         --------------------------------------------------------

                             NET CASH USED IN
                               INVESTING ACTIVITIES                        (14,161)                 (23,089)              (21,869)

FINANCING ACTIVITIES   Proceeds from revolving lines of
                         credit and long-term debt                           7,557                   15,200                14,962
                       Less capital lease obligations incurred                (557)                      --                (1,962)
                                                                         --------------------------------------------------------

                       Cash proceeds from borrowings                         7,000                   15,200                13,000
                       Principal payments on revolving
                         lines of credit, long-term debt
                         and capital lease obligations                      (4,529)                 (11,022)               (4,234)
                       Purchase of treasury stock                               --                     (392)                   --
                       Exercise of stock options                                92                      112                   105
                       Cash dividends paid                                  (1,912)                  (1,846)               (1,733)
                                                                         --------------------------------------------------------

                             NET CASH PROVIDED
                               BY FINANCING ACTIVITIES                         651                    2,052                 7,138
                                                                         --------------------------------------------------------

                             INCREASE (DECREASE) IN CASH
                               AND CASH EQUIVALENTS                            533                      434                  (260)
                       Cash and cash equivalents at
                         beginning of period                                 1,544                    1,110                 1,370
                                                                         --------------------------------------------------------

                       Cash and cash equivalents at end
                         of period                                       $   2,077                $   1,544             $   1,110
                                                                         ========================================================



See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    THOMASTON MILLS, INC. & SUBSIDIARY
JUNE 29, 1996


            NOTE 1 ACCOUNTING POLICIES
            --------------------------------------------------------------------
            INDUSTRY SEGMENT

            The Company is a diversified manufacturer and marketer of cotton, synthetic and blended textile products for the home furnishings, apparel fabrics and industrial products markets. These products are marketed both domestically and internationally.

            PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

            CASH EQUIVALENTS

            The Company defines cash equivalents as all highly liquid investments with a maturity of three months or less when purchased.

            ACCOUNTS RECEIVABLE

            The Company manufactures and sells textile products to companies in diversifed industries. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 45 days. Credit losses have been within management's expectations.

            INVENTORIES

            Inventories are stated at the lower of cost or market. With the exception of certain supplies, which are valued at the first-in, first-out (FIFO) method, inventory cost is determined using the last-in, first-out (LIFO) method. As discussed in Note 2, the Company changed its method of accounting for LIFO inventories in 1995.

            PROPERTY, PLANT AND EQUIPMENT

            Property, plant and equipment is stated on the basis of cost. Depreciation of property, plant and equipment is calculated over the estimated useful lives of the related assets principally using the straight-line method.

            USE OF ESTIMATES

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

            NEW ACCOUNTING STANDARDS

            Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" has been issued by the Financial Accounting Standards Board and must be adopted by the Company in fiscal year 1997. This Standard requires that impairment losses be recognized when the carrying value of an asset may not be recoverable. The Company regularly assesses all of its long-lived assets for impairment, and therefore, does not believe the adoption of this Standard will have a material effect on its financial position or results of operations.

               During fiscal year 1997, the Company will also be required to adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Standard encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to record compensation expense for equity instruments granted to employees, and therefore, the adoption of this Standard will have no impact on its financial position or results of operations.

            REVENUE RECOGNITION

            In general, the Company recognizes revenue on product sales when the units are shipped.

            NET INCOME PER COMMON SHARE

            Net income per common share is based on the weighted average number of shares of common stock outstanding during each year and the potentially dilutive effect of the exercise stock options.

            RECLASSIFICATION

            Certain 1995 balances have been reclassified to conform with the 1996 classification.

                                              THOMASTON MILLS, INC. & SUBSIDIARY



NOTE 2 INVENTORIES
- --------------------------------------------------------------------------------
Inventories consisted of the following (in thousands):



                                             JUNE 29,         JULY 1,
                                               1996            1995
                                             ------------------------
Raw materials and supplies                   $  9,978        $ 10,087
Work in progress                               21,776          21,008
Finished goods                                 24,037          21,198
LIFO reserve                                  (13,081)        (12,627)
                                             ------------------------
                                             $ 42,710        $ 39,666
                                             ========================

Through July 2, 1994 the Company accounted for the cotton, polyester, labor and overhead components of raw materials, work in process and finished goods at the lower of cost, determined under the LIFO method of accounting, or market. Purchased cloth and yarn and certain supplies inventories were accounted for at the lower of cost, determined under the FIFO method of accounting, or market. Effective July 3, 1994, the Company changed to the LIFO method of accounting for purchased cloth and yarn. This change will result in better matching of revenues and expenses and will conform substantially all manufacturing inventories to the LIFO method. The cumulative effect of this change is not determinable. The effect of this change was to decrease net income for 1995 by approximately $550,000 ($.08 per share). In connection with this change, the Company conformed the manner of applying the LIFO method for its cotton and polyester inventories to the dollar value method. Management believes the effect of this change was not significant.

        Some of the Company's competitors use the FIFO method of inventory valuation. Had the Company reported its LIFO inventories at values approximating current cost, as would have resulted from using the FIFO method; and had applicable tax rates in 1996, 1995 and 1994 been applied to changes in operations resulting therefrom; and had no other assumptions been made as to changes in operations, net income would have been approximately $901,000 ($.14 per share) in 1996; $4,834,000 ($.74 per share) in 1995; and $10,864,000 ($1.65 per share) in 1994.

NOTE 3 LONG-TERM DEBT
- --------------------------------------------------------------------------------
Long-term debt consisted of the following (in thousands):


                                                       JUNE 29,     JULY 1,
                                                        1996         1995
                                                       ---------------------
Revolving credit agreement                             $25,500      $21,500
Long-term senior note payable in nine annual
  principal payments of $1,667 beginning
  December 16, 1996 with interest payments
  due semi-annually at a rate of 7.94%                  15,000       15,000
Long-term note payable in quarterly principal
  payments of $195 through March 2001
  with interest payments due quarterly at a
  rate of 9.6%, collateralized                           3,713        4,495
Industrial revenue bonds payable in annual
  principal payments of $300 in 1997;
  $3,900 in 1998; and $200 in 1999
  and 2000 with floating interest rates
  ranging up to 65% of the prime
  interest rate, collateralized                          4,600        4,900
                                                       --------------------
                                                        48,813       45,895
Less amounts due within one year                         2,748        1,082
                                                       --------------------
                                                       $46,065      $44,813
                                                       ====================

                                              THOMASTON MILLS, INC. & SUBSIDIARY

In April 1996, the Company amended its existing revolving credit agreement with a group of banks. The amended revolving credit agreement provides for unsecured borrowings of up to $27,000,000. The interest rate of borrowings under this line is based on the prime interest rate, the London interbank offered rate (LIBOR) or the secondary certificate of deposit (CD) rate. At June 29, 1996, the weighted average interest rate on amounts outstanding under this facility was 6.0%. The Company pays facility fees on the unused portions of the committed credit line. On April 19, 2001 or before, at the Company's option, this revolving credit note may be converted to a five-year note, payable in quarterly installments with interest based on the prime interest rate, LIBOR or the secondary CD rate. The quarterly installments require principal payments on the basis of ten-year amortization with the balance due at the end of five years.

       The industrial revenue bonds are collateralized by property, plant and equipment with a net carrying value of approximately $4,402,000 at June 29, 1996. The debt agreements contain various restrictions relating to, among other things, net working capital, debt to equity ratios, and maintenance of net worth of at least $50,000,000.

       Maturities of long-term debt during the next five years, excluding the revolving credit notes, are $2,748,000 in 1997; $6,348,000 in 1998; $2,648,000
in 1999; $2,648,000 in 2000 and $2,253,000 in 2001.

       Cash payments for interest were $3,377,000, $2,983,000 and $2,327,000 in 1996, 1995 and 1994, respectively. Interest capitalized was $36,000, $38,000, and $541,000 in 1996, 1995 and 1994, respectively.

       The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Based on these analyses, the fair value of the Company's long-term debt does not significantly differ from its carrying value.

NOTE 4 SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------
PREFERRED STOCK

There are 600,000 authorized shares of Preferred Stock ($100 par value), none of which were outstanding at June 29, 1996.

COMMON STOCK

The Class A Common Stock does not have voting rights except to the extent required by law. The Class B Common Stock has full voting rights. Each share of Class A Common Stock is entitled to dividends at least equal to the per share dividends declared on the Class B Common Stock.

STOCK OPTIONS

The Company currently has four stock option plans that provide for the issuance of options to acquire 862,000 shares of Class A Common Stock and 396,600 shares of Class B Common Stock. Options awarded under these plans are granted at the market value at the date of grant and vest at a rate of 20% per year.

Further information relating to the options is as follows:

                                              CLASS A COMMON STOCK              CLASS B COMMON STOCK
                                        ---------------------------------------------------------------
                                                           PRICE RANGE                      PRICE RANGE
                                         SHARES             PER SHARE          SHARES        PER SHARE
- -------------------------------------------------------------------------------------------------------
OUTSTANDING AT JULY 3, 1993              82,200             $ 6 - 16           12,720         $ 6 - 10
 Exercised                               (9,000)            $ 6 - 10           (1,000)        $      6
                                        ---------------------------------------------------------------
OUTSTANDING AT JULY 2, 1994              73,200             $ 6 - 16           11,720         $ 6 - 10
 Granted                                200,000             $     17          120,000         $     18
 Exercised                               (9,000)            $ 6 - 10           (1,000)        $      6
                                        ---------------------------------------------------------------
OUTSTANDING AT JULY 1, 1995             264,200             $ 6 - 17          130,720         $ 6 - 18
 Granted                                185,000             $     17           33,000         $     18
 Exercised                               (8,800)            $ 6 -  9               --               --
 Canceled                               (24,000)            $16 - 17               --               --
                                        ---------------------------------------------------------------
OUTSTANDING AT JUNE 29, 1996            416,400             $ 6 - 17          163,720         $ 6 - 18
                                        ===============================================================
EXERCISABLE AT JUNE 29, 1996            154,800             $ 6 - 17           65,320         $ 6 - 18
                                        ===============================================================

                                              THOMASTON MILLS, INC. & SUBSIDIARY

NOTE 5 INCOME TAXES
- --------------------------------------------------------------------------------
Income tax expense (benefit) consisted of the following (in thousands):

                             1996             1995         1994
                           -------------------------------------
Federal                    $ 1,185          $ 1,620      $ 5,166
State                          225               84          795
Deferred                    (1,093)             256          766
                           -------------------------------------
                           $   317          $ 1,960      $ 6,727
                           =====================================

Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):

                                                          JUNE 29,      JULY 1,
                                                            1996         1995
                                                          ---------------------
Deferred tax liabilities:
  Property, plant and equipment                           $ 7,193       $ 7,460
  Inventory                                                   446           446
                                                          ---------------------
                                                            7,639         7,906

Deferred tax assets:
  Employee and retiree benefit accruals                       755           598
  Alternative minimum tax                                   1,147           511
  Inventory                                                   220           185
  Bad debt allowances                                         162           162
  Other                                                         5             7
                                                          ---------------------
                                                            2,289         1,463
                                                          ---------------------
Net deferred tax liability                                $ 5,350       $ 6,443
                                                          =====================

The reasons for the differences between total tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows (in thousands):

                                                  1996        1995       1994
                                                ------------------------------
Tax at statutory rates                          $   317     $ 1,813    $ 6,103
State income taxes, net of
  Federal tax benefit                                38         112        673
Adjustment of estimated
  liabilities for prior years                       (55)         --         --
Other items                                          17          35        (49)
                                                ------------------------------
                                                $   317     $ 1,960    $ 6,727
                                                ==============================

Cash payments for income taxes were $1,690,000, $2,310,000 and $5,445,000 in 1996, 1995 and 1994, respectively. Refunds were $1,000, $-0- and $5,000 in
1996, 1995 and 1994, respectively.

NOTE 6 PENSION PLANS
- --------------------------------------------------------------------------------
Thomaston Mills, Inc. has noncontributory defined benefit pension plans covering substantially all salaried and hourly employees. Benefits are based on years of service for the hourly plan and the employee's average earnings for the last five calendar years of employment for the salaried plan. The Company's funding policy is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plans' members and to keep the plans actuarially sound. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future.

                                              THOMASTON MILLS, INC. & SUBSIDIARY

A summary of the components of net periodic pension cost is as follows (in thousands):


                                                       1996           1995           1994
                                                     -------------------------------------
Service cost - benefits earned
  during the period                                  $   829        $   739        $   791
Interest cost on projected
  benefit obligation                                   2,432          2,401          2,212
Actual loss (gain) on
  plan assets                                         (4,340)        (3,766)            31
Net amortization and deferral                          2,091          1,686         (2,107)
                                                     -------------------------------------
Total pension expense                                $ 1,012        $ 1,060        $   927
                                                     =====================================

Assumptions used in determining the pension benefit obligation were as follows:

                                                       1996           1995           1994
                                                     -------------------------------------
Weighted-average discount rates                        8.0%           7.5%           8.5%
Rates of increase in compensation levels               5.5%           5.0%           6.5%
Expected long-term rates of return on assets           8.5%           8.5%           8.5%

The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the Company's defined benefit pension plans:

                                                                      JUNE 29,        JULY 1,
                                                                       1996            1995
                                                                      -----------------------
PENSION PLAN NO. 1 (in thousands)
Actuarial present value of benefit obligations:
  Vested benefit obligation                                           $15,041         $15,088
                                                                      =======================

  Accumulated benefit obligation                                      $16,517         $16,603
                                                                      =======================

  Projected benefit obligation                                        $21,514         $20,919
  Plan assets at fair value                                            21,521          19,271
                                                                      -----------------------
  Funded status - projected benefit
    obligation less than (in excess of) plan assets                   $     7         $(1,648)
                                                                      =======================

Comprised of:
  Accrued pension cost                                                $(1,796)        $(1,770)
  Unrecognized net gain                                                 3,504           1,693
  Unrecognized net transition obligation                                 (495)           (573)
  Unrecognized prior service cost                                      (1,206)           (998)
                                                                      -----------------------
                                                                      $     7         $(1,648)
                                                                      =======================

PENSION PLAN NO. 2 (in thousands):
Actuarial present value of benefit obligations:
  Vested benefit obligation                                           $ 9,373         $10,499
                                                                      =======================

  Accumulated benefit obligation                                      $ 9,789         $10,981
                                                                      =======================

  Projected benefit obligation                                        $ 9,789         $10,981
  Plan assets at fair value                                            10,691          10,716
                                                                      -----------------------
  Funded status - projected benefit
    obligation less than (in excess of) plan assets                   $   902         $  (265)
                                                                      =======================

Comprised of:
  Prepaid pension cost                                                $ 1,331         $ 1,483
  Unrecognized net loss                                                  (214)         (1,623)
  Unrecognized prior service cost                                        (691)           (680)
  Unrecognized net asset                                                  476             555
                                                                      -----------------------
                                                                      $   902         $  (265)
                                                                      =======================

                                              THOMASTON MILLS, INC. & SUBSIDIARY

       Substantially all of the plans' assets are invested in corporate and governmental bonds, common stocks, commingled trust investment funds and temporary investments. Assets of the plans included approximately $1,250,000 and $1,500,000 of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at June 29, 1996 and July 1, 1995, respectively.

NOTE 7  OTHER POSTRETIREMENT BENEFITS
- --------------------------------------------------------------------------------
The Company offers a limited number of postretirement benefits, primarily health care, to early retirees, who have satisfied certain minimum service requirements. Statement of Financial Accounting Standards No. 106, which requires accrual accounting for postretirement benefits, was adopted in 1993 and the Company has elected to recognize the transition obligation of such adoption over a period of twenty years.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheets.

Accumulated postretirement benefit obligation (in thousands):

                                                      JUNE 29,      JULY 1,
                                                        1996         1995
                                                      ---------------------
Retirees                                              $   152       $   222
Fully eligible active plan participants                   214           215
Other active plan participants                          1,179         1,054
                                                      ---------------------
Accumulated postretirement benefit obligation           1,545         1,491
Unrecognized net gain                                   1,343         1,378
Unrecognized transition asset                          (2,276)       (2,418)
                                                      ---------------------
Accrued postretirement benefit cost                   $   612       $   451
                                                      =====================

Net periodic postretirement benefit cost for 1996, 1995 and 1994 includes the following components (in thousands):

                                            1996          1995          1994
                                            --------------------------------
Service cost attributed to
  service during the year                   $107          $ 93          $127
Amortization of accumulated
  postretirement benefit obligation          142           142           142
Interest cost on accumulated
  postretirement benefit obligation          116           157           186
Net amortization and deferral                (77)          (78)          (31)
                                            --------------------------------
Net periodic postretirement
  benefit cost                              $288          $314          $424
                                            ================================


Actuarial assumptions used in determining the accumulated postretirement benefit obligation include discount rates of 8.0%, 7.5% and 8.5% for 1996, 1995 and 1994, respectively.

       The health care cost trend rate assumption for 1996 is 6%, decreasing to 5% in 1997 and remaining at that level thereafter. These trend rates reflect the Company's prior experience and management's expectation of future rates. Changing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of June 29, 1996 by approximately $160,000 and the aggregate service and interest cost components of net periodic postretirement benefit cost for 1996 by approximately $25,000.

                                              THOMASTON MILLS, INC. & SUBSIDIARY

NOTE 8  COMMITMENTS
- --------------------------------------------------------------------------------
At June 29, 1996, the Company had commitments for the purchase of machinery and equipment amounting to approximately $3,705,000.

NOTE 9  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
- --------------------------------------------------------------------------------
The Company's unaudited quarterly results of operations for the years ended June 29, 1996 and July 1, 1995 were as follows (in thousands, except per share data):

                                               QUARTER ENDED
                             ---------------------------------------------------
                             JUNE 29,    MARCH 30,   DECEMBER 30,  SEPTEMBER 30,
                               1996        1996          1995          1995
                             ---------------------------------------------------
Net sales                    $81,534      $66,150       $61,385       $68,596
Gross profit                   8,337        4,538         4,141         6,594
Net income                     1,529         (592)         (902)          580
Net income per share             .23         (.09)         (.14)          .09

                                               QUARTER ENDED
                             ---------------------------------------------------
                             JULY 1,      APRIL 1,    DECEMBER 31,   OCTOBER 1,
                              1995          1995          1994         1994
                             ---------------------------------------------------
Net sales                    $74,594      $66,290       $67,051       $68,556
Gross profit                   7,921        7,449         5,423         6,007
Net income                     1,713        1,110            98           452
Net income per share             .26          .17           .02           .07

Adjustments made in the fourth quarter of 1996 increased net income by approximately $132,000 ($.02 per share) and in the fourth quarter of 1995 decreased net income by approximately $212,000 ($.03 per share). The 1996 adjustments related primarily to differences between actual and estimated depreciation expense calculations during the year. The 1995 adjustments related primarily to differences between actual and standard cost used in determining inventory relief and cost of sales during the year.

REPORT OF INDEPENDENT AUDITORS                THOMASTON MILLS, INC. & SUBSIDIARY



       BOARD OF DIRECTORS
       THOMASTON MILLS, INC.


       We have audited the accompanying consolidated balance sheets of Thomaston Mills, Inc. and subsidiary as of June 29, 1996 and July 1, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomaston Mills, Inc. and subsidiary at June 29, 1996 and July 1, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 29, 1996, in conformity with generally accepted accounting principles.

              As discussed in the notes to the financial statements, effective July 3, 1994, the Company changed its method of accounting for certain inventories from FIFO to LIFO.



                                                 /S/ ERNST & YOUNG LLP

       Atlanta, Georgia
       August 9, 1996

                             STATISTICAL SUMMARY

                             ELEVEN YEAR SUMMARY

Thomaston Mills, Inc. and Subsidiary

FISCAL YEARS                                                                      1996             1995             1994
- --------------------------------------------------------------------------------------------------------------------------
OPERATIONS
Thousands of Dollars - for the years ended
Net Sales                                                                       $277,665         $276,491         $279,4??
Income (Loss) before Income Taxes, Extraordinary Item
  and Cumulative Effect of Change in Accounting                                      932            5,333           17,437
Income Taxes                                                                         317            1,960            6,727
Income (Loss) before Extraordinary Item and Cumulative
  Effect of Change in Accounting                                                     615            3,373           10,710
Net Income (Loss)                                                                    615            3,373           10,710
Net Income (Loss) as Percentage of Net Sales                                         .22%            1.22%            3.83%
Cash Dividends                                                                     1,912            1,846            1,733
Depreciation and Amortization                                                     16,331           14,927           12,5??
Capital Expenditures                                                              17,900           19,631           21,999
- --------------------------------------------------------------------------------------------------------------------------
PER SHARE OF COMMON STOCK*
Income (Loss) before Extraordinary Item and Cumulative
  Effect of Change in Accounting                                                $    .09         $    .52         $   1.63
Net Income (Loss)                                                                    .09              .52             1.63
Cash Dividends                                                                     .2925            .2825             .265
Working Capital                                                                    10.89            10.83            10.99
Shareholders' Equity                                                               16.66            16.88            16.58
- --------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION
Thousands of Dollars - at End of Year
Total Assets                                                                    $189,459         $186,323         $179,332
Inventories at Replacement Cost                                                   55,791           52,293           46,825
Less LIFO Reserve                                                                (13,081)         (12,627)         (10,323)
  Inventories at LIFO cost**                                                      42,710           39,666           36,502
Property, Plant and Equipment - Net                                               90,623           88,634           84,000
Working Capital                                                                   71,288           70,734           72,265
Long-Term Debt and Capital Lease Obligations                                      47,551           46,110           41,247
Shareholders' Equity                                                             109,070          110,275          109,028
==========================================================================================================================

*Per share data for years prior to 1992 have been restated to reflect the 2 for 1 stock split effective May 15, 1992 and the 3 for 1 stock split effective June 2, 1988.

**In 1995, the Company changed to the LIFO method of accounting for purchased cloth and yarn - See Note 2 to the Consolidated Financial Statements.

In December 1987, the Financial Accounting Standards Board issued Statement No. 96, "Accounting for Income Taxes." The Company adopted the provisions of the Statement in its 1989 financial statements resulting in a cumulative effect adjustment that increased 1989 net income by $964,900. In 1993, the Company adopted SFAS 109, Accounting for Income Taxes. The effect of the adoption of SFAS 109 was not material to the net results of operations of the Company.

  1993          1992          1991          1990          1989          1988          1987          1986
- ------------------------------------------------------------------------------------------------------------
$277,876      $257,442      $201,538      $199,830      $184,658      $187,405      $171,384      $139,063
  25,668        22,191            15         9,826         4,353        16,853        22,294        (1,047)
  10,093         8,296             6         3,822         1,665         6,262        11,035            --
  15,575        13,895             9         6,004         2,688        10,591        11,259        (1,047)
  15,575        13,895             9         6,004         3,653        10,591        12,542        (1,047)
    5.61%         5.40%          .00%         3.01%         1.98%         5.65%         7.32%         (.75)%
   1,566         1,403         1,373         1,350         1,255         1,031           863           821
  10,911         9,805         9,315         9,454         9,453         8,568         7,624         7,238
  20,348        16,384        12,386        15,167        15,012        14,489         9,451         9,062
- ------------------------------------------------------------------------------------------------------------
$   2.37      $   2.17      $    .00      $    .94      $    .42      $   1.66      $   1.72      $   (.16)
    2.37          2.17           .00           .94           .57          1.66          1.91          (.16)
    .245          .225           .22          .215           .20           .16           .13          .125
    9.58          8.69          6.78           .46          6.84          6.30          5.30          4.83
   15.24         13.07         11.25           .37         10.89         10.51          8.86          7.08
- ------------------------------------------------------------------------------------------------------------
$155,591      $140,411      $115,088      $108,431      $101,276      $ 90,068      $ 83,105      $ 74,773
  44,195        39,696        31,355        36,858        30,760        31,823        25,098        27,417
 (10,072)      (10,181)      (11,840)      (11,833)      (10,036)      (11,071)       (8,476)      (10,104)
  34,123        29,515        19,515        25,025        20,724        20,752        16,622        17,313
  72,596        62,931        55,691        52,272        46,335        40,759        33,936        32,195
  62,820        55,657        42,887        41,503        42,893        39,472        34,830        31,746
  30,520        30,725        24,252        17,711        18,120        10,796         7,175        17,132
  99,947        83,719        71,118        73,010        68,326        65,928        58,200        46,521
============================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF       THOMASTON MILLS, INC. & SUBSIDIARY
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

FISCAL YEAR 1996 COMPARED TO 1995

Fiscal year 1996 sales of $277,665,000 were slightly ahead of fiscal year 1995 sales of $276,491,000. This .4% increase in sales was the result of a .7% increase in average sales price being offset by a .3% decline in the number of units shipped.

        Increases in raw material cost, primarily cotton, averaged 15.7% for fiscal year 1996 as compared to fiscal year 1995. These increased raw material costs in conjunction with decreased manufacturing capacity utilization as a result of less units shipped resulted in cost of goods sold increasing to 91.5% of sales for fiscal year 1996. For fiscal year 1995, cost of goods sold were 90.3% of sales. The Company also granted a general wage increase in the first quarter of fiscal year 1996.

        As a result of the increased raw material costs, lower manufacturing capacity utilization and the fiscal year 1996 general wage increase, the Company's gross profit for fiscal year 1996 declined to 8.5% of sales from a gross profit of 9.7% of sales for fiscal year 1995.

        Selling, general and administrative expenses increased to $19,967,000 or 7.2% of sales for fiscal year 1996 as compared to $18,847,000 or 6.8% of sales for fiscal year 1995. During fiscal year 1996, the Company added sales and marketing personnel in New York and Chicago. These personnel additions, along with expenses associated with the broadening of our Consumer Products customer base, accounted for the bulk of the increase in selling, general and administrative expenses.

        Other income for fiscal year 1996 was $515,000 and $424,000 for fiscal year 1995. This $91,000 increase is primarily the result of higher interest earned on the Company's short-term investments of cash.

        Interest expense increased $182,000 from $3,044,000 in fiscal year 1995 to $3,226,000 in fiscal year 1996. This 6.0% increase was the result of slightly higher interest in conjunction with the Company's increased borrowings under its revolving credit agreement.

        The Company's effective income tax rate for fiscal year 1996 was 34.0% compared to 36.7% for 1995. This decrease can be attributed primarily to favorable results of income tax examinations completed in fiscal year 1996 for tax years through fiscal year 1995.

        Net income for 1996 was $615,000 or $.09 per common share as compared to $3,373,000 or $.52 per common share for fiscal year 1995.

FISCAL YEAR 1995 COMPARED TO 1994

Sales of $276,491,000 for fiscal year 1995 were down 1.1% as compared to fiscal year 1994 sales of $279,479,000. Fewer units sold in the Company's Industrial Products area contributed to this sales decline. Although the product mix average sales value per unit of Industrial Products shipped increased 2.3%, this increase was offset by a 12.2% decline in units shipped. Overall units sold during fiscal year 1995 were 2.1% less than fiscal year 1994 while the product mix average sales value per unit only increased 1.1%.

        Costs of goods sold increased to 90.3% of sales for 1995 as compared to 86.7% of sales in 1994. Cost of sales increased as a result of raw material price increases of 17.1% principally consisting of increases in the cost of cotton, a general wage increase implemented during first quarter fiscal year 1995 and lower capacity utilization due to lower overall units sold.

        Increased cost of goods resulted in gross profit of 9.7% of sales for 1995 as compared to gross profit of 13.3% of sales for 1994.

        Selling, general and administrative expenses were $18,847,000 or 6.8% of sales in fiscal year 1995 and $18,339,000 or 6.6% of sales in fiscal year 1994. The increase of $508,000 can be attributed to the general wage increase granted during first quarter and to increased fiscal year 1995 costs incurred in designing and advertising the Company's products.

        Other income remained relatively constant in fiscal years 1995 and 1994 at $424,000 and $428,000 respectively.

                                              THOMASTON MILLS, INC. & SUBSIDIARY

        Interest expense for 1995 increased $1,158,000 from $1,886,000 in fiscal 1994 to $3,044,000 in fiscal year 1995. This 61.4% increase is a result of interest costs that were capitalized in fiscal year 1994 associated with the new Lakeside comforter and accessory plant and increased borrowing in fiscal year 1995 under the Company's revolving credit agreement.

        The effective income tax rate for fiscal year 1995 was 36.7% compared to 38.6% in 1994. This decrease can be attributed primarily to a lower tax rate on the graduated federal tax schedule. These percentages approximate the statutory income tax rate.

        Net income for 1995 decreased 68.5% to $3,373,000 as compared to $10,710,000 for fiscal year 1994.

LIQUIDITY AND CAPITAL RESOURCES
- --------------------------------------------------------------------------------
The Company continues to maintain a strong financial position. At June 29, 1996, working capital was $71,288,000 as compared to $70,734,000 at July 1, 1995. The ratio of current assets to current liabilities was 3.8:1 at June 29, 1996 and 4.1:1 at July 1, 1995.

        The Company's principal sources of liquidity have been its operating cash flow, capital resources available under the revolving credit agreement and project financing. Cash provided by operating activities was $14,043,000 for fiscal year 1996. The primary use of funds was $17,900,000 in purchases of property, plant and equipment.

        During the second quarter of fiscal year 1995, the Company revised and expanded its revolving credit agreement to provide for unsecured borrowings up to $24,000,000. In April 1996, the Company executed a second amendment which expanded and redated this revolving credit agreement to provide for unsecured borrowings up to $27,000,000. On April 19, 2001 or before, at the Company's option, this revolving credit agreement may be converted to a five-year note.

        In the latter part of fiscal year 1995, the Company placed orders for additional equipment which increased denim production capacity by approximately twenty percent. To finance the expansion of the denim production, the Company on April 5, 1995 entered into an agreement with the Development Authority of Pike County, Georgia to issue $3,700,000 in tax-exempt Industrial Revenue Bonds. The maturity date of the bond issue is April 2005.

        In the fourth quarter of fiscal year 1996, the Company began an expansion of the Lakeside Comforter Plant plus the addition of a new Dye Range. This project will be financed with $18,000,000 in Revenue Bonds issued through the Thomaston-Upson County Industrial Development Authority. The Company has obtained a commitment from a group of banks to purchase these Revenue Bonds. The Bond closing is expected to take place in the latter part of August 1996.

        The Company had capital expenditure commitments at June 29, 1996 for approximately $3,705,000, primarily for machinery and equipment. Management believes that cash provided by operating activities, the revolving credit agreement and the $18,000,000 Revenue Bond Issue will be sufficient to finance capital requirements and operating needs of the Company for fiscal year 1997.

INVENTORIES
- --------------------------------------------------------------------------------
Inventories at June 29, 1996 and July 1, 1995 were $42,710,000 and $39,666,000, respectively. The Company closely monitors inventory levels and, through manufacturing capacity utilization, adjusts these levels in relation to current and forecasted sales. Total inventory turns on an average annualized rate were 5.9 times for fiscal year 1996 and 6.3 times for fiscal year 1995.

        Through July 2, 1994 the Company accounted for the cotton, polyester, labor and overhead components of raw materials, work in process and finished goods inventories at the lower of cost, determined under the LIFO method of accounting, or market. Purchased cloth and yarn and certain supplies inventories were accounted for at the lower of cost, determined under the FIFO method of accounting, or market. Effective with the first day of fiscal year 1995, the Company

                                              THOMASTON MILLS, INC. & SUBSIDIARY





changed to the LIFO method of accounting for purchased cloth and yarn. This change will result in better matching of revenues and expenses and will conform substantially all manufacturing inventories to the LIFO method. The cumulative effect of this change is not determinable. The effect of this change on fiscal year 1995 was to decrease net income by approximately $550,000 ($.08 per share). In connection with this change, the Company conformed the manner of applying the LIFO method for its cotton and polyester inventories to the dollar value method. Management believes the effect of the change to the dollar value method was not significant.

RAW MATERIALS
- --------------------------------------------------------------------------------
The Company's primary raw material is cotton. As a commodity, cotton is traded on established markets and periodically experiences price fluctuations. The Company monitors the cotton market and buys its cotton from brokers. The
Company has not had and does not anticipate any material difficulty in obtaining cotton.

  In order to assure a continuous supply of cotton, the Company enters into cotton purchase contracts for several months in advance of delivery which either provide for (1) fixed quantities to be purchased at a pre-determined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). When the Company sells its product to its customers, the cost of cotton under existing cotton purchase contracts is taken into account in calculating the price for the Company's product. The Company generally attempts to match product sales contracts with fixed price cotton purchase contracts and uses market price cotton contracts to anticipate future needs and subsequent product sales contracts. To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall.

GATT
- --------------------------------------------------------------------------------
In December 1993, 117 countries reached an agreement under the General
Agreement on Tariffs and Trade that would cover new areas of trade, further cut tariffs and strengthen multilateral free-trade rules by creating a World Trade Organization (WTO) as its successor. This agreement was ratified by the United States Congress and went into effect on July 1, 1995. As part of this new agreement, the Multifiber Arrangement (MFA) under which textile and apparel trade had been controlled, will be phased out along with its import quotas over a 10-year period. Tariffs on textiles will be cut by an average of 11.6% over 10 years. A weighted average tariff for products sold by Thomaston Mills, if imported, would be cut by 8.8%. Under the agreement, quotas on the least sensitive import products will be phased out over the first five years and quotas on the most sensitive import products will not be affected until the latter part of the 10-year period.

   The WTO agreement contains some provisions which may have a favorable impact on the textile industry. An assembly rule of origin amendment makes it illegal for a non-WTO member country to assemble garments from pieces cut in a member country and then export the garments as originating in the country where they were cut. Additionally, the agreement preserves the authority of the President of the United States to control imports from non-WTO countries such as Taiwan or China.

   Although the WTO agreement may reduce the cost of certain imported textiles, the Company believes that upgraded technology resulting in increased productivity and lower costs will enable it to compete in a global market.

BACKLOG
- --------------------------------------------------------------------------------
The Company's order backlog at June 29, 1996 was $102.1 million which represents a decrease of 6.1% when compared to the backlog of $108.7 million at July 1, 1995.