Form 10-K405/A, Exhibit 13
period 1997-06-28
THOMASTON MILLS INC
filed 1997-09-29
CIK 97931

                                                                     EXHIBIT 13


Consolidated Balance Sheets
(In thousands, except share data)

                                                                            June 28, 1997           June 29, 1996
                                                                            -------------------------------------
Assets           Current Assets:
                   Cash and cash equivalents                                   $  1,886               $  2,077
                   Trade accounts receivable less allowance of
                      $500 in 1997 and $415 in 1996                              50,140                 50,408
                   Inventories                                                   48,729                 42,710
                   Deferred income taxes                                          1,754                  1,524
                   Prepaid expenses and other current assets                        343                    329
                   Refundable income taxes                                        2,898                     --
                                                                               -------------------------------
                      Total Current Assets                                      105,750                 97,048


                 Property, Plant and Equipment:
                   Land and improvements                                          5,616                  5,501
                   Buildings and improvements                                    48,747                 42,710
                   Machinery, equipment and fixtures                            193,143                185,483
                                                                               -------------------------------
                                                                                247,506                233,694

                   Less allowances for depreciation
                      and amortization                                          158,133                143,071
                                                                               -------------------------------
                                                                                 89,373                 90,623
                 Other assets                                                     2,574                  1,788



                                                                               -------------------------------
                      Total assets                                             $197,697               $189,459
                                                                               ===============================




12 THOMASTON MILLS, INC. & SUBSIDIARY                           FINANCIAL REVIEW

                                                                                           June 28, 1997     JUNE 29, 1996
                                                                                           ----------------------------------
Liabilities and
Shareholders' Equity                         Current Liabilities:
                                               Trade accounts payable                        $ 16,060          $ 15,880
                                               Salaries and wages                               1,359               499
                                               Withholding and payroll taxes                      514               652
                                               Federal and state income taxes                      --               844
                                               Local taxes                                        838               804
                                               Accrued interest                                   331               199
                                               Other current liabilities                        5,873             4,134
                                               Current portion of long-term debt                2,648             2,748
                                                                                             --------------------------
                                             Total current liabilities                         27,623            25,760
                                             Long-term debt, less current portion              62,917            46,065
                                             Capital lease obligations, less current portion    1,100             1,486
                                             Deferred income taxes                              5,757             6,874
                                             Other liabilities                                    839               204


                                             Shareholders' equity:
                                               Class A Common Stock--$1 par; 30,000,000
                                                  shares authorized; 5,620,518 shares
                                                  outstanding including 710,888 treasury
                                                  shares in 1997 and 1996                       5,621             5,621
                                               Class B Common Stock--$1 par; 10,000,000
                                                  shares authorized; 1,873,506 shares
                                                  outstanding including 243,140 treasury
                                                  shares in 1997 and 1996                       1,873             1,873
                                               Additional paid-in capital                       8,904             8,904
                                               Retained earnings                               88,483            98,092
                                                                                             ---------------------------
                                                                                              104,881           114,490
                                               Less treasury stock--at cost                     5,420             5,420
                                                                                             ---------------------------
                                                                                               99,461           109,070
                                                                                             ----------------------------
                                                  Total liabilities and shareholders'equity  $197,697          $189,459
                                                                                             ===========================


See accompanying notes                                                     13

Consolidated Statements of Shareholders' Equity
(In thousands, except share data)

                                            Class A         Class B       Additional
                                            Common          Common         Paid-In      Retained        Treasury
                                            Stock           Stock         Capital       Earnings         Stock            Total
                                           ---------------------------------------------------------------------------------------
  Balance July 2, 1994                     $5,621          $1,873           $8,807      $97,862        $(5,135)           $109,028
  Net income for the year                      --              --               --        3,373             --               3,373
  Cash dividends on common stock,
   $.2825 per share                            --              --               --       (1,846)            --              (1,846)
  Purchase of Class B common stock             --              --               --           --           (392)               (392)
  Exercise of stock options, including
   tax effects                                 --              --               56           --             56                 112
                                           ---------------------------------------------------------------------------------------
  Balance July 1, 1995                      5,621           1,873            8,863       99,389         (5,471)            110,275
  Net income for the year                      --              --               --          615             --                 615
  Cash dividends on common stock,
   $.2925 per share                            --              --               --       (1,912)            --              (1,912)
  Exercise of stock options,
   including tax effects                       --              --               41           --             51                  92
                                           ---------------------------------------------------------------------------------------
  Balance June 29, 1996                     5,621           1,873            8,904       98,092         (5,420)            109,070
  Net loss for the year                        --              --               --       (7,647)            --              (7,647)
  Cash dividends on common stock,
   $.30 per share                              --              --               --       (1,962)            --              (1,962)
                                           ---------------------------------------------------------------------------------------
  Balance June 28, 1997                    $5,621          $1,873           $8,904      $88,483        $(5,420)           $ 99,461
                                           =======================================================================================


See accompanying notes


14  THOMASTON MILLS, INC. & SUBSIDIARY                       FINANCIAL REVIEW

Consolidated Statements of Operations
(In thousands, except share data)

                                              Fifty-two Week      Fifty-two Week         Fifty-two Week
                                               Period ended        Period ended           Period ended
                                               June 28, 1997       June 29, 1996          July 1, 1995
                                              --------------------------------------------------------
   Net sales                                  $      285,958      $      277,665         $     276,491
   Cost of sales                                     273,058             254,055               249,691
                                              --------------------------------------------------------
   Gross profit                                       12,900              23,610                26,800
   Selling, general and
    administrative expenses                           22,304              19,967                18,847
                                              --------------------------------------------------------
   Operating income (loss)                            (9,404)              3,643                 7,953
   Interest expense                                    3,453               3,226                 3,044
   Other income, net                                     453                 515                   424
                                              --------------------------------------------------------
   Income (loss) before income taxes                 (12,404)                932                 5,333
   Provision (benefit) for income taxes               (4,757)                317                 1,960
                                              --------------------------------------------------------
   Net income (loss)                          $       (7,647)     $          615         $       3,373
                                              --------------------------------------------------------
   Average common shares outstanding               6,539,996           6,548,755             6,532,817
                                              --------------------------------------------------------
   Net income (loss) per common share         $        (1.17)     $          .09         $         .52
                                              ========================================================




See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)



                                                                          Fifty-two Week        Fifty-two Week     Fifty-two Week
                                                                           Period ended          Period ended        Period ended
                                                                           June 28, 1997          June 29, 1996      July 1, 1995
                                                                          -------------------------------------------------------
 Operating Activities      Net income (loss)                              $    (7,647)          $         615      $       3,373
                           Adjustments to reconcile net
                             income (loss) to net cash provided by
                             (used in) operating activities:
                               Depreciation and amortization                   17,296                  16,331             14,927
                               Gain on sale of property,
                                plant and equipment                                (7)                    (34)               (40)
                               Deferred income tax
                                 expense (benefit)                             (1,347)                 (1,093)               256
                           Changes in operating assets and
                                liabilities:
                                Accounts receivable                               268                     516              5,233
                                Inventories                                    (6,019)                 (3,044)            (3,163)
                                Prepaid expenses and other
                                  assets                                       (3,698)                   (920)               (19)
                                Accounts payable                                  180                   1,666              1,648
                                Accrued expenses                                2,418                       6               (744)
                                                                          -------------------------------------------------------
                           NET CASH PROVIDED BY OPERATING ACTIVITIES            1,444                  14,043             21,471

Investing Activities       Purchases of property, plant and
                             equipment                                        (16,049)                (18,457)           (19,630)
                           Less capital lease obligations incurred                 --                     557                 --
                                                                          -------------------------------------------------------
                           Cash for property, plant and equipment             (16,049)                (17,900)           (19,630)
                           Use of (additions to) unexpended
                               construction funds                                  --                   3,568             (3,568)
                           Proceeds from sales of property,
                               plant and equipment                                 11                     171                109
                                                                          -------------------------------------------------------
                           NET CASH USED IN INVESTING activities              (16,038)                (14,161)           (23,089)

Financing Activities       Proceeds from revolving lines of
                             credit and long-term debt                         39,500                   7,557             15,200
                           Less capital lease obligations incurred                 --                    (557)                --
                                                                          -------------------------------------------------------
                           Cash proceeds from borrowings                       39,500                   7,000             15,200
                           Principal payments on revolving
                             lines of credit, long-term debt
                             and capital lease obligations                    (23,135)                 (4,529)           (11,022)
                           Purchase of treasury stock                              --                      --               (392)
                           Exercise of stock options                               --                      92                112
                           Cash dividends paid                                 (1,962)                 (1,912)            (1,846)
                                                                          -------------------------------------------------------
                           NET CASH PROVIDED BY FINANCING ACTIVITIES           14,403                     651              2,052
                                                                          -------------------------------------------------------
                           INCREASE (DECREASE) IN CASH
                            AND CASH EQUIVALENTS                                 (191)                    533                434
                           Cash and cash equivalents at
                            beginning of period                                 2,077                   1,544              1,110
                                                                          -------------------------------------------------------
                           Cash and cash equivalents at end
                            of period                                     $     1,886           $       2,077      $       1,544
                                                                          =======================================================



See accompanying notes


16  THOMASTON MILLS, INC. & SUBSIDIARY                       FINANCIAL REVIEW

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 28, 1997

NOTE 1   ACCOUNTING POLICIES

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

         ACCOUNTS RECEIVABLE
         The Company manufactures and sells textile products to companies in diversified industries. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 45 days.

         INVENTORIES
         Inventories are stated at the lower of cost or market. With the exception of certain supplies, which are valued at the first-in, first-out (FIFO) method, inventory cost is determined using the last-in, first-out (LIFO) method.

         COTTON PURCHASE CONTRACTS
         The Company's primary raw material is cotton. As a commodity, cotton is traded on established markets and periodically experiences price fluctuations. In order to assure a continuous supply of cotton the Company enters into cotton purchase contracts for several months in advance of delivery that either provide for (1) fixed quantities to be purchased at a predetermined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall. Any benefit or additional costs incurred as a result of these contracts are deferred and subsequently recognized in income as cost of goods sold in the same period the products are sold to its customers.

         PROPERTY, PLANT AND EQUIPMENT
         Property, plant and equipment is stated on the basis of cost. The Company provides depreciation for financial reporting over the estimated useful lives of fixed assets principally using the straight-line method. The range of useful lives of buildings, improvements, and boilers are 15 - 39 years and production machinery and equipment are 5 - 7 years.

         USE OF ESTIMATES
         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         NEW ACCOUNTING STANDARDS
         Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), was adopted on June 30, 1996. SFAS 121 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets. The adoption of SFAS 121 was not material to the results of operations or financial position.

         In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), was issued which the Company will adopt during the quarter ending December 27, 1997. At that time the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of SFAS 128 on the calculation of earnings per share is not expected to be material.

         STOCK-BASED COMPENSATION PLANS
         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. l23, "Accounting for Stock Based Compensation" (SFAS l23). The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

         REVENUE RECOGNITION
         In general, the Company recognizes revenue on product sales when the units are shipped.

         NET INCOME PER COMMON SHARE
         Net income per common share is based on the weighted average number of shares of common stock outstanding during each year and the potentially dilutive effect of the exercise of stock options.

NOTE 2   INVENTORIES
         Inventories consisted of the following (in thousands):

                                                                                        JUNE 28,     JUNE 29,
                                                                                          1997         1996
                                                                                       ----------------------
         Raw Materieals and supplies                                                   $  9,197      $  9,978
         Work in process                                                                 32,012        21,776
         Finished goods                                                                  22,742        24,037
         LIFO reserve                                                                   (15,222)      (13,081)
                                                                                       ----------------------
                                                                                       $ 48,729      $ 42,710
                                                                                       ======================

         Some of the Company's competitors use the FIFO method of inventory valuation. Had the Company reported its LIFO inventories at values approximating current cost, as would have resulted from using the FIFO method; and had applicable tax rates in l997, 1996 and 1995 been applied to changes in operations resulting therefrom; and had no other assumptions been made as to changes in operations, net income
         (loss) would have been approximately $(6,326,000) or ($.97) per share in 1997, $901,000 or $.14 per share in l996, and $4,834,000 or $.74 per share in 1995.

NOTE 3   LONG-TERM DEBT
         Long-term debt consisted of the following (in thousands):

                                                                                        June 28,          June 29,
                                                                                          1997              1996
                                                                                       --------------------------
         Revolving credit agreement                                                    $ 27,000          $ 25,500
         Long-term senior note payable in nine annual
            principal payments of $1,667 beginning
            December 16, 1996 with interest payments
            due semi-annually at a rate of 7.94%                                        13,333            15,000
         Long-term note payable in quarterly principal
            payments of $195 through March 2001
            with interest payments due quarterly at a
            rate of 9.6%, collateralized                                                 2,931             3,713
         Industrial revenue bonds payable in annual
            principal payments of $201 in 1998;
            $201 in 1999; $5,025 in 2000; $1,500 in 2001;
            $1,500 in 2002 and $13,874 thereafter with
            floating interest rates ranging up
            to 65% of the prime interest rate, collateralized                            22,301             4,600
                                                                                       --------------------------
                                                                                         65,565            48,813
         Less amounts due within one year                                                 2,648             2,748
                                                                                       --------------------------
                                                                                       $ 62,917          $ 46,065
                                                                                       ==========================


18 THOMASTON MILLS, INC. & SUBSIDIARY                     FINANCIAL REVIEW

         In June 1997, the Company amended its existing revolving credit agreement with a group of banks. The amended revolving credit agreement provides for unsecured borrowings of up to $39,000,000. The borrowings available under the agreement are based on the amount of eligible trade accounts receivable, inventory and net fixed assets. At June 28, 1997 the Company had the ability to borrow up to an additional $12,000,000 under the agreement. The interest rate on borrowings under this line is based on the prime interest rate or the London interbank offered rate (LIBOR). At June 28, 1997 the weighted average interest rate on amounts outstanding under this facility was 6.4%. The Company pays facility fees on the unused portions of the committed credit line. On June 27, 2002 or before, at the Company's option, this revolving credit note may be converted to a five-year note, payable in quarterly installments with interest based on the prime interest rate or LIBOR. The quarterly installments require principal payments on the basis of ten-year amortization with the balance due at the end of five years.

         The industrial revenue bonds are collateralized by property, plant and equipment with a net carrying value of approximately $22,559,000 at June 28, 1997. The debt agreements contain various restrictions relating to, among other things, net working capital and debt to equity ratios.

         Maturities of long-term debt during the next five years, excluding the revolving credit notes are $2,648,000 in 1998; $2,648,000 in 1999; $7,472,000 in 2000; $3,752,000 in 2001 and $3,167,000 in 2002.

         Cash payments for interest were $3,775,000, $3,377,000 and $2,983,000 in 1997, 1996 and 1995, respectively. Interest capitalized was $453,000, $36,000 and $38,000 in 1997,1996 and 1995, respectively.

         The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Based on these analyses, the fair value of the Company's long-term debt does not significantly differ from its carrying value.

NOTE 4   SHAREHOLDERS' EQUITY

         PREFERRED STOCK
         There are 600,000 authorized shares of Preferred Stock ($100 par value), none of which were outstanding at June 28, 1997.

         COMMON STOCK
         The Class A Common Stock does not have voting rights except to the extent provided by law. The Class B Common Stock has full voting rights. Each share of Class A Common Stock is entitled to dividends at least equal to the per share dividends declared on the Class B Common Stock.

         STOCK OPTIONS
         The Company currently has four stock option plans that provide for the issuance of options to acquire 862,000 shares of Class A Common Stock and 396,600 shares of Class B Common Stock. Options awarded under these plans are granted at the market value at the date of grant and vest at a rate of 20% per year.

         The Company applies APB 25 and related interpretations in accounting for its employee stock options. In contrast to the intrinsic value based method employed by APB 25, SFAS 123 utilizes a fair value based method. SFAS 123 requires the use of option valuation models for estimating the fair value of options granted. Adoption of the cost recognition requirements of SFAS 123 is optional; however, the pro forma disclosures as if the Standard was adopted in 1996 are required.

         The fair value for these options, in accordance with SFAS 123, was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rates of 6.25%; a dividend yield of 2.50%; volatility factors of the expected market price of the Company's Class A and Class B Common Stock of 0.35; and a weighted average expected life of the options of five years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         If compensation cost for the Company's 1997 and 1996 grants for stock-based compensation plans had been determined on a basis consistent with SFAS 123, the Company's net income (loss) and net income (loss) per share for 1997 and 1996 would approximate the proforma amounts below
         (in thousands, except per share data):

                                               1997                     1996
                                   --------------------------------------------------
                                    AS REPORTED   PROFORMA    AS REPORTED   PROFORMA
                                   --------------------------------------------------
         Net income (loss)          $(7,647)       $(7,921)      $ 615        $ 378
         Net income (loss)
             per share              $ (1.17)       $ (1.21)      $0.09        $0.06

         The effects of applying SFAS 123 in this proforma disclosure may not be indicative of future results. SFAS 123 does not apply to awards prior to fiscal 1996 and additional awards in future years are anticipated.

         A summary of the Company's stock option activity and related information follows:

                                                  FIFTY TWO WEEK        FIFTY-TWO WEEK       FIFTY-TWO WEEK
                                                   PERIOD ENDED          PERIOD ENDED         PERIOD ENDED
                                                  JUNE 28, 1997          JUNE 29, 1996         JULY 1, 1995
                                              -----------------------------------------------------------------
                                                           WEIGHTED                WEIGHTED           WEIGHTED
                                                           AVERAGE                 AVERAGE             AVERAGE
                                                           EXERCISE                EXERCISE            EXERCISE
                                                OPTIONS    PRICE       OPTIONS      PRICE    OPTIONS   PRICE
                                              -----------------------------------------------------------------
         Stock options
           outstanding-
           beginning of year                  580,120     $15.25      394,920      $ 16.29    84,920    $10.82
         Options granted                       39,000      10.50      218,000        13.31   320,000     17.49
         Options exercised                         --         --       (8,800)        9.24   (10,000)     7.90
         Options forfeited                     (8,500)     13.09      (24,000)       16.83        --        --
                                              -----------------------------------------------------------------
         Stock options
           outstanding-
           end of year                        610,620     $14.98      580,120      $ 15.25   394,920    $16.29
                                              =================================================================
         Exercisable at end
           of year                            332,220     $15.11      220,120        14.93   129,320    $13.96
                                              =================================================================
         Weighted-average
           fair value of options
           granted during the year                        $ 3.39                    $ 4.29
                                                          ======                    ======

         The following table summarizes information about stock options at June 28, 1997:

                                 OUTSTANDING STOCK OPTIONS                                EXERCISABLE STOCK OPTIONS
         -----------------------------------------------------------------------        ------------------------------
                                             WEIGHTED-AVERAGE                                           WEIGHTED-
           RANGE OF                            REMAINING        WEIGHTED-AVERAGE                         AVERAGE
         EXERCISE PRICES          SHARES     CONTRACTUAL LIFE    EXERCISE PRICE          SHARES     EXERCISE PRICE
         ----------------------------------------------------------------------         ------------------------------
            $ 6.25                4,000        0.75 years           $ 6.25               4,000            $ 6.25

            $ 9.00 to $ 9.63     38,120        2.25 years           $ 9.16              38,120            $ 9.16

            $ 16.00              16,000        5.17 years           $16.00              16,000            $16.00

            $ 17.25 to $17.88   304,000        7.17 years           $17.50             182,400            $17.50

            $ 13.25 to $13.63   210,000        8.25 years           $13.31              84,000            $13.31

            $10.50               38,500        9.92 years           $10.50               7,700            $10.50

20       THOMASTON MILLS, INC. & SUBSIDIARY                     FINANCIAL REVIEW

NOTE 5   INCOME TAXES
         Income tax expense (benefit) consisted of the following (in thousands):

                                                              1997        1996         1995
                                                            --------------------------------
         Federal                                            $(2,903)     $1,185      $ 1,620
         State                                                 (507)        225           84
         Deferred                                            (1,347)     (1,093)         256
                                                            --------------------------------
                                                            $(4,757)     $  317      $ 1,960
                                                            ================================

         Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):

                                                                         JUNE 28,    JUNE 29,
                                                                           1997       1996
                                                                         -------------------
         Deferred tax liabilities:
            Property, plant and equipment                                $6,437      $ 7,193
            Inventory                                                       446          446
                                                                         -------------------
                                                                          6,883        7,639
         Deferred tax assets:
            Employee and retiree benefit accruals                           884          755
            Alternative minimum tax                                       1,147        1,147
            Inventory                                                       475          220
            Bad debt allowances                                             195          162
            Other                                                           179            5
                                                                         -------------------
                                                                          2,880        2,289
                                                                         -------------------
         Net deferred tax liability                                      $4,003      $ 5,350
                                                                         ===================

         The reasons for the differences between total tax expense (benefit) and the amount computed by applying the statutory Federal income tax rate to income (loss) before income taxes were as follows (in thousands):

                                                             1997         1996         1995
                                                            -------------------------------
         Tax at statutory rates                             $(4,217)     $ 317       $ 1,813
         State income taxes, net of
           Federal tax benefit                                 (491)        38           112
         Adjustment of estimated
           liabilities for prior years                            -        (55)            -
         Other items                                            (49)        17            35
                                                            -------------------------------
                                                            $(4,757)     $ 317       S 1,960
                                                            ================================

         Cash payments for income taxes were $330,000, $1,690,000 and $2,310,000 in 1997, 1996 and 1995, respectively


NOTE 6   PENSION PLANS
         Thomaston Mills, Inc. has noncontributory defined benefit pension plans covering substantially all employees. Benefits are based on the employee's average earnings for the last five full calendar years of employment for Pension Plan No. 1 For Pension Plan No. 2, benefits are based on years of service. The Company's funding policy is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plans' members and to keep the plans actuarially sound. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future.

         A summary of the components of net periodic pension cost is as follows (in thousands):

                                                                             1997             1996             1995
                                                                           ----------------------------------------
         Service cost - benefits earned during the period                  $  793          $   829          $   739
         Interest cost on projected benefit obligation                      2,496            2,432            2,401
         Actual gain on plan assets                                        (5,339)          (4,340)          (3,766)
         Net amortization and deferral                                      2,745            2,091            1,686
                                                                           ----------------------------------------
         Total pension expense                                             $  695          $ 1,012          $ 1,060
                                                                           ========================================

         Assumptions used in determining the pension benefit obligation were as follows:

                                                                             1997             1996             1995
                                                                           ----------------------------------------

         Weighted-average discount rates                                   8.0%            8.0%             7.5%
         Rates of increase in compensation levels                          5.0%            5.5%             5.0%
         Expected long-term rates of return on assets                      8.5%            8.5%             8.5%

         The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the Company's defined benefit pension plans:

                                                                                        JUNE 28,           JUNE 29,
         Pension Plan No. 1 (in thousands):                                               1997               1996
                                                                                        ---------------------------
         Actuarial present value of benefit obligations:
             Vested benefit obligation                                                  $16,093            $ 15,041
                                                                                        ===========================
             Accumulated benefit obligation                                             $17,524            $ 16,517
                                                                                        ===========================
             Projected benefit obligation                                               $21,989            $ 21,514
             Plan assets at fair value                                                   23,941              21,521
                                                                                        ---------------------------
             Funded status- projected benefit
               obligation less than plan assets                                         $ 1,952            $      7
                                                                                        ===========================
         Comprised of:
             Accrued pension cost                                                       $(1,947)           $ (1,796)
             Unrecognized net gain                                                        5,445               3,504
             Unrecognized net transition obligation                                        (419)               (495)
             Unrecognized prior service cost                                             (1,127)             (1,206)
                                                                                        ---------------------------
         Pension Plan No. 2 (in thousands):                                             $ 1,952            $      7
                                                                                        ===========================
         Actuarial present value of benefit obligations:
             Vested benefit obligation                                                  $ 9,425            $  9,373
                                                                                        ===========================
             Accumulated benefit obligation                                             $ 9,894            $  9,789
                                                                                        ===========================
             Projected benefit obligation                                               $ 9,894            $  9,789
             Plan assets at fair value                                                   12,424              10,691
                                                                                        ---------------------------
             Funded status - projected benefit
               obligation less then plan assets                                         $ 2,530            $    902
                                                                                        ===========================
         Comprised of:
             Prepaid pension cost                                                       $ 1,672            $  1,331
             Unrecognized net gain (loss)                                                 1,055                (214)
             Unrecognized prior service cost                                               (593)               (691)
             Unrecognized net asset                                                         396                 476
                                                                                        ---------------------------
                                                                                        $ 2,530            $    902
                                                                                        ===========================

         Substantially all of the plans' assets are invested in corporate and governmental bonds, common stocks, commingled trust investment funds and temporary investments. Assets of the plans included approximately $1,025,000 and $1,250,000 of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at June 28, 1997 end June 29, 1996, respectively. The plans held 120,166 shares of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at June 28, 1997. These shares earned approximately $36,000 in dividends during the year.

22       THOMASTON MILLS, INC. & SUBSIDIARY                     FINANCIAL REVIEW

NOTE 7   OTHER POSTRETIREMENT BENEFITS
         The Company offers a limited number of postretirement benefits, primarily health care, to early retirees who have satisfied certain minimum service requirements. Statement of Financial Accounting Standards No. 106, which requires accrual accounting for postretirement benefits, was adopted in 1993 and the Company has elected to recognize the transition obligation of such adoption over a period of twenty years.

         The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheets.


                                                                                          JUNE 28,        JUNE 29,
         Accumulated postretirement benefit obligation (in thousands):                      1997            1996
                                                                                          ------------------------
         Retirees                                                                          $  168           $  152
         Fully eligible active plan participants                                              283              214
         Other active plan participants                                                     1,588            1,179
                                                                                          ------------------------
         Accumulated postretirement benefit obligation                                      2,039            1,545
         Unrecognized net gain                                                              1,008            1,343
         Unrecognized transition asset                                                     (2,134)          (2,276)
                                                                                          ------------------------
         Accrued postretirement benefit cost                                               $  913           $  612
                                                                                          ========================

         Net periodic postretirement benefit cost includes the following components (in thousands):

                                                                             1997          1996             1995
                                                                            --------------------------------------
         Service cost attributed to
             service during the year                                        $ 131          $  107           $   93
         Amortization of accumulated
             postretirement benefit obligation                                142             142              142
         Interest cost on accumulated
             postretirement benefit obligation                                155             116              157
         Net amortization and deferral                                        (54)            (77)             (78)
                                                                            --------------------------------------
         Net periodic postretirement
             benefit cost                                                   $ 374          $  288           $  314
                                                                            ======================================

         Actuarial assumptions used in determining the accumulated postretirement benefit obligation include a discount rate of 8.0%,8.0%, and 7.5% for 1997, 1996 and 1995, respectively.
                The health care cost trend rate assumption for 1997 is 5.0%, and remaining at that level thereafter. These trend rates reflect the Company's prior experience and management's expectation of future rates. Changing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of June 28, 1997 by approximately $210,000 and the aggregate service and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $31,000.

NOTE 8   COMMITMENTS
         At June 28, 1997, the Company had commitments for the purchase of machinery and equipment amounting to approximately $4,317,000.
                The Company leases building facilities under an operating lease. At June 28, 1997, future minimum lease payments for the operating lease are $640,000 in 1998; $734,000 in 1999; $756,000 in 2000; $793,000 in
         2001; $830,000 in 2002 and $7,372,000 thereafter.

NOTE 9   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
         The Company's unaudited quarterly results of operations for the years ended June 28, 1997 and June 29, 1996 are as follows (in thousands, except per share data):

                                                                 QUARTER ENDED
                                           ---------------------------------------------------------------
                                           JUNE 28,      MARCH 29,        DECEMBER 28,       SEPTEMBER 28,
                                             1997          1997              1996                1996
                                           ---------------------------------------------------------------
         Net sales                         $78,143       $70,730            $68,172            $68,913
         Gross profit                          897         3,285              4,654              4,064
         Net loss                           (3,909)       (1,855)              (692)            (1,191)
         Net loss per share                  (0.60)        (0.28)             (0.11)             (0.18)


                                                                 QUARTER ENDED
                                           ---------------------------------------------------------------
                                           JUNE 29,      MARCH 30,        DECEMBER 30,       SEPTEMBER 30,
                                             1996          1996              1995                1995
                                           ---------------------------------------------------------------
         Net sales                         $ 81,534      $66,150            $ 61,385           $68,596
         Gross profit                         8,337        4,538               4,141             6,594
         Net income (loss)                    1,529         (592)               (902)              580
         Net income (loss) per share            .23         (.09)               (.14)              .09

         Adjustments made in the fourth quarter of 1997 decreased the net loss by approximately $489,000 ($.07 per share) and in the fourth quarter of 1996 decreased net income by approximately $132,000 ($.02 per share). The 1997 adjustments related primarily to differences between actual and estimated depreciation expense calculations and to LIFO inventory quantities at year end being different from original projections. The 1996 adjustments related primarily to differences between actual and estimated depreciation expense calculations during the year.

REPORT OF INDEPENDENT AUDITORS

         BOARD OF DIRECTORS

         THOMASTON MILLS, INC.

         We have audited the accompanying consolidated balance sheets of Thomaston Mills, Inc. and subsidiary as of June 28, 1997 and June
         29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
                We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomaston Mills, Inc. and subsidiary at June 28, 1997 and June 29, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 28, 1997, in conformity with generally accepted accounting principles.

                              Ernst & Young LLP

         Atlanta, Georgia
         August 11, 1997

24       THOMASTON MILLS, INC. & SUBSIDIARY                    FINANCIAL REVIEW