Form 10-K405/A, Exhibit 13
period 1998-06-27
THOMASTON MILLS INC
filed 1998-09-28
CIK 97931

                                                                     EXHIBIT 13

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                 JUNE 27, 1998  JUNE 28, 1997
                                                 -------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                         $  1,122      $   1,886
  Trade accounts receivable less allowance of
    $871 in 1998 and $500 in 1997                     46,268         50,140
  Inventories                                         46,585         48,229
  Deferred income taxes                                5,016          1,754
  Prepaid expenses and other current assets            1,089            343
  Refundable income taxes                              2,727          2,898
                                                    --------       --------
     Total current assets                            102,807        105,250

Property, Plant and Equipment:
  Land and improvements                                5,737          5,616
  Buildings and improvements                          48,844         48,747
  Machinery, equipment and fixtures                  196,578        193,143
                                                    --------       --------
                                                     251,159        247,506

  Less allowances for depreciation
    and amortization                                 168,336        158,133
                                                    --------       --------
                                                      82,823         89,373

Other assets                                           4,536          4,238
                                                    --------       --------

      Total assets                                  $190,166       $198,861
                                                    ========       ========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                               June 27, 1998       June 28, 1997
                                               -------------       -------------
Current Liabilities:
  Trade accounts payable.....................     $ 11,805           $ 16,060
  Salaries and wages.........................        1,302              1,359
  Withholding and payroll taxes..............          958                514
  Local taxes................................          878                838
  Accrued interest...........................          356                331
  Other current liabilities..................        4,607              5,373
  Current portion of long-term debt..........        2,648              2,648
                                                  --------            -------
Total current liabilities....................       22,554             27,123

Long-term debt, less current portion.........       72,268             62,917
Capital lease obligations, less
  current portion............................        1,361              1,100
Deferred income taxes........................        4,907              5,757
Other liabilities............................        2,861              2,503

Shareholders' equity:
  Class A Common Stock - $1 par; 30,000,000
    shares authorized; 5,620,518 shares
    outstanding including 710,838 treasury
    shares in 1998 and 710,888 in 1997.......        5,621              5,621
  Class B Common Stock - $1 par; 10,000,000
    shares authorized; 1,873,506 shares
    outstanding including 243,140 treasury
    shares in 1998 and 1997..................        1,873              1,873
  Additional paid-in capital.................        8,904              8,904
  Retained earnings..........................       75,237             88,483
                                                  --------           --------
                                                    91,635            104,881
  Less treasury stock -- at cost.............        5,420              5,420
                                                  --------           --------
                                                    86,215             99,461
                                                  --------           --------
      Total liabilities and shareholders'
        equity...............................     $190,166           $198,861
                                                  ========           ========

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (In thousands, except share data)

                                                 CLASS A     CLASS B     ADDITIONAL
                                                 COMMON      COMMON       PAID-IN       RETAINED      TREASURY
                                                  STOCK       STOCK       CAPITAL       EARNINGS       STOCK          TOTAL
                                                 -------     -------     ----------     --------     --------       ---------
BALANCE JULY 1, 1995..........................   $5,621     $1,873      $8,863          $ 99,389     $(5,471)      $110,275
Net income for the year.......................       --         --          --               615          --            615
Cash dividends on common stock,
  $.2925 per share............................       --         --          --            (1,912)         --         (1,912)
Exercise of stock options,
  including tax effects.......................       --         --          41                --          51             92
                                                 ------     ------      ------          --------     -------       --------
BALANCE JUNE 29, 1996.........................    5,621      1,873       8,904            98,092      (5,420)       109,070
Net loss for the year.........................       --         --          --            (7,647)         --         (7,647)
Cash dividends on common stock,
  $.30 per share..............................       --         --          --            (1,962)         --         (1,962)
                                                 ------     ------      ------         ---------     -------       --------
BALANCE JUNE 28, 1997.........................    5,621      1,873       8,904            88,483      (5,420)        99,461
Net loss for the year.........................       --         --          --           (11,529)         --        (11,529)
Cash dividends on common stock,
  $.2625 per share............................       --         --          --            (1,717)         --         (1,717)
                                                 ------     ------      ------         ---------     -------       --------
BALANCE JUNE 27, 1998.........................   $5,621     $1,873      $8,904         $  75,237     $(5,420)      $ 86,215
                                                 ======     ======      ======         =========     =======       ========

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (In thousands, except share data)


                                              Fifty-two Week          Fifty-two Week          Fifty-two Week
                                               Period ended            Period ended            Period ended
                                              June 27, 1998           June 28, 1997           June 29, 1996
                                            --------------------------------------------------------------
Net sales                                      $  280,730             $  285,958              $  277,665
Cost of sales                                     273,675                273,058                 254,055
                                            --------------------------------------------------------------

Gross profit                                        7,055                 12,900                  23,610
Selling, general and
  administrative expenses                          20,141                 22,304                  19,967
                                            --------------------------------------------------------------
Operating income (loss)                           (13,086)                (9,404)                  3,643

Interest expense                                    5,147                  3,453                   3,226
Other income, net                                     374                    453                     515
                                            --------------------------------------------------------------
Income (loss) before income taxes                 (17,859)               (12,404)                    932

Provision (benefit) for income taxes               (6,330)                (4,757)                    317
                                            --------------------------------------------------------------
Net income (loss)                              $ (11,529)             $   (7,647)             $      615
                                            ==============================================================
Weighted average number of shares:
  Basic                                         6,540,020              6,539,996               6,537,635
  Effect of dilutive securities --
     employee stock options                            --                     --                  11,397
                                            --------------------------------------------------------------
  Diluted                                       6,540,020              6,539,996               6,548,635
                                            ==============================================================

Basic and diluted net
  income (loss) per share                      $    (1.76)            $    (1.17)             $      .09
                                            ==============================================================

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)


                                                                    Fifty-two Week      Fifty-two Week     Fifty-two Week
                                                                     Period ended        Period ended       Period ended
                                                                    June 27, 1998       June 28, 1997      June 29, 1996
                                                                  ------------------------------------------------------
OPERATING ACTIVITIES     Net income (loss)                            $(11,529)           $ (7,647)           $    615
                         Adjustments to reconcile net
                           income (loss) to net cash provided
                           by operating activities:
                             Depreciation and amortization              16,878              17,296              16,331
                             Gain on sale of property,
                               plant and equipment                         (63)                 (7)                (34)
                             Deferred income tax
                               (benefit)                                (4,602)             (1,347)             (1,093)
                         Changes in operating assets and
                           liabilities:
                             Accounts receivable                         3,872                 268                 516
                             Inventories                                 1,644              (5,519)             (3,044)
                             Prepaid expenses and other
                               assets                                     (383)             (4,031)               (768)
                             Accounts payable                           (4,255)                180               1,666
                             Accrued expenses                               59               2,251                (146)
                                                                  ------------------------------------------------------
                         NET CASH PROVIDED BY OPERATING
                           ACTIVITIES                                    1,621               1,444              14,043

INVESTING ACTIVITIES     Purchases of property, plant and
                           equipment                                   (10,334)            (16,049)            (18,457)
                         Less capital lease obligations incurred           664                  --                 557
                                                                  ------------------------------------------------------
                         Cash for property, plant and
                           equipment                                   (9,670)             (16,049)            (17,900)
                         Use of unexpended construction
                           funds                                           --                   --               3,568
                         Proceeds from sales of property,
                           plant and equipment                             68                   11                 171
                                                                  ------------------------------------------------------
                         NET CASH USED IN INVESTING
                           ACTIVITIES                                  (9,602)             (16,038)            (14,161)

FINANCING ACTIVITIES     Proceeds from revolving lines of
                           credit and long-term debt                   12,664               39,500               7,557
                         Less capital lease obligations
                           incurred                                     (664)                  --                (557)
                                                                  ------------------------------------------------------
                         Cash proceeds from borrowings                12,000                39,500               7,000
                         Principal payments on revolving
                           lines of credit, long-term debt
                           and capital lease obligations              (3,066)              (23,135)             (4,529)
                         Exercise of stock options                        --                    --                  92
                         Cash dividends paid                          (1,717)               (1,962)             (1,912)
                                                                  ------------------------------------------------------
                         NET CASH PROVIDED BY FINANCING
                           ACTIVITIES                                  7,217                14,403                 651
                                                                  ------------------------------------------------------
                         (DECREASE) INCREASE IN CASH AND
                           CASH EQUIVALENTS                             (764)                 (191)                533
                         Cash and cash equivalents at
                           beginning of period                         1,886                 2,077               1,544
                                                                  ------------------------------------------------------
                         Cash and cash equivalents at
                           end of period                            $  1,122              $  1,886            $  2,077

                                                                 =======================================================


                             See accompanying notes

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares outstanding. Diluted net income (loss) per share includes the dilutive effect of stock options. Options to purchase common stock equivalent shares of 647,221, 534,066 and 502,296 for 1998, 1997 and 1996, respectively, were not included in the computation of diluted net income (loss) per share because there was a net loss and/or the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.