Form 10-K405, Exhibit 13
period 1999-07-03
THOMASTON MILLS INC
filed 1999-10-01
CIK 97931

Thomaston Mills 1999 Annual Report

THE FIRST

100

YEARS

1899 - 1999

TO OUR SHAREHOLDERS

[PHOTO]

Neil H. Hightower

President & Chief Executive Officer

      Thomaston Mills’ 100th year of operations was one of the most challenging in the Company’s history. The business environment for U.S. textile companies has changed dramatically the last few years. We have been moving rapidly into a truly global market with NAFTA and the WTO reducing quotas and tariffs on imported products. This, coupled with the Asian financial crisis, has brought a flood of imported garments, fabrics and yarn. To address this situation, the decision was made to exit the sales yarn and denim businesses. The performance of these two businesses had been unsatisfactory for several years, and the prospects for improvement in these areas does not look promising. These changes brought about the announcement to close the Thomaston Division and Pike Division on June 11, 1999. These plants ceased operations in August 1999.

      The year just ended was obviously a year of transition. Sales for the year, including discontinued operations, were $221,152,000, compared to $280,730,000 the year before. The sales decline occurred in all areas of the Company, but the denim and sales yarn areas were impacted by the announcement to exit these businesses. Going forward, the Company will concentrate on consumer products and piece dyed apparel fabrics.

      Our consumer products operations, starting with bale opening, carding, spinning, weaving, finishing, and sewing in the Lakeside Plant, are some of the most modern and competitive in the industry. Our piece dyed apparel business will utilize state-of-the-art preparation and dyeing at the Finishing Division. The piece dyed fabrics quality is quite good, and the Company has become a preferred supplier of these products with several customers.

      The Company took a charge for discontinued operations in 1999 of $24.5 million. This charge includes severance pay for the 700 employees leaving the Company by September 1, 1999. It also covers all other expected losses associated with closing and discontinuing the denim and sales yarn businesses including a non-cash writedown of assets.

Organization Changes

[PHOTO]

George H. Hightower, Jr.

Executive Vice President and
President of the Apparel Fabrics Division

     The Company had a major reorganization this past year. First of all, H. Stewart Davis was named President of the Consumer Products Division and will remain Executive Vice President of the corporation. George H. Hightower, Jr. was named President of the Apparel Fabrics Division and will also remain Executive Vice President of the corporation. Robert B. Dale was employed and named Vice President, Consumer Products Sales. William C. James was named Vice President, Consumer Products Operations. This new organization is working well to better focus the organization along customer and product lines.

      As part of the reorganization and downsizing, we are saying goodbye to approximately 700 fine, dedicated people. We are sensitive to the impact this change is having on these individuals and the communities where we operate. Our Human Resource Department is working hard to help place these people in new jobs. The Georgia State Department of Labor has also been very helpful in this process.

      William H. Hightower, Jr. has asked that he not be nominated for election as a director. At age 87, he felt it was time to retire from the Board. His insight on the industry and Company will be missed. He has been associated with Thomaston Mills for over 65 years and served as chief executive officer from 1972 to 1982.

Raw Material

      Last fiscal year, government funds ran out to support the Step 2 Cotton Competitiveness Program. This caused U.S. mills to process higher priced cotton fiber than our foreign competition. A very large cotton crop is forecast for this year, and New York futures are significantly lower than last year. A bill is before Congress to reinstate the Step 2 Competitiveness Program. We expect this program to be very beneficial to U.S. mills when competitiveness payments are reinstated. Polyester prices are also lower than they were this time last year.

Capital Investments

      The Company spent $4.0 million last fiscal year on capital improvements. Most of these funds were spent on additional automation for consumer products sewing and improvements to the Peerless Division Weave Room for consumer products. Capital investments were much lower than normal last year for obvious reasons. The Company is in position to throttle back on these capital improvements because of heavy expenditures over the last several years. From 1993 through fiscal 1999, the Company invested over $109 million in new plant and equipment. Thomaston Mills is very modern compared to the rest of the industry.

[PHOTO]

H. Stewart Davis

Executive Vice President and
President of the Consumer Products Division

Supply Chain Management

      Last year the Company made substantial investments in a new supply chain management system and personnel. The objective has been to make Thomaston Mills second to none in customer service while simultaneously making the Company more efficient in the use of inventory. Inventories were reduced $6.2 million during the fiscal year, and there was a significant improvement in on time deliveries. We expect this trend to continue in both the Consumer Products area and the Apparel Fabrics area.

Outlook

      Thomaston Mills has gone through a tremendous amount of change the last year. The Company is now smaller but focused on markets with a future. The restructuring of the Company was done to make the Company stronger and ultimately more profitable. In looking ahead, we feel the real benefit of these changes will start to show up in the second half of the current fiscal year.

Sincerely,

/s/ NEIL H. HIGHTOWER _________________________________________ Neil H. Hightower
President and Chief Executive Officer

September 1, 1999

FIVE YEAR SUMMARY

THOMASTON MILLS, INC. AND SUBSIDIARY

Fiscal Years	1999	1998	1997	1996	1995

Operations:
Thousands of Dollars — for the years ended

Net sales	$168,353	$199,314	$195,124	$176,017	$176,004

Income (loss) from continuing operations before income taxes (benefit)	(20,840)	(13,634)	(9,313)	2,188	7,925

Income taxes (benefit) from continuing operations	(3,539)	(4,833)	(3,572)	(101)	1,007

Income (loss) from continuing operations	(17,301)	(8,801)	(5,741)	(216)	1,734

Income (loss) from discontinued operations	(24,469)	(2,728)	(1,906)	831	1,639

Net income (loss)	(41,770)	(11,529)	(7,647)	615	3,373

Net income (loss) from continuing operations as percentage of net sales	(10.28)%	(4.42)%	(2.94)%	(.12)%	(.99)%

Cash dividends	245	1,717	1,962	1,912	1,846

Depreciation and amortization	16,708	16,878	17,296	16,331	14,927

Capital expenditures	4,038	10,334	16,049	17,900	19,631

Per Share of Common Stock:

Income (loss) from continuing operations — basic	$(2.65)	$(1.34)	$(.88)	$(.03)	$.27

Income (loss)from continuing operations — diluted	(2.65)	(1.34)	(.88)	(.03)	.26

Income (loss) from discontinued operations — basic	(3.74)	(.42)	(.29)	.12	.25

Income (loss) from discontinued operations — diluted	(3.74)	(.42)	(.29)	.12	.25

Net income (loss) — basic	(6.39)	(1.76)	(1.17)	.09	.52

Net income (loss) — diluted	(6.39)	(1.76)	(1.17)	.09	.51

Cash dividends	.0375	.2625	.3000	.2925	.2825

Shareholders’ equity	6.76	13.18	15.21	16.68	16.88

Financial Condition:
Thousands of Dollars — at end of year

Total assets	$148,421	$188,435	$197,197	$189,459	$186,323

Inventories at replacement cost	49,362	58,725	63,451	55,791	52,293

Less LIFO reserve	(8,991)	(12,140)	(15,222)	(13,081)	(12,627)

Inventories at LIFO cost(*)	40,371	46,585	48,229	42,710	39,666

Property, plant and equipment — net	51,660	82,823	89,373	90,623	88,634

Working capital	41,779	80,253	78,127	71,288	70,734

Long-term debt and capital lease obligations	67,659	73,629	64,017	47,551	46,110

Shareholders’ equity	44,200	86,215	99,461	109,070	110,275

(*)	In 1995, the Company changed to the LIFO method of accounting for purchased cloth and yarn.

1999 Product Mix Including Discontinued Operations

[GRAPH]

1999 Product Mix From Continuing Operations

[GRAPH]

THE FIRST 100 YEARS

      Thomaston Mills, Inc. was chartered as Thomaston Cotton Mills on December 2, 1899. On these pages, we have highlighted some of the milestones in the Company’s history which cover the first 100 years.

[PHOTO]

      The original Thomaston Division plant was constructed in 1900. In 1915, Mill Number Two was added and Mill Number Three was added in 1917.

[PHOTO]

      Pictured are three members of the Hightower family who served as chief executive officer of the Company — William H. Hightower (center) 1936-1947; Robert E. Hightower, Jr. (left) from 1947-1952 and Julian T. Hightower 1952-1972.

[PHOTO]

      Thomaston’s shuttle looms (shown) were eventually replaced with today’s shuttleless weaving machines.

1899

      In December a group of investors, under the leadership of Robert E. Hightower and R.A. Mathews, chartered Thomaston Cotton Mills in Thomaston, Georgia.

1900

      When completed, the original plant had two stories and was 75 feet by 200 feet. The mill’s 100 workers produced sheeting, with weaving done on the first floor and carding and spinning on the second.

1901

      A contract with the James E. Reynolds Company of New York stipulated they would be the sole distributor of the Thomaston products, selling them on a commission basis.

1915

      A series of expansions of the original mill took place from 1906 through 1910. Business remained good; and Mill Number Two was added in 1915.

1917

      Mill Number Three was added and its 25,000 spindles were dedicated to making a loosely woven fabric, which served as a base for the rubber exterior of automobile tires.

1919

      Peerless Mill was chartered for wide sheeting production of sheets and pillowcases.

1924

      In 1924, Thomaston Cotton Mills chartered the Bleachery as a separate operation to bleach and finish products produced by the mills owned by Thomaston Cotton Mills and for other mills in the South.

1932

      A mill in Griffin, Georgia, was purchased, renovated and modernized. The Griffin Plant was turned into an efficient plant, capable of yielding fine combed yarns, broadcloths, and other combed yarn woven fabrics.

[PHOTO]

      An aerial photograph, taken in the late 1940s, shows the Thomaston (foreground), Peerless (middle, right) and Finishing (middle, left) divisions.

[PHOTO]

      William H. Hightower, Jr. was Thomaston’s chief executive officer 1972-1982 and George H. Hightower, Sr. served 1982-1986.

[PHOTO]

      Many of the intermediate mill operations were replaced through the Company’s modernization programs begun in 1946.

1936

      It was decided in 1936, after surviving six very trying Depression years, the time had come to modernize the mills in order to bring them to peak efficiency.

1938

      In 1938, the necessary paperwork was drawn up to create a single company  — Thomaston Cotton Mills — with four divisions: Thomaston, Griffin, Peerless, and the Bleachery. This more accurately reflected the Company’s strength and presence in the industry.

1946

      After WWII, from 1946 through 1960, Thomaston conducted a modernization program that replaced almost every piece of equipment with state-of-the-art machinery.

1968

      A decision was made to bring to an end the nearly 50-year-old selling agreement between Thomaston and J.P. Stevens. Thomaston Mills began to take charge of all of its sales.

[PHOTO]

      Thomaston now uses state-of-the-art air jet technology in its weaving operations.

[PHOTO]

      The Company manufactures and markets bedding and accessories under the Thomaston® label.

1970

      In the Spring of 1970, Thomaston Mills introduced its initial line of patterned sheets under the brand name “Thomaston American Mood Prints.” Solid colored sheets and heavy corded bedspreads were soon added to the mix.

1977

      Thomaston was far-sighted enough to establish an Export Department in 1977. Today, our products are very well accepted abroad and have been for years.

1980

      In December 1980, the contract was signed for the construction of a new $12 million dollar weaving plant in Pike County, one mile south of Zebulon, Georgia.

1986

      During the mid-eighties, yarn customers not only required just-in-time delivery, they also preferred purchasing yarn with the cost of transportation built into the price. To meet these needs, the Company established its own over-the-road-trucking fleet.

1988

      Thomaston became a trend-setter in 1988, introducing the bed ensemble concept of offering complete sets of coordinated bedding, which is now a standard throughout the industry and accounts for about 50% of all bedding sold today.

      On March 1, 1988, the Company’s Class A non-voting stock and Class B voting stock were first listed on NASDAQ, which allowed the stock to be traded on the open market.

[PHOTO]

      The Lakeside Plant was built in 1993 and expanded in 1997-98. This division houses the comforter and accessory sewing operations as well as the home furnishings distribution center.

[PHOTO]

      The dye range, installed in 1998, enables the Company to offer a greater variety of fabric widths and finishes.

1993

      In 1993, the Lakeside Plant, a $15 million, 242,000-square-foot facility, was built to handle the Company’s sewing operations.

1998

      Another major technological improvement was the addition of an $8 million dye range, the length of a football field, which automatically replenishes dye baths and monitors product quality.

      All yarn production was transferred from the Griffin facility to Thomaston, and the Griffin facility was closed.

1999

      To enhance profitability and future growth potential, the Company discontinued its Denim and Industrial Yarn divisions, which have been unprofitable in recent years.

CONSOLIDATED BALANCE SHEETS

	July 3, 1999	June 27, 1998

	(In thousands,
	except share data)

ASSETS

Current assets:

Cash and cash equivalents	$353	$1,122

Trade accounts receivable less allowance of $950 in 1999 and $871 in 1998	35,237	46,268

Inventories	40,371	46,585

Deferred income taxes	—	5,016

Prepaid expenses and other current assets	1,038	1,089

Refundable income taxes	—	2,727

Total current assets	76,999	102,807

Property, plant and equipment:

Land and improvements	4,546	5,737

Buildings and improvements	38,170	48,844

Machinery, equipment and fixtures	123,623	196,578

	166,339	251,159

Less allowances for depreciation and amortization	114,679	168,336

	51,660	82,823

Assets held for sale	10,709	—

Deferred income taxes	3,116	—

Other assets	5,937	2,805

Total assets	$148,421	$188,435

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Trade accounts payable	$17,950	$11,805

Salaries and wages	674	1,302

Withholding and payroll taxes	303	958

Local taxes	801	878

Accrued interest	672	356

Other current liabilities	5,287	4,607

Current portion of long-term debt	4,000	2,648

Reserve for discontinued operations	5,533	—

Total current liabilities	35,220	22,554

Long-term debt, less current portion	66,696	72,268

Capital lease obligations, less current portion	963	1,361

Deferred income taxes	—	4,907

Other liabilities	1,342	1,130

Shareholders’ equity:

Class A Common Stock — $1 par; 30,000,000 shares authorized; 5,620,518 shares outstanding including 710,838 treasury shares in 1999 and 1998	5,621	5,621

Class B Common Stock — $1 par; 10,000,000 shares authorized; 1,873,506 shares outstanding including 243,140 treasury shares in 1999 and 1998	1,873	1,873

Additional paid-in capital	8,904	8,904

Retained earnings	33,222	75,237

	49,620	91,635

Less treasury stock — at cost	5,420	5,420

	44,200	86,215

Total liabilities and shareholders’ equity	$148,421	$188,435

See accompanying notes

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Class A	Class B	Additional
	Common	Common	Paid-in	Retained	Treasury
	Stock	Stock	Capital	Earnings	Stock	Total

	(In thousands, except share data)

Balance June 29, 1996	$5,621	$1,873	$8,904	$98,092	$(5,420)	$109,070

Net loss for the year	—	—	—	(7,647)	—	(7,647)

Cash dividends on common stock, $.30 per share	—	—	—	(1,962)	—	(1,962)

Balance June 28, 1997	5,621	1,873	8,904	88,483	(5,420)	99,461

Net loss for the year	—	—	—	(11,529)	—	(11,529)

Cash dividends on common stock, $.2625 per share	—	—	—	(1,717)	—	(1,717)

Balance June 27, 1998	5,621	1,873	8,904	75,237	(5,420)	86,215

Net loss for the year	—	—	—	(41,770)	—	(41,770)

Cash dividends on common stock, $.0375 per share	—	—	—	(245)	—	(245)

Balance July 3, 1999	$5,621	$1,873	$8,904	$33,222	$(5,420)	$44,200

See accompanying notes

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fifty-three Week	Fifty-two Week	Fifty-two Week
	Period ended	Period ended	Period ended
	July 3, 1999	June 27, 1998	June 28, 1997

	(In thousands, except share data)

Net sales	$168,353	$199,314	$195,124

Cost of sales	166,260	192,598	184,839

Gross profit	2,093	6,716	10,285

Selling, general and administrative expenses	16,491	15,577	16,598

Operating loss	(14,398)	(8,861)	(6,313)

Interest expense	7,366	5,147	3,453

Amortization of credit agreement fees	2,023	—	—

Other income, net	2,947	374	453

Loss from continuing operations before income tax benefit	(20,840)	(13,634)	(9,313)

Benefit for income taxes	(3,539)	(4,833)	(3,572)

Loss from continuing operations	(17,301)	(8,801)	(5,741)

Discontinued operations:

Loss from discontinued operations	(11,801)	(2,728)	(1,906)

Loss on disposal of discontinued operations including losses during the phase out period	(12,668)	—	—

	(24,469)	(2,728)	(1,906)

Net loss	$(41,770)	$(11,529)	$(7,647)

Weighted average number of basic and diluted shares	6,540,020	6,540,020	6,539,996

Basic and diluted net loss per share:

Continuing operations	$(2.65)	$(1.34)	$(.88)

Discontinued operations	(3.74)	(.42)	(.29)

Net loss	$(6.39)	$(1.76)	$(1.17)

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fifty-three Week	Fifty-two Week	Fifty-two Week
	Period ended	Period ended	Period ended
	July 3, 1999	June 27, 1998	June 28, 1997

	(In thousands)

Operating activities:

Net loss	$(41,770)	$(11,529)	$(7,647)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	16,708	16,878	17,296

Gain on sales of property, plant and equipment	(2,854)	(63)	(7)

Deferred income tax benefit	(3,007)	(4,112)	(1,347)

Write-down of assets held for sale	9,627	—	—

Changes in operating assets and liabilities:

Trade accounts receivable	11,031	3,872	268

Inventories	6,214	1,644	(5,519)

Prepaid expenses and other assets	(2,377)	(806)	(3,698)

Accounts payable	6,145	(4,255)	180

Accrued expenses and other current liabilities	(152)	(8)	1,918

Reserve for discontinued operations	5,533	—	—

Net cash provided by operating activities	5,098	1,621	1,444

Investing activities:

Purchases of property, plant and equipment	(4,038)	(10,334)	(16,049)

Less capital lease obligations incurred	—	664	—

Cash used for property, plant and equipment	(4,038)	(9,670)	(16,049)

Proceeds from sales of property, plant and equipment	3,034	68	11

Net cash used in investing activities	(1,004)	(9,602)	(16,038)

Financing activities:

Proceeds from revolving lines of credit and long-term debt	10,765	12,664	39,500

Less capital lease obligations incurred	—	(664)	—

Cash proceeds from borrowings	10,765	12,000	39,500

Principal payments on revolving lines of credit, long-term debt and capital lease obligations	(15,383)	(3,066)	(23,135)

Cash dividends paid	(245)	(1,717)	(1,962)

Net cash provided by (used in) financing activities	(4,863)	7,217	14,403

Decrease in cash and cash equivalents	(769)	(764)	(191)

Cash and cash equivalents at beginning of period	1,122	1,886	2,077

Cash and cash equivalents at end of period	$353	$1,122	$1,886

See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 3, 1999

Note  1.  Accounting Policies

Description of Business

      Thomaston Mills, Inc. and Subsidiary, (the “Company”) manufactures and markets home furnishing fabrics including sheets, pillowcases, comforters and related accessories as well as fabrics which are sold to other manufacturers of home furnishings. The Company also dyes and finishes fabric for casual and career apparel which is marketed to clothing manufacturers. These products are marketed both domestically and internationally.

Management Plans

      The Company reported a net loss of $41,770,000 for the fiscal year ended July 3, 1999 including a loss of $24,469,000 relating to discontinued operations. This compares to net losses of $11,529,000 and $7,647,000 in the fiscal years ended June 27, 1998 and June 28, 1997 which include losses of $2,728,000 and $1,906,000, respectively, relating to discontinued operations.

      In the fourth quarter of fiscal 1999, the Company began a comprehensive restructuring of the Company’s operations and businesses focusing on enhancing the Company’s operations which are believed to present the best future profitability and growth potential. Upon completing the assessment of various strategic alternatives, the Company concluded discontinuing the Company’s denim and industrial yarn operations, which have been unprofitable in recent years, was in the best interest of the Company. See Note 2 for a further discussion of discontinued operations.

      The Company has concluded that it will focus on the manufacturing and marketing of home furnishing as well as dyeing and finishing fabrics for casual and career apparel. The Company believes these operations offer the most viable opportunity for improving future profitability. The Company has initiated a personnel and operational realignment of these businesses to improve their future profit margins.

      On July 27, 1999, the Company entered into a new Loan and Security Agreement and repaid a portion of its existing borrowings as discussed in Note 4.

      The Company believes the initiatives discussed above, along with other measures to improve operations, will result in improved operating margins and future profitability; however, such plans require management to make estimates and assumptions regarding future operations. Actual results could differ from those estimates.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents

      The Company defines cash equivalents as all highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash

      Restricted cash represents funds held on deposit with a bank pursuant to a debt agreement. These amounts, aggregating $2,045,000 at July 3, 1999, are classified as “other assets” for financial statement purposes, and on July 27, 1999 were used to repay outstanding borrowings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable

      The Company manufactures and sells its products to companies in diversified industries. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Receivables generally are due within 45 days.

Inventories

      Inventories are stated at the lower of cost or market. With the exception of certain supplies, which are valued at the first-in, first-out (FIFO) method, inventory cost is determined using the last-in, first-out (LIFO) method. The Company uses the LIFO method of inventory valuation because it results in a better matching of current costs and revenues.

Assets Held for Sale

      Assets held for sale represent real estate and equipment the Company has decided to dispose of. These assets are recorded at the lower of cost or net realizable value as required by Statement of Financial Accounting Standards, (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” or Accounting Principle Board Opinion, (APB) No. 30, “Reporting the Results of Operations Discontinued Events and Extraordinary Items,” as appropriate.

Cotton Purchase Contracts

      The Company’s primary raw material is cotton. Cotton is traded on established markets and periodically experiences price fluctuations. In order to assure a continuous supply of cotton, the Company enters into cotton purchase contracts for several months in advance of delivery that either provide for (1) fixed quantities to be purchased at a predetermined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall. Any benefit or additional costs incurred as a result of these contracts are deferred and subsequently recognized in operations as cost of goods sold in the same period the products are sold to its customers.

Revenue Recognition

      In general, the Company recognizes revenue on product sales when the units are shipped.

Net Loss Per Share

      Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding. Common equivalent shares of 880,503,647,221 and 534,066 for 1999, 1998 and 1997, respectively, were not included in the computation of net loss per share because there was a net loss and/or the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Standards

      In 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and for Hedging Activities.” SFAS No. 133, which is effective for fiscal quarters beginning after June 15, 2000, will provide a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes “special accounting” for the different types of hedges. Though the accounting treatment and criteria for each type of hedge is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the hedge criteria are included in earnings in the same period of the change. The Company plans to adopt SFAS No. 133 in fiscal year 2001, but has not yet completed its analysis of the impact, if any, SFAS No. 133 may have on its consolidated financial statements.

Stock-Based Compensation Plans

      The Company has elected to follow APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for its employee stock options and adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock Based Compensation”. The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

Property, Plant and Equipment

      Property, plant and equipment is stated on the basis of cost. The Company provides depreciation for financial reporting over the estimated useful lives of fixed assets principally using the straight-line method. The range of useful lives of buildings, improvements and boilers are 15 — 39 years and production machinery, equipment and fixtures are 3 — 11 years.

Fair Values of Financial Instruments

      The Company’s financial instruments consist of cash and cash equivalents, trade accounts receivable, trade accounts payable and long-term debt. These financial instruments are stated at cost which approximates fair value.

Reclassifications

      Certain reclassifications were made to the 1998 consolidated financial statements in order to conform to the 1999 presentation.

Note  2.  Discontinued Operations

      In June 1999, the Company made the decision to discontinue the denim and industrial yarn operations which have been unprofitable in recent years. These operations have been treated as discontinued operations in the July 3, 1999 and prior consolidated financial statements.

      The pre-tax loss on the disposal of these operations is $12,668,000 which includes approximately $3,216,000 for operating results through the expected date of closing. This loss provides for the write-down of assets (consisting principally of trade accounts receivable, inventory and property, plant and equipment) to their net realizable values and accruals for anticipated losses and costs (consisting principally of losses on cotton contracts and severance expenses). A valuation allowance has been established to offset the estimated tax benefits. Management closed these operations on September 1, 1999.

      Discontinued operations include management’s best estimates of the amounts expected to be realized from the assets and future operations. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The results of operations prior to the measurement date for the denim and industrial yarn businesses have been classified as loss from discontinued operations as follows:

	July 3,	June 27,	June 28,
Year ended	1999	1998	1997

	(In thousands)

Revenues	$48,550	$81,416	$90,834

Cost of sales	55,040	81,077	88,219

Gross profit (loss)	(6,490)	339	2,615

Other expenses, net	5,311	4,564	5,706

Loss before income tax benefit	(11,801)	(4,225)	(3,091)

Income tax (benefit)	—	(1,497)	(1,185)

Loss from discontinued operations	$(11,801)	$(2,728)	$(1,906)

      The assets of the discontinued operations at July 3, 1999 are as follows (in thousands):

Trade accounts receivable	$8,195

Inventories	9,022

Assets held for sale	9,554

$26,771

Note  3.  Inventories

      Inventories consisted of the following (in thousands):

	July 3,	June 27,
	1999	1998

Raw materials and supplies	$5,304	$7,569

Work in process	24,245	29,525

Finished goods	19,813	21,631

LIFO reserve	(8,991)	(12,140)

	$40,371	$46,585

      During 1999, the Company recorded a decrement in the LIFO reserve as a result of a reduction in inventory quantities. The effect of this decrement was to decrease the net loss by $3,149,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note  4.  Long-Term Debt

      Long-term debt consisted of the following (in thousands):

	July 3,	June 27,
	1999	1998

Revolving credit agreement	$41,308	$39,000

Senior note payable in nine annual principal payments of $1,667 beginning December 16, 1996 with interest payments due semi-annually at a rate of 7.94%	10,000	11,666

Note payable in quarterly principal payments of $195 through March 2001 with interest payments due quarterly at a rate of 9.6%, collateralized	—	2,150

Industrial revenue bonds payable with floating interest rates ranging up to 65% of the prime interest rate, collateralized	19,388	22,100

	70,696	74,916

Less amounts due within one year(1)	4,000	2,648

	$66,696	$72,268

(1)	Amounts due within one year have been determined based on the agreements discussed below.

      On July 27, 1999, the Company entered into a Loan and Security Agreement (the Loan Agreement) which provides for borrowing as follows:

•	Revolving advances equal to the lesser of $70,000,000 or a specified percentage of certain accounts receivable and inventory as defined in the Loan Agreement. At July 27, 1999, $29,911,000 was outstanding and $12,314,000 was available for borrowing under the revolving advances provisions. The revolving advances bear interest at the Reference Rate plus 1% or the Euro-Dollar Rate plus 3.25%. The revolving advances are payable on July 27, 2004 and provide for an early termination penalty as specified in the Loan Agreement.

•	Tranche A Term Loan of $20,000,000 is payable in monthly installments of $333,333 beginning August 1, 1999 and bears interest at the Reference Rate plus 1.75% or the Euro-Dollar Rate plus 3.75%.

•	Tranche B Term Loan of $5,000,000 is due July 23, 2004 and bears interest at 18.5%, of which 15% is payable currently and 3.5% per annum is payable on the maturity date.

      Borrowings under this Loan Agreement were used to reduce the existing Credit and Security Agreement to $15,000,000 as discussed below and to repay the senior notes payable and industrial revenue bonds.

      On July 27, 1999, the Company entered into an Amended and Restated Credit and Security Agreement (the Credit Agreement) which reduced the existing borrowings to $15,000,000. Interest is accrued at a rate of 15%, increasing at the rate of 1% per month, to a rate of 20% effective January 1, 2000. Interest is payable at the Euro-Dollar Rate plus 3.5% or the Base Rate plus 1.5%. The difference in the interest accrued and the interest paid is added to the balance of the borrowings. Borrowings under the Credit Agreement are due July 27, 2004, unless repaid prior to that date. In connection with the Credit Agreement, the Company issued to the lenders warrants to purchase 10% of the fully diluted Class A and Class B common shares (approximately 742,000 shares at July 27, 1999) as defined, for nominal consideration. The warrants are exercisable after December 31, 1999 through December 31, 2004. If the Company repays the $15,000,000 loan prior to December 31, 1999, the lenders will cancel the warrants and forgive the difference of the interest accrued and the interest paid above 15%.

      Borrowings under the Loan Agreement and the Credit Agreement are secured by all assets and properties of the Company. The Loan Agreement and the Credit Agreement contain various restrictions relating to, among other things, maintaining a certain level of tangible net worth, attainment of certain amounts of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings before interest, taxes, depreciation and amortization and restrictions on capital expenditures and the payment of dividends.

      Maturities of debt during the next five years based on the July 27, 1999 loan agreements are $4,000,000 in 2000, $4,000,000 in 2001, $4,000,000 in 2002, $4,000,000 in 2003, and $4,000,000 in 2004 and $49,911,000 thereafter.

      Cash payments for interest were $6,655,000, $5,122,000 and $3,775,000 in 1999, 1998 and 1997, respectively. Interest capitalized was $0 in 1999, $0 in 1998, and $453,000 in 1997, respectively.

      The fair value of the Company’s long term debt is estimated to approximate its carrying amount based on the variable nature of their interest rates.

Note  5.  Shareholders’ Equity

Preferred Stock

      There are 600,000 authorized shares of Preferred Stock ($100 par value), none of which were outstanding at July 3, 1999.

Common Stock

      The Class A Common Stock does not have voting rights except to the extent provided by law. The Class B Common Stock has full voting rights. Each share of Class A Common Stock is entitled to dividends at least equal to the per share dividends declared on the Class B Common Stock.

Stock Options

      The Company currently has four stock option plans which provide for the issuance of options to acquire 801,988 shares of Class A Common Stock and 368,020 shares of Class B Common Stock. Options awarded under these plans are granted at market value on the date of grant and vest at a rate of 20% per year.

      The Company applies APB 25 and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for these stock option plans. If compensation expense for the stock option plans had been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS 123, the Company’s net loss, basic and diluted net loss per share would have been as follows (in thousands, except per share data):

Year ended	1999	1998	1997

Net (loss)

As reported	$(41,770)	$(11,529)	$(7,647)

Pro forma	$(42,158)	$(11,702)	$(7,921)
Basic and diluted net (loss) per share

As reported	$(6.39)	$(1.76)	$(1.17)

Pro forma	$(6.45)	$(1.79)	$(1.21)

      The fair value for these options, in accordance with SFAS 123, was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rates of 5.69%, 5.38%, and 6.25%; a dividend yield of 1.06%, 3.00% and 2.50%, volatility factors of the expected market price of the Company’s Class A Common Stock of 0.38, 0.35, 0.35; and Class B Common Stock of 0.00, 0.33 and 0.35; and a weighted average expected life of the options of five years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS 123 in the above pro forma disclosure may not be indicative of future results.

      A summary of the Company’s stock option activity and related information follows:

	Fifty-three Week		Fifty-two Week		Fifty-two Week
	Period ended		Period ended		Period ended
	July 3, 1999		June 27, 1998		June 28, 1997

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Stock options outstanding at beginning of year	906,840	$12.74	610,620	$14.98	580,120	$15.25

Options granted	5,000	4.15	343,420	8.59	39,000	10.50

Options exercised	—	—	(50)	8.50	—	—

Options expired	—	—	(4,000)	6.25	—	—

Options forfeited	(58,750)	11.39	(43,150)	12.07	(8,500)	13.09

Stock options outstanding at end of year	853,090	$12.78	906,840	$12.74	610,620	$14.98

Exercisable at end of year	619,719	$14.10	485,534	$14.41	332,220	$15.11

Weighted-average fair value of options granted during the year		$1.59		$2.51		$3.39

      The following table summarizes information about stock options at July 3, 1999:

Outstanding Stock Options
				Exercisable Stock Options
		Weighted-Average
		Remaining	Weighted-Average		Weighted-Average
Range of Exercise Prices	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$9.00 to $9.63	28,520	.18 years	$9.21	28,520	$9.21

16.00	16,000	3.13 years	16.00	16,000	16.00

17.25 to 17.88	288,000	5.12 years	17.51	288,000	17.51

13.25 to 13.63	174,800	6.18 years	13.32	142,400	13.32

10.50	32,800	7.90 years	10.50	19,680	10.50

8.50 to 9.00	291,970	8.32 years	8.64	117,719	8.64

8.50	8,000	8.83 years	8.50	3,200	8.50

7.50	8,000	8.92 years	7.50	3,200	7.50

4.25	4,500	9.17 years	4.25	900	4.25

3.25	500	9.28 years	3.25	100	3.25

Note  6.  Income Taxes

      Income tax (benefit) from continuing and discontinued operations consisted of the following (in thousands):

	1999	1998	1997

Federal	$(533)	$(2,042)	$(2,903)

State	—	(176)	(507)

Deferred	(17,817)	(4,112)	(1,347)

Change in valuation reserve	14,811	—	—

	$(3,539)	$(6,330)	$(4,757)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred income tax liabilities and assets were as follows (in thousands):

	July 3,	June 27,
	1999	1998

Deferred income tax liabilities:

Property, plant and equipment	$5,109	$5,801

Inventory	446	446

Employee and retiree benefits	254	107

Other	67	—

Total deferred income tax liabilities	5,876	6,354

Deferred income tax assets:

Employee and retiree benefits	1,379	963

Alternative minimum tax	284	284

Inventory	668	1,241

Reserve for discontinued operations	2,158	—

Operating loss carryforward	14,866	3,393

Bad debt allowances	195	340

Property plant and equipment	3,764	—

Other	489	242

Total deferred income tax assets	23,803	6,463

Valuation reserve	(14,811)	—

Net deferred income tax asset	$3,116	$109

      At July 3, 1999, the Company had net operating loss carryforwards (NOL’s) of approximately $38,100,000 for income tax purposes. If not utilized, $8,700,000 of such carryforwards will begin expiring in the year 2013, while $29,400,000 of such carryforwards will begin expiring in the year 2019.

      The reasons for the differences between total income tax expense (benefit) and the amount computed by applying the statutory Federal income tax rate to loss before income taxes were as follows (in thousands):

	1999	1998	1997

Benefit at statutory rates	$(15,405)	$(6,072)	$(4,217)

State income tax benefit, net of Federal tax benefit	(2,321)	(371)	(491)

Change in valuation reserve	14,811	—	—

Adjustment of estimated tax liabilities for prior years	(533)	157	—

Other items	(91)	(44)	(49)

	$(3,539)	$(6,330)	$(4,757)

      Cash payments for income taxes were $56,000, $13,000, and $330,000 in 1999, 1998 and 1997, respectively. Income tax refunds were $3,316,000, $2,402,000 and $-0-in 1999, 1998 and 1997, respectively.

Note  7.  Pension Plans

      The Company has noncontributory defined benefit pension plans covering substantially all employees. Benefits are based on the employee’s average earnings for the last five full calendar years of employment for Pension Plan No. 1. For Pension Plan No. 2, benefits are based on years of service. The Company’s funding policy is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plans’ members and to keep the plans actuarially sound. Contributions are intended to provide, not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company offers a limited number of postretirement benefits, primarily health care, to early retirees who have satisfied certain minimum service requirements. SFAS No. 106, which requires accrual accounting for postretirement benefits, was adopted in 1993, and the Company has elected to recognize the transition obligation of such adoption over a period of twenty years.

      Summarized information on the Company’s pension and other postretirement benefits is as follows (in thousands):

			Other Postretirement
	Pension Benefits		Benefits

	1999	1998	1999	1998

Reconciliation of benefit obligation:

Net benefit obligation at beginning of year	$37,110	$33,288	$1,739	$1,898

Service cost	885	791	137	137

Interest cost	2,589	2,644	127	158

Plan participants’ contributions	—	—	130	116

Actual gain (loss)	(3,638)	2,679	(34)	(328)

Benefits paid	(2,411)	(2,292)	(203)	(242)

Net benefit obligation at end of year	34,535	37,110	1,896	1,739

Reconciliation of fair value of plan assets:

Fair value of plan assets at beginning of year	41,065	36,366

Actual return on plan assets	2,621	6,098

Employer contributions	333	893

Gross benefits paid	(2,411)	(2,292)

Fair value of plan assets at end of year	41,608	41,065

Funded status

Funded status at end of year	7,073	3,955	(1,896)	(1,739)

Unrecognized net actuarial gain	(9,030)	(6,392)	(1,371)	(1,415)

Unamortized prior service cost	1,923	2,163	—	—

Unrecognized net transition obligation	26	23	1,850	1,992

Net amount recognized at end of year	$(8)	$(251)	$(1,417)	$(1,162)

      The amounts recognized in the consolidated balance sheets consist of (in thousands):

			Other
			Postretirement
	Pension Benefits		Benefits

	1999	1998	1999	1998

Prepaid benefit cost	2,409	2,006	—	—

Accrued benefit cost	(2,417)	(2,257)	(1,417)	(1,162)

Additional minimum liability	—	(38)	—	—

Intangible asset	—	38	—	—

Net amount recognized at end of year	(8)	(251)	(1,417)	(1,162)

Weighted-average assumptions as of June 30:

Discount rate	7.75%	7.00%	7.75%	7.00%

Expected return on plan assets	8.50%	8.50%	—	—

Rate of compensation increase	3.00%	3.00%	3.00%	3.00%

Health care cost trend on covered charges	—	—	4.75%	4.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amounts shown below represent the components of the net periodic benefit cost (in thousands):

	Pension Benefits

	1999	1998	1997

Service cost	$885	$791	$820

Interest cost	2,589	2,644	2,561

Expected return on plan assets	(3,422)	(3,003)	(2,679)

Amortization of unrecognized amounts:

Transition (asset)	(2)	(2)	(2)

Prior service cost	241	241	224

Actuarial (gain)	(200)	(197)	(90)

Benefit cost	$91	$474	$834

	Other Postretirement Benefits

	1999	1998	1997

Service cost	$137	$137	$130

Interest cost	127	158	155
Amortization of unrecognized amounts

Transition liability	142	142	142

Actuarial (gain)	(79)	(62)	(53)

Benefit cost	$327	$375	$374

      The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate would have the following effects (in thousands):

Effect of a one percentage point increase in assumed health care cost trend:

on total service and interest cost components	$26

on postretirement benefit obligation	171

Effect of one percentage point decrease in assumed health care trend:

on total service and interest cost components	(23)

on postretirement benefit obligation	(151)

      Substantially all of the plans’ assets are invested in corporate and governmental bonds, common stocks, co-mingled trust investment funds and temporary investments. Assets of the plans included approximately $257,000 and $709,000 of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at July 3, 1999 and June 27, 1998, respectively. The plans held 120,166 shares of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at July 3, 1999. These shares earned approximately $5,000 in dividends during the year.

Note  8.  Commitments

      The Company leases building facilities under an operating lease. The lease payments under the lease increase periodically as stipulated in the lease agreement. At July 3, 1999, future minimum lease payments for the operating lease are $756,000 in 2000; $793,000 in 2001; $830,000 in 2002; $830,000 in 2003, $830,000 in 2004 and $5,712,000 thereafter.

Note  9.  Segment Information

      The Company has two reportable segments in its continuing operations: Consumer Products and Apparel Fabrics. Each reportable segment is organized around product similarities. The Consumer Products segment manufactures and sells a complete line of muslin, percale and 250-count products for the bedroom, including fashion-coordinated bedding sets and comforters marketed under the Thomaston label and offers home

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

furnishing fabrics for sell to other manufacturers of home furnishings. The Apparel Fabrics line is directed toward dyeing and finishing heavier fabrics such as twill and other value-added fabrics.

      The profit performance measure for the Company’s segments is defined as Internal EBIT (earnings before interest and taxes). The aggregate of Internal EBIT for the reportable segments differs from the Company’s consolidated earnings before interest and taxes by costs that are deemed to be non-operating in nature. Assets measured in each reportable segment include long-lived assets and inventories at current cost and trade accounts receivables.

      Allocations of corporate general and administrative expenses are used in the determination of segment profit performance; however, assets of the corporate departments are not used in the segment asset performance measurement.

		Net Sales		Profit Performance
	1999	1998	1997	1999	1998	1997

Reportable segments:

Consumer products	107,032	130,050	138,492	(9,540)	(6,489)	(7,389)

Apparel fabrics	61,321	69,264	56,632	(4,858)	(2,372)	1,076

Segment total	168,353	199,314	195,124	(14,398)	(8,861)	(6,313)

Interest expense				7,366	5,147	3,453

Other non-segment (income)				(924)	(374)	(453)

Consolidated (loss) before taxes from continuing operations				(20,840)	(13,634)	(9,313)

	Capital Expenditures			Depreciation and Amortization
	1999	1998	1997	1999	1998	1997

Reportable segments:

Consumer products	2,586	6,202	9,038	10,384	7,169	6,797

Apparel fabrics	598	1,458	5,687	3,014	5,003	5,414
Discontinued operations	854	2,010	1,324	3,310	4,706	5,085

Total continuing operations	4,038	9,670	16,049	16,708	16,878	17,296

Assets Used in Performance Measurement

	1999	1998

Reportable segments:

Consumer products	79,649	90,246

Apparel fabrics	29,648	36,280

Assets in performance measurement	109,297	126,526

Assets not in segment measurements:

Other operating assets	12,353	14,492

Assets of discontinued operations	26,771	47,417

Total consolidated assets	148,421	188,435

      Net sales to one customer were 11% of the Company’s consolidated net sales in 1999, inclusive of sales from both continuing and discontinued operations. Net sales to a single customer in fiscal year 1998 and 1997 did not exceed 10% of consolidated net sales. Substantially all of the Company’s sales were to domestic customers and all assets are domestically based for the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note  10.  Quarterly Results of Operations (Unaudited)

      During the fourth quarter of 1999, the Company discontinued its denim and industrial yarn operations. As a result, the Company recognized $14,918,000 ($3.55 per share) in the fourth quarter due to losses on disposal of discontinued operations including losses during the phase out period. See Note 2 for details.

      Adjustments made in the fourth quarter of 1999, excluding the discontinued operations increased the net loss by approximately $1,060,000 ($.16 per share) and in the fourth quarter of 1998 decreased the net loss by approximately $1,514,000 ($0.23 per share). The 1999 adjustments related primarily to LIFO inventory quantities at year-end being different from original projections and changes in the estimates of certain accruals. The 1998 adjustments related primarily to differences between actual and estimated pension expense, additional inventory reserves, including the Fabrication division and LIFO inventory quantities at year end being different from original projections.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Thomaston Mills, Inc.

      We have audited the accompanying consolidated balance sheets of Thomaston Mills, Inc. and Subsidiary as of July 3, 1999 and June 27, 1998, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended July 3, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomaston Mills, Inc. and Subsidiary at July 3, 1999 and June 27, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 3, 1999, in conformity with generally accepted accounting principles.

Ernst & Young, LLP

Atlanta, Georgia

August 23, 1999

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      In the fourth quarter of fiscal 1999, the Company began a comprehensive restructuring of the Company’s operations and businesses with a view towards enhancing and focusing on the Company’s operations which are believed to present the best future profitability and growth potential. As a result of completing the assessment of various strategic alternatives, the Company concluded that discontinuing the Company’s denim and industrial yarn operations, which have been unprofitable in recent years, was in the best interest of the Company. In conjunction with the exit of these businesses, the Company’s balance sheet includes assets held for sale in the amount of $9,554,000. Proceeds from the sale of these assets will be applied against outstanding term loan obligations.

      The Company has concluded that it will focus on the manufacturing and marketing of home furnishing as well as dyeing and finishing fabrics for casual and career apparel. The Company believes that these operations offer the most viable opportunity for improving future profitability. The Company has initiated a personnel and operational realignment of these businesses to improve their future profit margins.

Results of Operations

  Fiscal Year 1999 Compared to 1998

      In the fourth quarter of 1999, Thomaston Mills made the decision to discontinue the denim and industrial yarn operations. These operations have been unprofitable in recent years and management believed they offered limited upside potential. As a result of these actions, the Company reported a loss from discontinued operations of $24,469,000 which included losses from the discontinued businesses of $11,801,000 and an estimated loss on disposal of $12,668,000. The estimated loss on disposal of these operations includes approximately $3,216,000 for operating results from the date of the decision to dispose of the business (June 1999) through the date of closing (August 1999).The loss on disposal also provides for write-down of assets (consisting principally of trade accounts receivable, inventory and property, plant and equipment) to their net realizable values and accrue for anticipated losses and costs (consisting principally of losses on cotton contracts and severance expenses). A valuation allowance has been established to offset the estimated tax benefits on losses from discontinued operations.

      The following comparisons and the comparison of fiscal year 1998 to 1997 reflect restatement for discontinued operations.

      Results for the Company’s continuing operations reflected sales of $168,353,000 for 1999 compared to sales of $199,314,000 for 1998. Depressed market demand for greige goods and finished fabrics sold through the Company’s Consumer Products Division contributed to the sales decline. Sales were also impacted by the sale in 1998 of the Company’s Rattlers Brand Division.

      Gross profit as a percentage of sales was 1.2% in 1999 compared to 3.4% in 1998. Raw material price decreases were more than offset by low manufacturing capacity utilization as a result of fewer sales and continued efforts to control inventory.

      Selling, general and administrative expenses increased from $15,577,000 in 1998 to $16,491,000 in 1999. Interest costs and the amortization of credit agreement fees totaled $9,389,000 in 1999 compared to interest costs of $5,147,000 in 1998, due to increased interest rates and fees associated with the Company’s refinancing of its loan agreements. Other income for 1999 was $2,947,000 which consisted primarily of sales of surplus land.

      The Company recorded an income tax benefit of $3,539,000 in 1999. This future anticipated benefit was recorded based on tax planning strategies as to the realization of the deferred tax benefit. Additional tax benefits have not been recorded as a result of the Company’s operating loss carry forward position. Income tax benefits were recorded in 1998 as the Company had the ability to carry back substantially all of the income tax loss to prior years,

      Loss from continuing operations was $17,301,000, or $2.65 per basic and diluted share in 1999 and $8,801,000, or $1.34 per basic and diluted share in 1998.

  Fiscal Year 1998 Compared to 1997

      Net sales from continuing operations were relatively flat year over year for 1998 and 1997 with sales of $199,314,000 and $195,124,000 respectively. Gross profit declined from 5.3% of sales in 1997 to 3.4% of sales in 1998. During the latter part of fiscal year 1998, the Company made a concentrated effort to identify and sell (or allow for future sale) certain inventory items considered slow-moving or off-quality.

      Selling, general and administrative expenses decreased to $15,577,000 or 7.8% of sales in 1998 from $16,598,000 or 8.5% of sales in 1997. Significant components of selling, general and administrative expenses showing reductions from 1997 to 1998 included advertising expense, layout and artwork, bad debt expense and salaries.

      Interest expense increased $1,694,000 from $3,453,000 in 1997 to $5,147,000 in 1998. This increase was the result of increased borrowings under the Company’s various credit agreements, slightly higher interest rates and 1997 capitalized interest associated with the Company’s addition to its Lakeside Comforter Plant and the new Dye Range project.

      As a result of its pretax loss for fiscal years 1998 and 1997, the Company generated income tax benefits of $4,833,000 and $3,572,000, respectively.

      The Company sustained a loss from continuing operations of $8,801,000 or $1.34 per basic and diluted share for 1998 as compared to a loss from continuing operations of $5,741,000 or $.88 per basic and diluted share in 1997.

      Losses from discontinued operations were $2,728,000, or $.42 per basic and diluted share for 1998 and $1,906,000, or $.29 per basic and diluted share for 1997.

Liquidity and Capital Resources

      Operating activities provided cash of $5,074,000 for 1999 and $1,621,000 for 1998. Net cash used in investing activities amounted to $1,004,000 in 1999 compared to $9,602,000 in 1998. Capital expenditures for 1999 were reduced due to the Company’s restructuring of its operations. During 1999, financing activities used cash of $4,839,000 as a result of net repayments of indebtedness. During 1998, the financing activities provided cash in the amount of $7,217,000 as a result of net borrowings.

      On July 27, 1999, the Company entered into a new Loan and Security Agreement (the Loan Agreement) which provides for borrowing as follows:

•	Revolving advances equal to the lesser of $70,000,000 or a specified percentage of certain accounts receivable and inventory as defined in the Loan Agreement. At July 27, 1999, $29,911,000 was outstanding and $12,314,000 was available for borrowing under the revolving advances provisions. The revolving advances bear interest at the Reference Rate plus 1% or the Euro-dollar Rate plus 3.25%. The revolving advances are payable on July 27,2004 and provide for an early termination penalty as specified in the Loan Agreement.

•	Tranche A Term Loan of $20,000,000 is payable in monthly installments of $333,333 beginning August 1, 1999 and bears interest at the Reference Rate plus 1.75% or the Euro-dollar Rate plus 3.75%.

•	Tranche B Term Loan of $5,000,000 is due July 23,2004 and bears interest at 18.5% of which 15% is payable currently and 3.5% per annum is payable on the maturity date.

      Borrowings under this Loan Agreement were used to reduce the existing Credit and Security Agreement to $15,000,000 as discussed below and to repay the senior notes payable and industrial revenue bonds.

      On July 27, 1999 the Company entered into an Amended and Restated Credit and Security Agreement (the Credit Agreement) which reduced the existing borrowings to $15,000,000. Interest is accrued at a rate of 15% increasing at the rate of 1% per month to a rate of 20% effective January 1, 2000. Interest is payable at the Euro-dollar Rate plus 3.5% or the Base Rate plus 1.5%. The difference in the interest accrued and the interest paid is added to the balance of the borrowings. Borrowings under the Credit Agreement are due July 24,2004, unless repaid prior to that date. In connection with the Credit Agreement, the Company issued to the lenders warrants to purchase 10% of the fully diluted Class A and Class B common shares (approximately 742,000 shares at July 27, 1999) as defined, for nominal consideration. The warrants are exercisable after December 31, 1999 through December 31, 2004. If the Company repays the $15,000,000 loan prior to December 31, 1999, the lenders will cancel the warrants and will forgive the difference of the interest accrued and the interest paid above 15%.

      Borrowings under the Loan Agreement and the Credit Agreement are secured by all assets and properties of the Company. The Loan Agreement and the Credit Agreement contain various restrictions relating to, among other things, maintaining a certain level of tangible net worth, attainment of certain amounts of earnings before interest, taxes, depreciation and amortization and restrictions on capital expenditures. Capital expenditures for fiscal year 2000 are projected to approximate $4,000,000.

      Management believes that cash provided by operating activities and the new Loan Agreement will be sufficient to finance capital requirements and operating needs of the Company for fiscal year 2000.

Inventories

      Inventories at July 3, 1999 and June 27, 1998 were $40,371,000 and $46,585,000, respectively. During 1999, the Company has continued a concentrated effort to optimize inventory levels and to identify and sell (or allow for future sale) certain inventory items considered slow-moving or off-quality.

New Accounting Standards

      The Company has adopted Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” effective with fiscal year ended July 3, 1999. Reportable segments in its continuing operations are Consumer Products and Apparel Fabrics (see Note 9).The adoption of Statement 131 did not affect results of operations or financial position.

      In 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and for Hedging Activities.” SFAS No. 133, which is effective for fiscal quarters beginning after June 15, 2000, will provide a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes “special accounting” for the different types of hedges. Though the accounting treatment and criteria for each type of hedge is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the hedge criteria are included in earnings in the same period of the change. The Company plans to adopt SFAS No. 133 in fiscal year 2001, but has not yet completed its analysis of the impact, if any, that SFAS No. 133 may have on its financial statements.

Interest Rate Risk Management

      The Company is exposed to changes in interest rates due to its financial position. Based on the Company’s floating rate debt outstanding after the re-financing on July 27, 1999,a 100 basis point increase in market rates would increase interest expense and increase net loss before income taxes by approximately $500,000. The amount was determined by calculating the effect of the hypothetical interest rate on the Company’s floating rate debt.

      The fair market value of long-term fixed interest rate debt is also subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates decline and decrease as interest rates rise. The estimated fair value of the Company’s total long-term fixed-rate debt at July 27, 1999 approximated its carrying value. A hypothetical 100 basis point decrease in the prevailing interest rates would result in an increase in fair value of total long-term debt by approximately $1.1 million.

Raw Materials

      The Company’s primary raw material is cotton. As a commodity, cotton is traded on established markets and periodically experiences price fluctuations. The Company monitors the cotton market and buys its cotton from brokers. The Company has not had and does not anticipate any material difficulty in obtaining cotton.

      In order to assure a continuous supply of cotton, the Company enters into cotton purchase contracts for several months in advance of delivery which either provide for (1) fixed quantities to be purchased at a pre-determined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). When the Company sells its product to its customers, the cost of cotton under existing cotton purchase contracts is taken into account in calculating the price for the Company’s product. The Company generally attempts to match product sales contracts with fixed price cotton purchase contracts and uses market price cotton contracts to anticipate future needs and subsequent product sales contracts. To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall.

GATT

      In December 1993, 117 countries reached an agreement under the General Agreement on Tariffs and Trade that would cover new areas of trade, further cut tariffs and strengthen multilateral free-trade rules by creating a World Trade Organization (WTO) as its successor. This agreement was ratified by the United States Congress and went into effect on July 1, 1995. As part of this new agreement, the Multifiber Arrangement (MFA) under which textile and apparel trade had been controlled, will be phased out along with its import quotas over a 10-year period. Tariffs on textiles will be cut by an average of 11.6% over 10 years. Under the agreement, quotas on the least sensitive import products will be phased out over the first five years and quotas on the most sensitive import products will not be affected until the latter part of the ten-year period.

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

Year 2000

      The year 2000 issue refers generally to a data structure problem that may exist as a result of computer programs using a two-digit number rather than a four-digit number to define the applicable year. Computer programs or hardware that have date sensitive software or embedded chips may recognize a date such a 01/01/00 as January 1, 1900 rather than January 1, 2000. This misreading could result in system failures or miscalculations causing disruptions of operations and the inability of a company to process transactions, send invoices, apply correct terms and interest, process payroll or engage in similar normal business activities.

      The Company continues to address the Year 2000 compliance issue. In 1996, the Company formed a Year 2000 task force, which includes representatives from the information technology group, greige manufacturing, finishing, purchasing, cost accounting, financial accounting and internal audit. The task force initiated a compliance program involving three phases: (1) assessment, (2) remediation (including modification, upgrading and replacement) and (3) testing.

      The Company is addressing the Year 2000 issue on two fronts:

      (1)  Internal — The Company uses a mainframe operating environment for most of its programs along with PC based networking applications. Most internally developed systems have been rewritten since 1990. Beginning in 1991, a standard feature incorporated into all rewrites was a four digit year capability. Intensive review, modification and testing of all internal programs began in January, 1998. As of September 10, 1999, 100% of all application programs (on-line and batch) and 100% of all application job-streams have been determined to be year 2000 compliant. The Company has utilized a virtual y2k test machine run on the mainframe for several months and tested individual applications as they have been converted. The Year 2000 compliance program, however, is an ongoing process involving continual evaluation and may be subject to a change in response to new developments.

      (2)  External — The Company has inventoried all equipment that operates via a computer chip or externally developed software. Assessment revealed that most of the equipment (such as machinery utilizing process controllers, HVAC, elevators and other items) either were not date sensitive or date sensitivity was not relevant to continued operation of the equipment. For equipment where date sensitivity is relevant, the manufacturers have been contacted for Year 2000 compliance certification, and upgrades have been made where necessary. The Company’s customers, vendors (including supply and utility services), business partners, and professional and financial institutions have also been contacted for written Year 2000 compliance certifications. As of September 10, 1999, response has been received from approximately 60% of all contacts, and all responses have been favorable. Follow up contacts are being made to all non respondents. While there can be no assurance that all providers’ systems, or their suppliers’ systems, upon which the Company relies, will be ready in a timely manner and will not have a material effect on the Company, the Company is not aware of any third party with a Year 2000 issue that will materially impact the Company’s results of operations, liquidity or capital resources.

      The Company estimates that it has incurred approximately $450,000 in cost of the Year 2000 project, all of which has been expensed and funded through operating cash flows.

      Management believes it has an effective program in place to address the Year 2000 issue that will significantly reduce the risk of business interruption to its internal operations, business partners, customers, and suppliers as the next century approaches. However, there can be no assurance that the Company’s system or equipment or those of its vendors, customers or other third parties, will be made Year 2000 compliant in a timely manner or that the impact of the failure to achieve such compliance will not have a material adverse effect on the Company’s business, financial condition or results of operations. The Company is updating its contingency plans based on the current status of its progress toward becoming Year 2000 compliant. The plans include the addressing of potential needs during the actual transition of operations on January 1, 2000. In addition, the Company is developing a Year 2000 business continuity plan for its critical business functions that will include potential failure by critical third parties to address the Year 2000 issue. Management believes the continuity plan will be completed and in place before December 31, 1999.

Forward-Looking Statements

      Certain of the above statements contained herein under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1996. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, among other things, business conditions, volatility of commodities markets, ability to control operating costs, developing successful new products and maintaining effective pricing and promotion of its products. Additionally, there can be no assurance that the Company (i) will have access to financial capital in the future or that it can obtain such capital on terms that are favorable to the Company or otherwise reasonably acceptable to it, or (ii) will be able to generate profits from, or continue the growth of, the lines of businesses and operations that the Company has retained subsequent to its restructuring efforts. A failure by the Company to obtain capital in the future on terms that are favorable to it or a failure by the Company to generate profits from, or grow, its remaining business lines may have a material adverse effect on the Company’s business, financial condition or results of operations.

DIRECTORS & OFFICERS

Directors

Thomas D. Adams, Jr. 1976 (2)

President, Adams-Harvey and Associates,
Thomaston, Georgia

C. Ronald Barfield, 1989 (2)

Partner, Adams, Barfield, Dunaway & Hankinson,
Attorneys, Thomaston, Georgia

Archie H. Davis, 1993 (2)

President and Chief Executive Officer
The Savannah Bank, N.A., Savannah, Georgia

H. Stewart Davis, 1981

Executive Vice President of the Company

George H. Hightower, 1945 (1)

Formerly Chairman of the Board of the Company, Retired

George H. Hightower, Jr., 1981

Executive Vice President of the Company

Neil H. Hightower, 1980 (1)

President and Chief Executive Officer of the Company

William H. Hightower, 1939 (1)

Formerly Chairman of the Board of the Company, Retired

Rosser R. Raines, 1993

Formerly Treasurer of the Company, Retired

Dr. Jerry M. Williamson, 1981 (2)

President, Gordon College, University System of Georgia,
Barnesville, Georgia

Dom H. Wyant, 1983 (2)

Partner, Retired, Jones, Day, Reavis & Pogue, Attorneys,
Atlanta, Georgia

Officers

Neil H. Hightower, 1966

President and Chief Executive Officer

H. Stewart Davis, 1971

Corporate Executive Vice President and
President — Consumer Products Division George

H. Hightower, Jr., 1977

Corporate Executive Vice President and
President — Apparel Fabrics Division

Robert B. Dale, 1999

Vice President — Consumer Products Sales

James F. Haygood, Jr., 1995

Vice President — Apparel Fabric Sales

Jonathan O. Huff, 1990

Vice President — Apparel Fabric Finishing

William C. James, 1999

Vice President — Consumer Products Manufacturing
and Operations

A. William Ott, 1998

Treasurer and Chief Financial Officer

Daniel B. Tripp, 1991

Vice President — Human Resources and
Public Relations

Ronald W. VanHouten, 1990

Secretary

Note:  Dates after names indicate year first elected as Director or Officer.

(1)  Member of Executive Committee,
(2)  Member of Audit Committee

      The high and low sales prices and cash dividends per share were as follows:

	Common Stock Prices

	Class A		Class B		Cash Dividends Per Share

	High	Low	High	Low	Class A	Class B

Fiscal 1998

First Quarter	$10.00	$8.00	$10.00	$6.63	$.0750	$.0750

Second Quarter	9.50	8.50	10.00	8.25	.0750	.0750

Third Quarter	9.50	7.50	9.50	8.50	.0750	.0750

Fourth Quarter	8.75	5.70	9.50	6.50	.0375	.0375

Fiscal 1999

First Quarter	$7.00	$3.75	$6.75	$3.75	$.0325	$.0375

Second Quarter	5.00	1.88	3.75	1.50	—	—

Third Quarter	4.00	2.00	4.75	2.25	—	—

Fourth Quarter	3.56	2.00	3.56	2.00	—	—

SHAREHOLDER INFORMATION

Market Information on Company’s Common Stock

      Thomaston Mills Class A Common Stock, is traded on the NASDAQ National Market System under ticker symbol TMST-A. Thomaston Mills Class B Common Stock, is traded on the NASDAQ Small Cap Market with the symbol TMST-B. Market makers in Thomaston Mills stock at the end of the year were as follows:

           Knight Secs, LP, Jersey City

           Ramat Securities, Beachwood, OH
           Spear, Leeds & Kellogg/ECN, New York
           The Robinson-Humphrey Company, Inc., Atlanta
           Wachovia Securities, Inc., Charlotte

Dividend Information

      The Class A Common Stock is entitled to dividends equal to dividends, when declared, on the Class B Common Stock.

Form 10-K

      A copy of the Company’s Form 10-K, as filed with the Securities and Exchange Commission, will be available in October and will be furnished to shareholders upon request.

Transfer Agent & Dividend Disbursing Agent

      First Union National Bank, Corporate Trust Department in Charlotte, NC is the transfer agent and dividend disbursing agent of Thomaston Mills Common Stock. Notices regarding change of address, and inquiries regarding lost dividend checks, lost or stolen stock certificates and transfers of stocks, other than a purchase and sale which must be handled through a broker, should be addressed to the First Union National Bank, ATTN: Shareholder Customer Service, 1525 West W.T. Harris Blvd, 3C3, Charlotte, NC 28288-1153.

Approximate Number of Shareholders of Record

Class A Common Stock 303
Class B Common Stock 253

Annual Meeting

      The annual meeting of the shareholders of the Company will be held at the Employee Relations Office of the Company, 207 East Gordon Street, Thomaston, Georgia at 11:00 a.m., Thursday, October 7, 1999.

Shareholders Information Contact

Mr. Ronald W. VanHouten, Secretary

Thomaston Mills, Inc.
P.O. Box 311
Thomaston, Georgia 30286-0004
Phone (706) 647-7131
Fax (706) 646-5094

Internet Address

http://www.thomastonmills.com

MISSION STATEMENT

      The Management of Thomaston Mills, Inc. is committed to the textile business, to our customers and to our employees. To this end, we have established a set of ten key objectives which we must strive to achieve, both as individuals and as a company.

•	To demonstrate the highest ethical standards in all dealings with our customers and suppliers.

•	To assure that the quality of every product we sell is better than our customers request.

•	To provide a level of service to our customers that allows them to be competitive and profitable.

•	To be fair in our dealings with every employee at all times.

•	To provide adequate wages and fringe benefits for Thomaston Mills’ employees.

•	To encourage open communications among all our employees at every level of the organization.

•	To insist that every Thomaston Mills employee achieves the high standards of individual performance necessary to be competitive.

•	To be a good corporate citizen in each community where we operate.

•	To invest in plant and equipment to keep Thomaston Mills competitive in our chosen markets.

•	To consistently earn a profit so that Thomaston Mills can continue to fulfill these objectives and be a rewarding investment for the shareholders of the Company.

34

[LOGO]

THOMASTON MILLS

P.O. Box 311

Thomaston, Georgia 30286-0004

[LOGO]