Form 10-K405, Exhibit 13
period 2000-07-01
THOMASTON MILLS INC
filed 2000-09-18
CIK 97931

TO OUR SHAREHOLDERS

[PICTURE]
Neil H. Hightower
President & Chief Executive Officer

         The year just ended was a year of change for Thomaston Mills, Inc. The textile industry in the United States is operating in a new global environment, and our company is adjusting to this new environment.

         Sales from continuing operations were $167,133,000, which was down slightly from the year before. Consumer products sales increased $5,042,000 for the year, and apparel fabrics sales were down $6,282,000.

         EBITDA (earnings before interest, taxes, depreciation, amortization and other non-cash charges) from continuing operations was $9,227,000 for the year compared to $(76,000) the year before. There was a $20,041,000 improvement in EBITDA for the year when discontinued operations are included in the comparison. Total debt decreased by $2,148,000 during the year. There is still much work to be done, but we are moving in the right direction.

         The theme at Thomaston Mills this past year and looking ahead is "CHANGE." The Company has changed from a diversified textile company into a focused consumer products and apparel fabrics company. Last year the Company exited the denim, sales yarn and industrial markets. These businesses needed capital investment, and it was determined that capital could be put to better use supporting the consumer products and apparel businesses.

         Employment was reduced from 2,300 to 1,600. Departments were combined, and in some cases eliminated. The entire culture of the Company is being changed to include a casual dress code. The objective of all of this change is obviously to reposition the Company for the future and return it to profitability.

         Important relationships have been formed with solid customers in both consumer products and apparel. We will be working with these customers to strengthen our business in the coming year. There is much potential to improve margins through better capacity utilization.

ORGANIZATION

Our new organization is now focused along product and customer lines and is working well. Our key positions are filled with talented executives, and all 1,600 people are committed to turning the Company into a profitable enterprise.

FINANCES

Our new lenders have been supportive of our efforts to strengthen the Company. The Company closed a $10 million 20-year loan that is partially guaranteed by the Department of Agriculture. The proceeds of this loan were used to refinance debt for a longer term and lowered the Company's debt service requirements. The savings in interest expense will be very helpful to the Company going forward.

INTERNATIONAL TRADE

With the advent of NAFTA (North American Free Trade Agreement) and the WTO (World Trade Organization), it is clear that to survive and prosper, Thomaston Mills must be able to compete on a global


2  Thomaston Mills
basis. The Company is being reconfigured to accomplish this goal. Where we can automate and compete, we will manufacture domestically. When it is to our advantage and our customers' advantage to use an imported product, then we will source from foreign suppliers. We do not expect this strategy to impact our current manufacturing facilities.

         In the Apparel area, the new CBI (Caribbean Basin Initiative) legislation will create an advantage for U.S. made apparel fabrics sewn in the Caribbean. This legislation should be helpful to U.S. mills in capturing market share from Asia with U.S. fabrics sewn into the garments in the Caribbean and shipped into the U.S. duty free.

CAPITAL EXPENDITURES

Capital expenditures for the year just ended were $3,484,000. These funds were primarily used for additional automated sewing equipment, electrical substation improvements at the Peerless Division, new boilers for the Peerless Division and general repair of buildings and equipment. Capital expenditures have been reduced for obvious reasons, but it is important to note that in the last six years, the Company has made capital improvements of over $57 million relating to continuing operations. Because of this, Thomaston Mills is one of the most modern textile companies in the country.

[PICTURE]
George H. Hightower, Jr.
Corporate Executive Vice President and
President - Apparel Fabrics Division

[PICTURE]
H. Stewart Davis
Corporate Executive Vice President
and President - Consumer Products
Division

SUPPLY CHAIN MANAGEMENT

This past year we continued to hone our supply chain management skills and implement the system changes begun the year before. Our goal is to give our customers the best possible service, with on time delivery, while at the same time improving inventory turns. We have made good progress, and these systems will continue to have a high priority.

OUTLOOK

Thomaston Mills is operating in a challenging textile market. The Asian financial crisis that has caused tremendous disruption appears to be abating. We have, however, experienced some slowness in releasing goods from our retail customers. This slowness should be temporary provided our U.S. economy experiences the soft landing being engineered by the Federal Reserve. Long term we are optimistic that we are making the necessary changes to make Thomaston Mills a strong, viable company. We have 1,600 people focused on making that objective a reality, and that is a very powerful force.

Sincerely,

/s/ Neil H. Hightower

Neil H. Hightower
President and Chief Executive Officer

September 14, 2000


                                                              Thomaston Mills  3

FIVE YEAR SUMMARY

Thomaston Mills, Inc. and Subsidiary


FISCAL YEARS                                                    2000           1999            1998          1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
Thousands of Dollars - for the years ended

Net sales                                                  $ 167,113      $ 168,353       $ 199,314     $ 195,124       $ 176,017
Income (loss) from continuing operations
   before income taxes (benefit)                             (10,264)       (20,840)        (13,634)       (9,313)           (327)
Income taxes (benefit) from continuing operations                407         (3,539)         (4,833)       (3,572)           (111)
Income (loss) from continuing operations                     (10,671)       (17,301)         (8,801)       (5,741)           (216)
Income (loss) from discontinued operations                    (3,971)       (24,469)         (2,728)       (1,906)            831
Net income (loss)                                            (14,642)       (41,770)        (11,529)       (7,647)            615
Net income (loss) from continuing operations
   as percentage of net sales                                  (6.39)%       (10.28)%         (4.42)%       (2.94)%          (.12)%
Cash dividends                                                    --            245           1,717         1,962           1,912
Depreciation and amortization                                 10,678         16,708          16,878        17,296          16,331
Capital expenditures                                           3,484          4,038          10,334        16,049          17,900
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE OF COMMON STOCK
Income (loss) from continuing operations -- basic          $   (1.63)     $   (2.65)      $   (1.34)    $    (.88)      $    (.03)
Income (loss) from continuing operations -- diluted            (1.63)         (2.65)          (1.34)         (.88)           (.03)
Income (loss) from discontinued operations -- basic            (0.61)         (3.74)           (.42)         (.29)            .12
Income (loss) from discontinued operations -- diluted          (0.61)         (3.74)           (.42)         (.29)            .12
Net income (loss) -- basic                                     (2.24)         (6.39)          (1.76)        (1.17)            .09
Net income (loss) -- diluted                                   (2.24)         (6.39)          (1.76)        (1.17)            .09
Cash dividends                                                    --          .0375           .2625         .3000           .2925
Shareholders' equity                                            4.80           6.76           13.18         15.21           16.68
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Thousands of Dollars -- at end of year
Total assets                                               $ 131,411      $ 148,421       $ 188,435     $ 197,197       $ 189,459
Inventories at replacement cost                               44,183         49,362          58,725        63,451          55,791
Less LIFO reserve                                             (6,947)        (8,991)        (12,140)      (15,222)        (13,081)
   Inventories at LIFO cost                                   37,236         40,371          46,585        48,229          42,710
Property, plant and equipment - net                           46,234         51,660          82,823        89,373          90,623
Long-term debt and capital lease obligations                  30,440         26,351          73,629        64,017          47,551
(Revolving credit amounts due in 2004)                        34,525         41,308              --            --              --
Shareholders' equity                                          31,420         44,200          86,215        99,461         109,070
===================================================================================================================================


4  Thomaston Mills

CONTENTS

         CONSOLIDATED BALANCE SHEETS .......................................           6

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY ...................           8

         CONSOLIDATED STATEMENTS OF OPERATIONS .............................           9

         CONSOLIDATED STATEMENTS OF CASH FLOWS .............................          10

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ........................          11

         REPORT OF INDEPENDENT AUDITORS ....................................          21

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL .................          22

               CONDITION AND RESULTS OF OPERATIONS

         DIRECTORS AND OFFICERS ............................................          26

         SHAREHOLDER INFORMATION ...........................................          27


                                                              Thomaston Mills  5

CONSOLIDATED BALANCE SHEETS
  (In thousands, except share data)

                                                                  JULY 1, 2000      JULY 3, 1999
                                                                  ------------------------------
ASSETS       Current assets:
                 Cash and cash equivalents                            $  1,415          $    353
                 Trade accounts receivable less allowance of
                    $621 in 2000 and $950 in 1999                       29,218            35,237
                 Inventories                                            37,236            40,371
                 Prepaid expenses and other current assets                 573             1,038
                                                                  ------------------------------
             Total current assets                                       68,442            76,999

             Property, plant and equipment:
                 Land and improvements                                   4,583             4,546
                 Buildings and improvements                             38,170            38,170
                 Machinery, equipment and fixtures                     127,847           123,623
                                                                  ------------------------------
                                                                       170,600           166,339
                 Less allowances for depreciation
                     and amortization                                  124,366           114,679
                                                                        46,234            51,660



             Assets held for sale                                        5,628            10,709
             Deferred income taxes                                       2,709             3,116
             Other assets                                                8,398             5,937
                                                                  ------------------------------
             Total assets                                             $131,411          $148,421
                                                                  ==============================


6  Thomaston Mills

                                                                                   JULY 1, 2000      JULY 3, 1999
                                                                                   ------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY       Current liabilities:
                             Trade accounts payable                                    $ 19,857          $ 17,950
                             Salaries and wages                                             857               674
                             Withholding and payroll taxes                                  631               303
                             Local taxes                                                    538               801
                             Accrued interest                                               473               672
                             Other current liabilities                                    7,034             5,287
                             Current portion of long-term debt                            4,147             4,000
                             Revolving credit                                            34,525            41,308
                             Reserve for discontinued operations                             --             5,533
                                                                                   ------------------------------
                           Total current liabilities                                     68,062            76,528

                           Long-term debt, less current portion                          29,876            25,388
                           Capital lease obligations, less current portion                  564               963
                           Other liabilities                                              1,489             1,342

                           Shareholders' equity:
                             Class A Common Stock -- $1 par; 30,000,000 shares
                               authorized; 5,620,518 shares outstanding
                               including 710,838 treasury
                               shares in 2000 and 1999                                    5,621             5,621
                             Class B Common Stock -- $1 par; 10,000,000
                               shares authorized; 1,873,506 shares
                               outstanding including 243,140 treasury
                               shares in 2000 and 1999                                    1,873             1,873
                             Additional paid-in capital                                  10,766             8,904
                             Retained earnings                                           18,580            33,222
                                                                                   ------------------------------
                                                                                         36,840            49,620
                             Less treasury stock -- at cost                               5,420             5,420
                                                                                   ------------------------------
                                                                                         31,420            44,200
                                                                                   ------------------------------
                           Total liabilities and shareholders' equity                  $131,411          $148,421
                                                                                   ==============================

         See accompanying notes


                                                              Thomaston Mills  7

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  (In thousands, except share data)

                                       CLASS A      CLASS B     ADDITIONAL
                                        COMMON       COMMON       PAID-IN       RETAINED         TREASURY
                                        STOCK        STOCK        CAPITAL       EARNINGS           STOCK           TOTAL
                                       ----------------------------------------------------------------------------------
BALANCE JUNE 28, 1997                  $ 5,621      $ 1,873      $  8,904       $ 88,483         $ (5,420)       $ 99,461
Net loss for the year                       --           --            --        (11,529)              --         (11,529)
Cash dividends on common stock,
  $.2625 per share                          --           --            --         (1,717)              --          (1,717)
                                       ----------------------------------------------------------------------------------
BALANCE JUNE 27, 1998                    5,621        1,873         8,904         75,237           (5,420)         86,215
Net loss for the year                       --           --            --        (41,770)              --         (41,770)
Cash dividends on common stock,
  $.0375 per share                          --           --            --           (245)              --            (245)
                                       ----------------------------------------------------------------------------------
BALANCE JULY 3, 1999                     5,621        1,873         8,904         33,222           (5,420)         44,200
Net loss for the year                       --           --            --        (14,642)              --         (14,642)
Issuance of warrants for
  common shares                             --           --         1,862             --               --           1,862
                                       ----------------------------------------------------------------------------------
BALANCE JULY 1, 2000                   $ 5,621      $ 1,873      $ 10,766       $ 18,580         $ (5,420)       $ 31,420
                                       ==================================================================================

         See accompanying notes


8  Thomaston Mills

CONSOLIDATED STATEMENTS OF OPERATIONS
  (In thousands, except share data)

                                                          FIFTY-TWO WEEK           FIFTY-THREE WEEK          FIFTY-TWO WEEK
                                                            PERIOD ENDED               PERIOD ENDED            PERIOD ENDED
                                                            JULY 1, 2000               JULY 3, 1999           JUNE 27, 1998
                                                          -----------------------------------------------------------------
Net sales                                                   $   167,113               $   168,353               $   199,314
Cost of sales                                                   153,493                   166,260                   192,598
                                                          -----------------------------------------------------------------
Gross profit                                                     13,620                     2,093                     6,716
Selling, general and
 administrative expenses                                         15,065                    16,491                    15,577
                                                          -----------------------------------------------------------------
Operating loss                                                   (1,445)                  (14,398)                   (8,861)

Interest expense                                                  8,813                     7,366                     5,147
Amortization of credit agreement fees                               687                     2,023                        --
Other income, net                                                   681                     2,947                       374
                                                          -----------------------------------------------------------------
Loss from continuing operations before
 income tax provision (benefit)                                 (10,264)                  (20,840)                  (13,634)

Provision (benefit) for income taxes                                407                    (3,539)                   (4,833)
                                                          -----------------------------------------------------------------
Loss from continuing operations                                 (10,671)                  (17,301)                   (8,801)

Discontinued operations:
 Loss from discontinued operations                                   --                   (11,801)                   (2,728)
 Loss on disposal of discontinued operations
  including losses during the phase out period                   (3,971)                  (12,668)                       --
                                                          -----------------------------------------------------------------
                                                                 (3,971)                  (24,469)                   (2,728)
                                                          -----------------------------------------------------------------
Net loss                                                    $   (14,642)              $   (41,770)              $   (11,529)
                                                          =================================================================
Weighted average number of basic and
 diluted shares                                               6,540,046                 6,540,020                 6,540,020
                                                          =================================================================
Basic and diluted net loss per share:
 Continuing operations                                      $     (1.63)              $     (2.65)              $     (1.34)
 Discontinued operations                                           (.61)                    (3.74)                     (.42)
                                                          -----------------------------------------------------------------
Net loss                                                    $     (2.24)              $     (6.39)              $     (1.76)
                                                          =================================================================

         See accompanying notes

                                                              Thomaston Mills  9

CONSOLIDATED STATEMENTS OF CASH FLOWS
  (In thousands)


                                                                         FIFTY-TWO WEEK      FIFTY-THREE WEEK      FIFTY-TWO WEEK
                                                                           PERIOD ENDED          PERIOD ENDED        PERIOD ENDED
                                                                           JULY 1, 2000          JULY 3, 1999       JUNE 27, 1998
                                                                         ---------------------------------------------------------
OPERATING ACTIVITIES  Net loss                                               $  (14,642)           $  (41,770)         $  (11,529)
                      Adjustments to reconcile net loss to net
                         cash provided by operating activities:
                           Depreciation and amortization                         10,678                16,708              16,878
                           Loss (gain) on sales of property,
                             plant and equipment                                     10                (2,855)                (63)
                           Deferred income tax provision
                             (benefit)                                              407                (3,006)             (4,112)
                           Write-down of assets held for sale                     3,200                 9,627                  --
                      Changes in operating assets and
                         liabilities:
                           Accounts receivable                                    6,019                11,031               3,872
                           Inventories                                            3,135                 6,214               1,644
                           Prepaid expenses and other assets                     (1,583)               (2,377)               (806)
                           Accounts payable                                       1,907                 6,145              (4,255)
                           Accrued expenses and other
                             liabilities                                          1,943                  (152)                 (8)
                           Reserve for discontinued
                             operations                                          (5,533)                5,533                  --
                                                                         ---------------------------------------------------------
                      NET CASH PROVIDED BY OPERATING ACTIVITIES                   5,541                 5,098               1,621
INVESTING ACTIVITIES  Purchases of property, plant and
                         equipment                                               (3,484)               (4,038)            (10,334)
                      Less capital lease obligations incurred                        --                    --                 664
                                                                         ---------------------------------------------------------
                      Cash used for property, plant and
                         equipment                                               (3,484)               (4,038)             (9,670)
                      Proceeds from sales of property,
                         plant and equipment                                         --                 3,034                  68
                                                                         ---------------------------------------------------------
                      Proceeds from sales of assets held
                         for sale                                                 1,552                    --                  --
                                                                         ---------------------------------------------------------
                      NET CASH USED IN INVESTING ACTIVITIES                      (1,932)               (1,004)             (9,602)

FINANCING ACTIVITIES  Proceeds from revolving lines of
                         credit and long-term debt                               83,644                10,765              12,664
                      Less capital lease obligations incurred                        --                    --                (664)
                                                                         ---------------------------------------------------------
                      Cash proceeds from borrowings                              83,644                10,765              12,000
                      Principal payments on revolving
                         lines of credit, long-term debt
                         and capital lease obligations                          (86,191)              (15,383)             (3,066)
                      Cash dividends paid                                            --                  (245)             (1,717)
                                                                         ---------------------------------------------------------
                      NET CASH (USED IN) PROVIDED BY
                         FINANCING ACTIVITIES                                    (2,547)               (4,863)              7,217
                                                                         ---------------------------------------------------------

                      INCREASE (DECREASE) IN CASH AND
                         CASH EQUIVALENTS                                         1,062                  (769)               (764)
                      Cash and cash equivalents at
                         beginning of period                                        353                 1,122               1,886
                                                                         ---------------------------------------------------------
                      Cash and cash equivalents at end
                         of period                                           $    1,415            $      353          $    1,122
                                                                         =========================================================

         See accompanying notes


10  Thomaston Mills

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS

         Thomaston Mills, Inc. and Subsidiary, (the "Company") manufactures and markets home furnishing fabrics including sheets, pillowcases, comforters and related accessories as well as fabrics which are sold to other manufacturers of home furnishings. The Company also dyes and finishes fabric for casual and career apparel which is marketed to clothing manufacturers. These products are marketed both domestically and internationally.

         MANAGEMENT PLANS

         The Company reported a net loss of $14,642,000 for the fiscal year ended July 1, 2000 which includes a loss of $3,971,000 relating to the denim and industrial yarn operations which were discontinued in 1999. This compares to a net loss of $41,770,000 and $11,529,000 in the fiscal years ending July 3, 1999 and June 27, 1998, which include losses of $24,469,000 and $2,728,000, respectively, relating to the denim and industrial yarn operations.

                  In the fourth quarter of fiscal 1999, the Company began a comprehensive restructuring of the Company's operations and businesses with a view towards enhancing and focusing on the Company's operations which are believed to present the best future profitability and growth potential. As a result of completing the assessment of various strategic alternatives, the Company concluded that discontinuing the Company's denim and industrial yarn operations was in the best interest of the Company.

                  The Company has concluded that it will focus on the manufacturing and marketing of home furnishings as well as dyeing and finishing fabrics for casual and career apparel. The Company believes that these operations offer the most viable opportunity for improving future profitability. The Company has completed a personnel and operational realignment of these businesses to improve their future profit margins.

                  As a result of these actions, the Company increased its gross profit from continuing operations to $13,620,000 for the fiscal year ending July 1, 2000 as compared to $2,093,000 and $6,716,000 for the fiscal years ending July 3, 1999 and June 27, 1998, respectively.

                  Additionally, the Company reduced its selling, general and administrative expenses from continuing operations to $15,065,000 for fiscal year ending July 1, 2000 as compared to $16,491,000 and $15,577,000 for the fiscal years ending July 3, 1999 and June 27, 1998, respectively. The Company believes improvements in gross profit along with reductions in selling, general and administrative expenses may occur from continued improvement in plant productivity and capacity utilization as well as continued cost reductions.

                  The Company also believes reduction of debt with proceeds from the sale of assets held for sale along with more favorable terms for its outstanding borrowings can reduce future interest expense. During the year ending July 1, 2000, the Company sold $1,552,000 of assets held for sale and replaced a portion of its outstanding borrowings with a new promissory note with a lower effective interest rate. The Company believes these actions will assist in reducing interest expense in future years. The Company continues to actively market its assets held for sale and to seek more favorable terms for its outstanding borrowings.

                  The Company believes that the initiatives discussed above will result in improved margins and future profitability; however, such plans require management to make estimates and assumptions regarding future operations. Actual results could differ from those estimates.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

         CASH EQUIVALENTS

         The Company defines cash equivalents as all highly liquid investments with a maturity of three months or less when purchased.

         RESTRICTED CASH

         Restricted cash represents funds held on deposit with a bank pursuant to a debt agreement. These amounts, aggregating $2,045,000 at July
         3, 1999, are classified as "other assets" for financial statement purposes, and on July 27, 1999 were used to repay outstanding borrowings. There was no restricted cash at July 1, 2000.

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


                                                             Thomaston Mills  11

         ASSETS HELD FOR SALE

         Assets held for sale represent real estate and equipment that the Company has decided to dispose of. These assets are recorded at the lower of cost or estimated net realizable value as required by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" or Accounting Principles Board Opinion, (APB) No. 30, "Reporting the Results of Operations Discontinued Events and Extraordinary Items," as appropriate.

         OTHER ASSETS

         Other assets include the costs, incurred during the application development phase of computer software developed and obtained for internal use, that were capitalized in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

         COTTON PURCHASE CONTRACTS

         The Company's primary raw material is cotton. Cotton is traded on established markets and periodically experiences price fluctuations. In order to assure a continuous supply of cotton, the Company enters into cotton purchase contracts for several months in advance of delivery that either provide for (1) fixed quantities to be purchased at a predetermined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall. Any benefit or additional costs incurred as a result of these contracts are deferred and subsequently recognized in operations as cost of goods sold in the same period the products are sold to its customers.

         REVENUE RECOGNITION

         In general, the Company recognizes revenue on product sales when the units are shipped.

         NET LOSS PER SHARE

         Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding. Common equivalent shares for outstanding options and warrants of 1,438,372, 880,503, and 647,221 for 2000, 1999, and 1998, respectively, were not included in the computation of net loss per share because there was a net loss and/or the exercise price of the options was greater than the average market price of the common shares and therefore, the effect would be antidilutive.

         USE OF ESTIMATES

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

         NEW ACCOUNTING STANDARDS

         The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133, which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000, will provide a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the different types of hedges. Though the accounting treatment and criteria for each type of hedge is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the hedge criteria are included in earnings in the same period of the change. The Company plans to adopt SFAS No. 133 in the first quarter of fiscal year 2001. The adoption of SFAS No. 133 is not anticipated to have a significant impact on the Company's consolidated financial statements.

         STOCK-BASED COMPENSATION PLANS

         The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its employee stock options and adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS 123). The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated on the basis of cost. The Company provides depreciation for financial reporting over the estimated useful lives of fixed assets principally using the straight-line method. The range of useful lives of buildings, improvements and boilers are 15 - 39 years and production machinery, equipment and fixtures are 3 - 11 years.

         FAIR VALUES OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, trade accounts receivable, trade accounts payable, revolving credit and long-term debt. These financial instruments are stated at cost which approximates fair value.


12  Thomaston Mills

         RECLASSIFICATIONS

         Certain reclassifications were made to the 1999 consolidated financial statements in order to conform to the 2000 presentation.

NOTE 2   DISCONTINUED OPERATIONS

         In June 1999, the Company made the decision to discontinue the denim and industrial yarn operations, which had been unprofitable in recent years. These operations have been treated as discontinued operations in the July 1, 2000 and prior consolidated financial statements.

                  The pre-tax loss on the disposal of these operations is $3,971,000 during the year ended July 1, 2000. This loss provides for the additional write-down of assets held for sale and the stand-by costs associated with the assets held for sale. The Company recorded this additional write-down as a result of obtaining more recent valuation information during the fourth quarter of 2000. A valuation allowance has been established to offset any estimated tax benefits resulting from these losses. Management closed these operations on or before September 1, 1999.

                  For the year ended July 3, 1999, the pre-tax loss on the disposal of these operations was $12,668,000 which included approximately $3,216,000 for operating results through the expected date of closing. This loss provided for the write-down of assets (consisting principally of trade accounts receivable, inventory and property, plant and equipment) to their net realizable values and accruals for anticipated losses and costs (consisting principally of losses on cotton contracts and severance expenses). A valuation allowance has been established to offset the estimated tax benefits.

                  Discontinued operations include management's best estimates of the amounts expected to be realized from the assets. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal.

                  The results of operations for the denim and industrial yarn business have been classified as loss from discontinued operations as follows (in thousands):


                                            FIFTY-TWO WEEK    FIFTY-THREE WEEK     FIFTY-TWO WEEK
         YEAR ENDED                          PERIOD ENDED       PERIOD ENDED        PERIOD ENDED
                                             JULY 1, 2000       JULY 3, 1999        JUNE 27, 1998
                                              ---------------------------------------------------
         Revenues                                   $   --            $ 48,550           $ 81,416
         Cost of sales                                  --              55,040             81,077
                                              ---------------------------------------------------
         Gross profit (loss)                            --              (6,490)               339
         Other expenses, net                            --               5,311              4,564
                                              ---------------------------------------------------
         Loss before income tax benefit                 --             (11,801)            (4,225)
         Income tax (benefit)                           --                  --             (1,497)
                                              ---------------------------------------------------
         Loss from discontinued operations          $   --            $(11,801)          $ (2,728)
                                              ===================================================

         The assets of the discontinued operations are as follows (in thousands):


                                                JULY 1, 2000      JULY 3, 1999
                                                ------------------------------
         Trade accounts receivable                  $    243          $  8,195
         Inventories                                      11             9,022
         Assets held for sale                          4,476             9,554
                                                ------------------------------
                                                    $  4,730          $ 26,771
                                                ==============================

NOTE 3   INVENTORIES

         Inventories consisted of the following (in thousands):

                                                JULY 1, 2000      JULY 3, 1999
                                                ------------------------------
         Raw materials and supplies                 $  3,936          $  5,304
         Work in process                              18,946            24,245
         Finished goods                               21,301            19,813
         LIFO reserve                                 (6,947)           (8,991)
                                                ------------------------------
                                                    $ 37,236          $ 40,371
                                                ==============================


                                                             Thomaston Mills  13

         During 2000 and 1999, the Company recorded a decrement in the LIFO reserve as a result of a reduction in inventory quantities and change in product mix. The effect of this decrement was to decrease the net loss from continuing operations by $911,000 and $3,149,000, in 2000 and 1999 respectively.

NOTE 4   LONG-TERM DEBT

         Long-term debt consisted of the following (in thousands):


                                                                                  JULY 1,          JULY 3,
                                                                                     2000             1999
                                                                                 -------------------------
         Revolving credit agreement advances are payable on
              July 27, 2004 with interest at the Reference Rate plus 1%
              or the Euro dollar rate plus 3.25%                                 $ 34,525         $ 41,308
         Tranche A term loan payable in monthly payments of
              $333 through July 27, 2004 with interest at the Reference
              Rate plus 1.75% or the Euro dollar rate plus 3.75%                   11,814               --
         Promissory note payable in monthly payments of $103
              beginning July 1, 2000 through May 31, 2020 with interest
              payable at the prime rate plus 1.5%                                   9,991               --
         Term loan payable in full on July 27, 2004 and bears interest accrued at a rate of 20% of which the Euro dollar rate
              plus 3.5% or the Base Rate plus 1.5% is payable monthly
              and the remainder is payable at maturity                              7,065               --
         Tranche B term loan payable on July 27, 2004 and bears
              interest at 18.5% of which 15% is payable monthly
              and 3.5% is payable upon maturity                                     5,153               --
         Industrial revenue bonds payable with floating
              interest rates ranging up to 65% of the prime
              interest rate, collateralized                                            --           19,388
         Senior note payable in nine annual principal payments
              of $1,667 beginning December 16, 1996 with interest
              payments due semi-annually at a rate of 7.94%                            --           10,000

                                                                                 -------------------------
                                                                                   68,548           70,696
         Less amounts due within one year                                           4,147            4,000
         Less revolving credit agreement                                           34,525           41,308
                                                                                 -------------------------
                                                                                 $ 29,876         $ 25,388
                                                                                 =========================

         On July 27, 1999, the Company entered into a Loan and Security Agreement (the Loan Agreement) which provides for borrowings under a Tranche A term loan payable, Tranche B term loan payable and revolving advances.

                  Revolving advances are limited to the lesser of $70,000,000 or a specified percentage of certain accounts receivable and inventory as defined in the Loan Agreement. At July 1, 2000, $34,525,000 was outstanding and $1,602,000 was available for borrowing under the revolving advances provisions. The revolving advances bear interest at the Reference Rate plus 1% or the Euro dollar rate plus 3.25%. The revolving advances are payable on July 27, 2004 and provide for an early termination penalty as specified in the Loan Agreement. The revolving advances are reduced by collections made through a lockbox arrangement required under the terms and conditions of the Loan Agreement.

                  On July 27, 1999, the Company entered into an Amended and Restated Credit and Security Agreement (the Credit Agreement) which reduced the existing borrowings to $15,000,000. Interest accrued at a rate of 15% increasing at the rate of 1% per month to a rate of 20% effective January 1, 2000. Interest is payable at the Euro dollar rate plus 3.5% or the Base Rate plus 1.5%. The difference in the interest accrued and the interest paid is added to the balance of the borrowings. Borrowings under the Credit Agreement are due July 27, 2004, unless repaid prior to that date. In connection with the Credit Agreement, the Company issued to the lenders warrants to purchase 10% of the fully diluted Class A and Class B common shares (approximately 742,000 shares at July 27, 1999) as defined, for nominal consideration. The warrants are exercisable after December 31, 1999 through


14  Thomaston Mills

         December 31, 2004. The value assigned to the warrants, $1,862,000, is based upon their estimated fair value which was determined using valuation models.

                  On May 31, 2000, the Company entered into a Promissory Note with a bank in the amount of $10,000,000. Interest is paid monthly at a rate equal to the Prime Rate plus 1.5%. Borrowings under the Promissory Note are payable monthly beginning July 1, 2000 thru May 31, 2020, unless repaid prior to that date.

                  Borrowings under the Loan Agreement, Credit Agreement and Promissory Note are secured by all assets and properties of the Company. The Loan Agreement, the Credit Agreement, and the Promissory Note contain various restrictions relating to, among other things, maintaining a certain level of tangible net worth, a minimum current ratio, a minimum debt to equity ratio, attainment of certain amounts of earnings before interest, taxes, depreciation and amortization and restrictions on capital expenditures.

                  On September 12, 2000, the Company obtained waivers for certain financial covenants as to which the Company was not in compliance as of May 31, 2000 and July 1, 2000. On September 12, 2000, the Company also obtained an amendment that established certain financial covenants covering the period ending June 30, 2001.

                  Maturities of long term debt during the next five years, excluding the revolving credit agreement, are $4,147,000 in 2001, $4,164,000 in 2002, $3,997,000 in 2003, $204,000 in 2004, $12,444,000
         in 2005, and $9,067,000 thereafter.

                  Cash payments for interest were $7,205,000, $6,655,000, and $5,122,000 in 2000, 1999, and 1998, respectively. Interest capitalized was $130,000 in 2000, $0 in 1999, and $0 in 1998, respectively.

                  The difference between amounts paid for interest expense and the stated interest rate on certain debt instruments is added to the outstanding debt. This amount was $1,376,000 at July 1, 2000. There were no such amounts included in outstanding debt at July 3, 1999.

                  The fair value of the Company's long term debt is estimated to approximate its carrying amount based on the variable nature of the Company's interest rates.

NOTE 5   SHAREHOLDERS' EQUITY

         PREFERRED STOCK

         There are 600,000 authorized shares of Preferred Stock ($100 par value), none of which were outstanding at July 1,2000.

         COMMON STOCK

                  The Class A Common Stock does not have voting rights except to the extent provided by law. The Class B Common Stock has full voting rights. Each share of Class A Common Stock is entitled to dividends at least equal to the per share dividends declared on the Class B Common Stock.

         STOCK OPTIONS

                  The Company currently has three stock option plans which provide, at July 1, 2000, for the issuance of options to acquire 713,988 shares of Class A Common Stock and 319,240 shares of Class B Common Stock. Options awarded under these plans are granted at market value on the date of grant and generally vest at a rate of 20% per year.

                  The Company applies APB 25 and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for these stock option plans. If compensation expense for the stock option plans had been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS 123, the Company's net (loss), basic and diluted net (loss) per share would have been as follows (in thousands, except per share data):

         FISCAL YEAR ENDED                                   2000               1999               1998
         ----------------------------------------------------------------------------------------------
         Net (loss)
          As reported                                    $(14,642)          $(41,770)          $(11,529)
          Pro forma                                      $(14,646)          $(42,158)          $(11,702)
         Basic and diluted net (loss) per share

          As reported                                    $  (2.24)          $  (6.39)          $  (1.76)
          Pro forma                                      $  (2.24)          $  (6.45)          $  (1.79)

                  The fair value for these options, in accordance with SFAS 123, was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998: risk-free interest rates of 6.50%, 5.69%, and 5.38%; a dividend yield of 0.00%, 1.06% and 3.00%, volatility factors of the expected market price of the Company's Class A Common Stock of 0.39,
         0.38 and 0.35; and Class B Common Stock of 0.00,0.00 and 0.33; and a weighted average expected life of the options of five years.

                  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's


                                                             Thomaston Mills  15
         employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                  The effects of applying SFAS 123 in the above pro forma disclosure may not be indicative of future results.

         A summary of the Company's stock option activity and related information follows:


                                              FIFTY-THREE WEEK                 FIFTY-TWO WEEK                 FIFTY-TWO WEEK
                                                PERIOD ENDED                    PERIOD ENDED                   PERIOD ENDED
                                                JULY 1, 2000                    JULY 3, 1999                  JUNE 27, 1998
                                          ---------------------------------------------------------------------------------------
                                                           WEIGHTED                       WEIGHTED                       WEIGHTED
                                                            AVERAGE                        AVERAGE                        AVERAGE
                                                           EXERCISE                       EXERCISE                       EXERCISE
                                           OPTIONS           PRICE        OPTIONS           PRICE       OPTIONS            PRICE
                                          ---------------------------------------------------------------------------------------
         Stock options
           outstanding at
           beginning of year               853,090         $  12.78       906,840         $  12.74       610,620         $  14.98
         Options granted                    83,500             1.72         5,000             4.15       343,420             8.59
         Options exercised                      --               --            --               --           (50)            8.50
         Options expired                   (16,520)            9.37            --               --        (4,000)            6.25
         Options forfeited                (152,790)           11.28       (58,750)           11.39       (43,150)           12.07
                                          ---------------------------------------------------------------------------------------
         Stock options
           outstanding at
           end of year                     767,280         $  11.94       853,090         $  12.78       906,840         $  12.74
                                          =======================================================================================
         Exercisable at end
           of year                         613,774         $  13.32       619,719         $  14.10       485,534         $  14.41
                                          =======================================================================================
         Weighted-average
           fair value of options
           granted during the year                         $   0.77                       $   1.59                       $   2.51
                                                           ========                       ========                       ========

         The following table summarizes information about stock options at July 1, 2000:


                             OUTSTANDING STOCK OPTIONS                           EXERCISABLE STOCK OPTIONS
         ------------------------------------------------------------------    -----------------------------
                                        WEIGHTED-AVERAGE                                         WEIGHTED-
             RANGE OF                      REMAINING       WEIGHTED-AVERAGE                       AVERAGE
         EXERCISE PRICES        SHARES  CONTRACTUAL LIFE    EXERCISE PRICE      SHARES        EXERCISE PRICE
         ------------------------------------------------------------------    -----------------------------
         $16.00                 16,000     2.13 years          $ 16.00          16,000           $ 16.00
         $17.25 to $17.88      264,000     4.12 years          $ 17.53         264,000           $ 17.53
         $13.25 to $13.63      128,400     5.18 years          $ 13.35         128,400           $ 13.35
         $10.50                 21,660     6.90 years          $ 10.50          17,520           $ 10.50
         $8.50 to $9.00        239,220     7.32 years          $  8.67         145,854           $  8.67
         $ 8.50                  6,000     7.83 years          $  8.50           3,600           $  8.50
         $ 7.50                  8,000     7.92 years          $  7.50           4,800           $  7.50
         $ 4.25                  2,000     8.17 years          $  4.25             800           $  4.25
         $ 3.25                    500     8.28 years          $  3.25             200           $  3.25
         $ 1.22                  5,000     9.59 years          $  1.22           2,000           $  1.22
         $ 1.75                 76,500     9.63 years          $  1.75          30,600           $  1.75

NOTE 6   INCOME TAXES

         Income tax expense (benefit) from continuing and discontinued operations consisted of the following (in thousands):


                                                                     2000               1999              1998
                                                                  --------------------------------------------
         Federal                                                  $    --           $   (533)          $(2,042)
         State                                                         --                 --              (176)
         Deferred                                                  (5,514)           (17,817)           (4,112)
         Change in valuation reserve                                5,921             14,811                --
                                                                  --------------------------------------------
                                                                  $   407           $ (3,539)          $(6,330)
                                                                  ============================================

16  Thomaston Mills

         Significant components of the Company's deferred income tax liabilities and assets were as follows (in thousands):


                                                                                       JULY 1,            JULY 3,
                                                                                          2000               1999
                                                                                      ---------------------------
         Deferred income tax liabilities:
             Property, plant and equipment                                            $  4,565           $  5,109
             Inventory                                                                     446                446
             Employee and retiree benefits                                                 551                254
             Other                                                                          26                 67
                                                                                      ---------------------------
         Total deferred income tax liabilities                                           5,588              5,876

         Deferred income tax assets:
             Employee and retiree benefits                                               1,045              1,379
             Alternative minimum tax                                                       284                284
             Inventory                                                                     717                668
             Reserve for discontinued operations                                            --              2,158
             Operating loss carryforward                                                21,014             14,866
             Bad debt allowances                                                           242                195
             Property plant and equipment                                                5,176              3,764
             Other                                                                         551                489
                                                                                      ---------------------------
         Total deferred income tax assets                                               29,029             23,803
                                                                                      ---------------------------
         Net deferred income tax assets before valuation reserve                        23,441             17,297
         Valuation reserve                                                             (20,732)           (14,811)
                                                                                      ---------------------------
         Net deferred income tax asset                                                $  2,709           $  3,116
                                                                                      ===========================

         At July 1, 2000 the Company had net operating loss carryforwards ("NOL's") of approximately $53,864,000 for income tax purposes. If not utilized, $8,700,000 of such carryforwards will begin to expire in the year 2013, while $45,164,000 of such carryforwards will begin to expire in the year 2019.

                  The reasons for the differences between total income tax expense (benefit) and the amount computed by applying the statutory Federal income tax rate to (loss) before income taxes were as follows (in thousands):


                                                                       2000               1999               1998
                                                                   ----------------------------------------------
         Benefit at statutory rates                                $ (4,840)          $(15,405)          $ (6,072)
         State income tax benefit, net of
           Federal tax benefit                                         (483)            (2,321)              (371)
         Change in valuation reserve                                  5,921             14,811                 --
         Adjustment of estimated
           tax liabilities for prior years                               --               (533)               157
         Other items                                                   (191)               (91)               (44)
                                                                   ----------------------------------------------
                                                                   $    407           $ (3,539)          $ (6,330)
                                                                   ==============================================

         Cash payments for income taxes were $34,000, $56,000 and $13,000 in 2000, 1999 and 1998, respectively. Income tax refunds were $0, $3,316,000 and $2,402,000 in 2000, 1999 and 1998, respectively.

NOTE 7   PENSION PLANS

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

                                                             Thomaston Mills  17

         Summarized information on the Company's pension and other postretirement benefits is as follows (in thousands):


                                                                                                          OTHER POSTRETIREMENT
                                                                             PENSION BENEFITS                   BENEFITS
                                                                           2000            1999            2000            1999
                                                                       --------------------------------------------------------
         RECONCILIATION OF BENEFIT OBLIGATION:
                 Net benefit obligation at beginning of year           $ 34,535        $ 37,100        $  1,896        $  1,739
                 Service cost                                               564             885             180             137
                 Interest cost                                            2,630           2,589             161             127
                 Plan participants' contributions                            --              --             202             130
                 Actuarial (gain)                                        (2,073)         (3,638)             (4)            (34)
                 Benefits paid                                           (3,128)         (2,411)           (443)           (203)
                                                                       --------------------------------------------------------
                 Net benefit obligation at end of year                 $ 32,528        $ 34,535        $  1,992        $  1,896
                                                                       ========================================================

         RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
                 Fair value of plan assets at beginning of year        $ 41,608        $ 41,065
                 Actual return on plan assets                             3,712           2,621
                 Employer contributions                                     467             333
                 Gross benefits paid                                     (3,128)         (2,411)
                                                                       ------------------------
                 Fair value of plan assets at end of year              $ 42,659        $ 41,608
                                                                       ========================

         FUNDED STATUS
                 Funded status at end of year                            10,131           7,073          (1,992)         (1,896)
                 Unrecognized net actuarial gain                        (11,041)         (9,030)         (1,016)         (1,371)
                 Unamortized prior service cost                           2,093           1,923              --              --
                 Unrecognized net transition obligation                       4              26           1,540           1,850
                                                                       --------------------------------------------------------
                 Net amount recognized at end of year                  $  1,187        $     (8)       $ (1,468)       $ (1,417)
                                                                       ========================================================

         The amounts recognized in the consolidated balance sheets consist of (in thousands):

                                                                                                         OTHER POSTRETIREMENT
                                                                           PENSION BENEFITS                    BENEFITS
                                                                       --------------------------------------------------------
                                                                           2000            1999            2000            1999
                                                                       --------------------------------------------------------
              Prepaid benefit cost                                     $  2,645        $  2,409        $     --        $     --
              Accrued benefit cost                                       (1,458)         (2,417)         (1,468)         (1,417)
                                                                       --------------------------------------------------------
              Net amount recognized at end of year                     $  1,187        $     (8)       $ (1,468)       $ (1,417)
                                                                       ========================================================


                                                                                                         OTHER POSTRETIREMENT
                                                                           PENSION BENEFITS                    BENEFITS
                                                                       --------------------------------------------------------
                                                                           2000            1999            2000            1999
                                                                       --------------------------------------------------------
         Weighted-average assumptions as of June 30:
              Discount rate                                                8.25%           7.75%           8.25%           7.75%
              Expected return on plan assets                               8.50%           8.50%             --              --
              Rate of compensation increase                                3.00%           3.00%           3.00%           3.00%
              Health care cost trend on covered charges                      --              --            4.75%           4.75%

18  Thomaston Mills

         The amounts shown below represent the components of the net periodic benefit (income) cost (in thousands):

                                                                                 PENSION BENEFITS
                                                                     2000              1999              1998
                                                                 --------------------------------------------
         Service cost                                            $    564          $    885          $    791
         Interest cost                                              2,630             2,589             2,644
         Expected return on plan assets                            (3,388)           (3,422)           (3,003)
         Amortization of unrecognized amounts
             Transition (asset)                                       (14)               (2)               (2)
             Prior service cost                                       276               241               241
             Actuarial (gain)                                        (277)             (200)             (197)
                                                                 --------------------------------------------
         Benefit (income) cost                                   $   (209)         $     91          $    474
                                                                 ============================================


                                                                         OTHER POSTRETIREMENT BENEFITS
                                                                     2000              1999              1998
                                                                 --------------------------------------------
         Service cost                                            $    180          $    137          $    137
         Interest cost                                                161               127               158
         Amortization of unrecognized amounts
             Transition liability                                     132               142               142
             Actuarial (gain)                                        (126)              (79)              (62)
         Curtailment charge
             Transition obligation                                    178                --                --
             Reduction in obligation                                 (197)               --                --
                                                                 --------------------------------------------
         Benefit cost                                            $    328          $    327          $    375
                                                                 ============================================

         The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                                                    2000
                                                                   ------
     Effect of a one percentage point increase in assumed
       health care cost trend:
          On total service and interest cost components            $   36
          On postretirement benefit obligation                        173
     Effect of one percentage point decrease in assumed
       health care trend:
          On total service and interest cost components               (32)
          On postretirement benefit obligation                       (153)

         Substantially all of the plans' assets are invested in corporate and governmental bonds, common stocks, commingled trust investment funds and temporary investments. Assets of the plans included approximately $129,000 and $257,000 of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at July 1, 2000 and July 3, 1999, respectively. The plans held 120,166 shares of Thomaston Mills, Inc. Class A Common Stock and Class B Common Stock at July 1, 2000. These shares earned no dividends during the year.

NOTE 8   COMMITMENTS

         The Company leases building facilities under an operating lease. The lease payments under the lease increase periodically as stipulated in the lease agreement. At July 1, 2000, future minimum lease payments for the operating lease are $662,000 in 2001; $680,000 in 2002; $680,000 in
         2003, $680,000 in 2004, $680,000 in 2005 and $4,003,000 in total thereafter.

                                                             Thomaston Mills  19

NOTE 9   SEGMENT INFORMATION

         The Company has two reportable segments in its continuing operations:
         Consumer Products and Apparel Fabrics. Each reportable segment is organized around product similarities. The Consumer Products segment manufactures and sells a complete line of muslin, percale, and premium threadcount products for the bedroom, including fashion-coordinated bedding sets and comforters marketed under the Thomaston label, and offers home furnishing fabrics for sale to other manufacturers of home furnishings. The Apparel Fabrics line is directed toward dyeing and finishing heavier fabrics such as twill and other value-added fabrics.

                  The profit performance measure for the Company's segments is defined as Internal EBIT (earnings before interest and taxes). The aggregate of Internal EBIT for the reportable segments differs from the Company's consolidated earnings before interest and taxes by costs that are deemed to be non-operating in nature. Allocations of corporate and administrative expenses are used in the determination of segment profit performance.


                                                  NET SALES-EXTERNAL CUSTOMERS                       PROFIT PERFORMANCE
                                               2000           1999           1998           2000            1999            1998
                                           -------------------------------------------------------------------------------------
         Reportable segments:
            Consumer products              $112,074       $107,032       $130,050       $ (1,712)       $ (9,540)       $ (6,489)
            Apparel fabrics                  55,039         61,321         69,264            267          (4,858)         (2,372)
                                           -------------------------------------------------------------------------------------
         Segment total                     $167,113       $168,353       $199,314         (1,445)        (14,398)         (8,861)
                                           ======================================
         Interest                                                                          8,813           7,366           5,147
         Other non-segment (income)
          expense                                                                              6            (924)           (374)
                                                                                        ----------------------------------------

         Consolidated loss before
            taxes from continuing
            operations                                                                  $(10,264)       $(20,840)       $(13,634)
                                                                                        ========================================


                                                      CAPITAL EXPENDITURES                     DEPRECIATION AND AMORTIZATION
                                               2000           1999           1998           2000            1999            1998
                                           -------------------------------------------------------------------------------------
         Reportable segments:
            Consumer products              $  2,978       $  2,586       $  6,202       $  7,413        $ 10,384        $  7,169
            Apparel fabrics                     506            598          1,458          3,265           3,014           5,003
            Discontinued operations              --            854          2,010             --           3,310           4,706
                                           -------------------------------------------------------------------------------------
         Total                             $  3,484       $  4,038       $  9,670       $ 10,678        $ 16,708        $ 16,878
                                           =====================================================================================

         ASSETS USED IN PERFORMANCE MEASUREMENT


                                                                                            2000            1999
                                                                                        ------------------------
         Reportable segments:
            Consumer products                                                           $ 82,367        $ 79,649
            Apparel fabrics                                                               29,024          29,648
                                                                                        ------------------------
            Assets in performance measurement                                            111,391         109,297
         Assets not in segment measurements:

            Other operating assets                                                        15,290          12,353
            Assets of discontinued operations                                              4,730          26,771
                                                                                        ------------------------
         Total Consolidated Assets                                                      $131,411        $148,421
                                                                                        ========================

         No single customer's net sales exceeded 10% of the Company's consolidated net sales in 2000. Net sales to one customer were 11% of the Company's consolidated net sales in 1999, inclusive of sales from both continuing and discontinued operations. Net sales to a single customer in fiscal year 1998 did not exceed 10% of consolidated net sales. Substantially all of the Company's sales were to domestic customers and all assets are domestically based for the period presented.


20  Thomaston Mills

NOTE 10  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         Net adjustments made in the fourth quarter of 2000, excluding the discontinued operations increased the net loss by approximately $757,000 ($0.12 per share) and in the fourth quarter of 1999 increased the net loss by approximately $1,060,000 ($0.16 per share). The 2000 and 1999 adjustments related primarily to LIFO inventory quantities at year end being different from original projections and changes in the estimates of certain accruals.

                  Adjustments made in the fourth quarter of 2000 related to discontinued operations increased the net loss by $3,200,000 ($0.49 per share). This adjustment reduced the carrying value of assets held for sale as a result of obtaining more recent valuation information during the fourth quarter.

                  During the fourth quarter of 1999, the Company discontinued its denim and industrial yarn operations. As a result, the Company recognized $14,918,000 ($3.55 per share) in the fourth quarter due to losses on disposal of discontinued operations including losses during the phase out period. See Note 2 for details.



         REPORT OF INDEPENDENT AUDITORS

         Board of Directors
         Thomaston Mills, Inc.

         We have audited the accompanying consolidated balance sheets of Thomaston Mills, Inc. and Subsidiary as of July 1, 2000 and July 3, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomaston Mills, Inc. and Subsidiary at July 1, 2000 and July 3, 1999, and the consolidated results of their operations and their cash for each of the three years in the period ended July 1, 2000, in conformity with accounting principles generally accepted in the United States.

         Atlanta, Georgia
         September 12, 2000          /s/ Ernest & Young LLP


                                                             Thomaston Mills  21

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company reported a net loss of $14,642,000 for the fiscal year ended July 1, 2000 after recording a loss of $3,971,000 relating to discontinuing the denim and industrial yarn operations. This compares to a net loss of $41,770,000 and $11,529,000 in the fiscal years ending July 3, 1999 and June 27, 1998, respectively, which include losses of $24,469,000 and $2,728,000, respectively, relating to the denim and industrial yarn operations.

         In the fourth quarter of fiscal 1999, the Company began a comprehensive restructuring of its operations and businesses with a view towards enhancing and focusing on the Company's operations which management believes present the best future profitability and growth potential. As a result of completing the assessment of various strategic alternatives, the Company concluded that discontinuing the Company's denim and industrial yarn operations, which historically had been unprofitable, was in the best interest of the Company.

         The Company has concluded that it will focus on the manufacturing and marketing of home furnishings as well as dyeing and finishing fabrics for casual and career apparel. The Company believes that these operations offer the most viable opportunity for improving future profitability. The Company has completed a personnel and operational realignment of these businesses to improve their future profit margins.

         As a result of these actions, the Company increased its gross profit from continuing operations to $13,620,000 for the fiscal year ending July 1, 2000 as compared to $2,093,000 and $6,716,000 for the fiscal years ending July 3, 1999 and June 27, 1998, respectively.

         Additionally, the Company reduced its selling, general and administrative expenses from continuing operations to $15,065,000 for the fiscal year ending July 1, 2000 as compared to $16,491,000 and $15,577,000 for the fiscal years ending July 3, 1999 and June 27, 1998, respectively. The Company believes marginal improvements in gross profit along with marginal reductions in selling, general and administrative expenses may occur from continued improvement in plant productivity and capacity utilization as well as continued cost reductions.

         The Company also believes the sale of assets held for sale along with more favorable terms for its outstanding borrowings can reduce interest expense. During the year ending July 1, 2000, the Company sold $1,552,000 of assets held for sale and replaced a portion of its outstanding borrowings with a new promissory note with a lower effective interest rate. The Company believes that these actions will assist in reducing interest expense in future years. The Company continues to actively market its assets held for sale and to seek more favorable terms for its outstanding borrowings.

RESULTS OF OPERATIONS

FISCAL YEAR 2000 COMPARED TO 1999

In the fourth quarter of 1999, Thomaston Mills made the decision to discontinue the denim and industrial yarn operations. These operations had been unprofitable in recent years and management believed they offered limited upside potential. As a result of these actions, the Company reported a loss from discontinued operations of $3,971,000 in fiscal year 2000 (52 weeks) and $24,469,000 in fiscal year 1999 (53 weeks). The loss from discontinued operations in fiscal year 2000 was the result of an additional write-down of assets held for sale and the stand-by costs associated with the assets held for sale. The loss from discontinued operations in fiscal year 1999 included loss from the discontinued businesses of $11,801,000 and an estimated loss on disposal of $12,668,000.

         Results for the Company's continuing operations reflected sales of $167,113,000 for 2000 compared to sales of $168,353,000 for 1999. Sales in the Consumer Products Division increased 4.7% from $107,032,000 in 1999 to $112,074,000 in 2000. In the Apparel Fabrics area, a shift in customer demand from heavier, bottom-weight, cotton fabrics to lighter-weight, blended fabrics resulted in a sales decrease of 10.2% from $61,321,000 in 1999 to $55,039,000 in 2000.

         Gross profit as a percentage of sales increased to 8.2% in 2000 compared to 1.2% in 1999. Improved manufacturing capacity utilization, improved plant productivity and decreases in raw material costs have contributed to the improvement in gross profit.

         Selling, general and administrative expenses decreased from $16,491,000 in 1999 to $15,065,000 in 2000. The Company's realignment of its operations, which began in the fourth quarter of fiscal year 1999, has resulted in reductions in certain selling, general and administrative expenses. Improvements have also been realized in the cost of bringing new product samples to the market. Interest costs and the amortization of credit agreement fees totaled $9,500,000 in 2000 compared to $9,389,000 in 1999, due to increased interest rates and fees associated with the Company's refinancing of its loan agreements. Other income for 2000 was $681,000, which consisted primarily of sales of surplus land and equipment.

         Although the Company recorded a pre-tax loss from continuing operations for fiscal year 2000, an income tax expense of $407,000 was also recorded in 2000. This expense is the result of a reduction in the estimated future tax benefit based on changes in the Company's tax planning strategies. In fiscal year 1999, the Company recorded an income tax benefit of $3,539,000. This future anticipated benefit was recorded based on tax planning strategies as to the realization of the deferred tax benefit. Additional tax benefits have not been recorded as a result of the Company's operating loss carry forward position.

         Loss from continuing operations was $10,671,000, or $1.63 per basic and diluted share in 2000 and $17,301,000, or $2.65 per basic and diluted share in 1999.

         FISCAL YEAR 1999 COMPARED TO 1998

The comparison of fiscal year 1999 (53 weeks) to 1998 (52 weeks) reflects restatement for discontinued operations.

         The Company's aforementioned discontinuation of the denim and industrial yarn operations resulted in a loss from discontinued operations of $24,469,000 which included losses from the discontinued businesses of $11,801,000 and an estimated loss on

22  Thomaston Mills
disposal of $12,668,000. The estimated loss on disposal of these operations includes approximately $3,216,000 for operating results from the date of the decision to dispose of the business (June 1999) through the date of disposal. The loss on disposal also provides for write-down of assets (consisting principally of trade accounts receivable, inventory and property, plant and equipment) to their net realizable values and accruals for anticipated losses and costs (consisting principally of losses on cotton contracts and severance expenses).

         A valuation allowance has been established to offset the estimated tax benefits on losses from discontinued operations.

         Results for the Company's continuing operations reflected sales of $168,353,000 for 1999 compared to sales of $199,314,000 for 1998. Depressed market demand for greige goods and finished fabrics sold through the Company's Consumer Products Division contributed to the sales decline. Sales were also impacted by the sale in 1998 of the Company's Rattlers Brand Division.

         Gross profit as a percentage of sales was 1.2% in 1999 compared to 3.4% in 1998. Raw material price decreases were more than offset by low manufacturing capacity utilization as a result of fewer sales and continued efforts to control inventory.

         Selling, general and administrative expenses increased from $15,577,000 in 1998 to $16,491,000 in 1999. Interest costs and the amortization of credit agreement fees totaled $9,389,000 in 1999 compared to interest costs of $5,147,000 in 1998, due to increased interest rates and fees associated with the Company's refinancing of its loan agreements. Other income for 1999 was $2,947,000 which consisted primarily of sales of surplus land.

         The Company recorded an income tax benefit of $3,539,000 in 1999. This future anticipated benefit was recorded based on tax planning strategies as to the realization of the deferred tax benefit. Additional tax benefits have not been recorded as a result of the Company's operating loss carry forward position. Income tax benefits were recorded in 1998 as the Company had the ability to carry back substantially all of the income tax loss to prior years.

         Loss from continuing operations was $17,301,000,or $2.65 per basic and diluted share in 1999 and $8,801,000, or $1.34 per basic and diluted share in 1998.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities provided cash of $5,541,000 for 2000 and $5,098,000 for 1999. Net cash used in investing activities amounted to $1,932,000 in 2000 compared to $1,004,000 in 1999. During 2000 and 1999, capital expenditures were reduced due to the Company's restructuring of its operations. Financing activities used cash of $2,547,000 in 2000 and $4,863,000 in 1999 as a result of net repayments of indebtedness in both years.

         On July 27, 1999, the Company entered into a new Loan and Security Agreement (the Loan Agreement) which provides for borrowing as follows:

         - Revolving advances equal to the lesser of $70,000,000 or a specified percentage of certain accounts receivable and inventory as defined in the Loan Agreement. At July 1, 2000, $34,525,000 was outstanding and $1,602,000 was available for borrowing under the revolving advances provisions. The revolving advances bear interest at the Reference Rate plus 1% or the Euro-dollar Rate plus 3.25%. The revolving advances are payable on July 27, 2004 and provide for an early termination penalty as specified in the Loan Agreement. The revolving advances are reduced by collections made through a lock box arrangement required under the terms and conditions of the Loan Agreement.

         - Tranche A Term Loan of $20,000,000 is payable in monthly installments of $333,333 beginning August 1, 1999 and bears interest at the Reference Rate plus 1.75% or the Euro-dollar Rate plus 3.75%.

         - Tranche B Term Loan of $5,000,000 is due July 27, 2004 and bears interest at 18.5%, of which 15% is payable currently and 3.5% per annum is payable on the maturity date.

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

         On May 31, 2000, the Company entered into a Promissory Note with a bank in the amount of $10,000,000. Interest is paid monthly at a rate equal to the Prime Rate plus 1.5%. Borrowings under the Promissory Note are payable monthly beginning July 1, 2000 thru May 31, 2020, unless repaid prior to that date. Borrowings under this Promissory Note were used to reduce the amount outstanding under the Credit Agreement by $9,043,000 and to repay $525,000 of the balance outstanding under the Loan Agreement.

         Borrowings under the Loan Agreement, Credit Agreement and Promissory Note are secured by all assets and properties of the Company. The Loan Agreement, the Credit Agreement, and the Promissory Note contain various restrictions relating to, among other things, maintaining a certain level of tangible net worth, a minimum current ratio, a minimum debt to equity ratio, attainment of certain amounts of earnings before interest, taxes, depreciation and amortization and restrictions on capital expenditures. Capital expenditures for fiscal year 2001 are not projected to exceed $4,000,000.


                                                             Thomaston Mills  23

 On September 12, 2000, the Company obtained waivers for certain financial covenants as to which the Company was not in compliance as of May 31,2000 and July 1, 2000. On September 12, 2000, the Company also obtained an amendment that established certain financial covenants covering the period ending
June 30, 2001. The Company believes it will be in compliance with these financial covenants based on the Company's anticipated performance and the current market conditions. There can be no assurance that the Company will be able to comply with these covenants in the future, and if the Company is unable to comply with these covenants, there can be no assurance that the Company's creditors will provide any additional waivers or amendments with respect to any such non-compliance.

         A breach of any of the covenants contained in the Company's Loan Agreement, Credit Agreement or Promissory Note could result in a default or event of default under the terms of these credit facilities. Upon the occurrence of an event of default, the Company's lenders would not be obligated to make additional advances under the credit facility that is in default; would be entitled to declare all amounts outstanding under the credit facilities in default, including accrued interest or other obligations, to be immediately due and payable; would have the rights to block payment on substantially all of the Company's other long-term debt; would be entitled to proceed against the collateral granted to them to secure the applicable debt. In these circumstances, cross defaults could occur making substantially all of the Company's other long-term debt due, in which event the Company cannot be certain that its assets would be sufficient to repay in full all of its long-term debt.

         Based upon current and anticipated levels of operations, management anticipates that its cash flow from operations, together with amounts available under its current borrowings, will be adequate to meet its anticipated cash requirements in the foreseeable future. In the event that cash flows and available borrowings are not sufficient to meet future cash requirements, the Company may be required to seek additional or alternative financing. There can be no assurances that additional financing would be available or, if available, offered on terms acceptable to the Company.

WARRANTS TO LENDERS

The Company has issued warrants to its lenders in connection with the Credit Agreement. The warrants permit the lenders to purchase Class A and Class B common shares of the Company for nominal consideration. The warrants are currently exercisable and may be exercised through December 31, 2004. Although the lenders have not indicated to the Company that they intend to exercise the warrants, if they elect to exercise all of their warrants, the lenders would receive an interest equal to 10% of the outstanding equity of the Company in each class, on a fully diluted basis.

ASSETS HELD FOR SALE

The Company's management intends to utilize the proceeds from the sale of the assets held for sale to reduce outstanding term loan obligations. Management believes, based on current appraisals, that $5,628,000 could be realized from the sale of these assets, including $4,476,000 from the assets related to discontinued operations. However, actual results could differ significantly from these estimates.

INVENTORIES

Inventories at July 1, 2000 and July 3, 1999 were $37,236,000 and $40,371,000, respectively. During 2000, the Company has continued a concentrated effort to optimize inventory levels and to identify and sell (or allow for future sale) certain inventory items considered slow-moving or off-quality.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133, which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000, will provide a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the different types of hedges. Though the accounting treatment and criteria for each type of hedge is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the hedge criteria are included in earnings in the same period of the change. The Company plans to adopt SFAS No. 133 in the first quarter of fiscal year 2001. The adoption of SFAS No. 133 is not anticipated to have a significant impact on the Company's consolidated financial statements.

INTEREST RATE RISK MANAGEMENT

The Company is exposed to changes in interest rates due to its financial position. Based on the Company's floating rate debt outstanding as of July 1, 2000, a 100 basis point increase in market rates would increase interest expense and increase net loss before income taxes by approximately $565,000. The amount was determined by calculating the effect of the hypothetical interest rate on the Company's floating rate debt.

         The fair market value of long-term fixed interest rate debt is also subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates decline and decrease as interest rates rise. The estimated fair value of the Company's total long-term fixed-rate debt at July 1, 2000 approximated its carrying value. A hypothetical 100 basis point decrease in the prevailing interest rates would result in an increase in fair value of total long-term debt by approximately $327,000.

RAW MATERIALS

The Company's primary raw material is cotton. As a commodity, cotton is traded on established markets and periodically experiences price fluctuations. The Company monitors the cotton market and buys its cotton from brokers. The Company has


24  Thomaston Mills
not had and does not anticipate any material difficulty in obtaining cotton.

         In order to assure a continuous supply of cotton, the Company enters into cotton purchase contracts for several months in advance of delivery, which either provide for (1) fixed quantities to be purchased at a pre-determined price, or (2) fixed quantities to be purchased at a price to be determined (at a later date). When the Company sells its product to its customers, the cost of cotton under existing cotton purchase contracts is taken into account in calculating the price for the Company's product. The Company generally attempts to match product sales contracts with fixed price cotton purchase contracts and uses market price cotton contracts to anticipate future needs and subsequent product sales contracts. To the extent prices are sometimes fixed in advance of shipment, the Company may benefit from its cotton purchase contracts to the extent prices thereafter rise, or incur increased cost to the extent prices thereafter fall.

INTERNATIONAL TRADE

In December 1993, 117 countries reached an agreement under the General Agreement on Tariffs and Trade that would cover new areas of trade, further cut tariffs and strengthen multilateral free-trade rules by creating a World Trade Organization (WTO) as its successor. This agreement was ratified by the United States Congress and went into effect on July 1, 1995. As part of this new agreement, the Multifiber Arrangement (MFA) under which textile and apparel trade had been controlled will be phased out along with its import quotas over a 10-year period. Tariffs on textiles will be cut by an average of 11.6% over 10 years. Under the agreement, quotas on the least sensitive import products will be phased out over the first five years and quotas on the most sensitive import products will not be affected until the latter part of the ten-year period.

         The WTO agreement contains some provisions which may have a favorable impact on the textile industry. An assembly rule of origin amendment makes it illegal for a non-WTO member country to assemble garments from pieces cut in a member country and then export the garments as originating in the country where they were cut. Additionally, the agreement preserves the authority of the President of the United States to control imports from non-WTO countries such as Taiwan or China. China is currently negotiating its membership application with the WTO, and if the application is accepted and China is admitted to the WTO, the Chinese market share of apparel imports is expected to increase significantly over the phase-in period.

         Although the WTO agreement may reduce the cost of certain imported textiles, the Company believes that upgraded technology resulting in increased productivity and lower costs will enable it to compete in a global market.

         The recently enacted amendment to the Caribbean Basin Economic Recovery Act accords, for a specified transition period, the same preferential tariff and quota treatment given certain textile and apparel articles imported from North American Free Trade Agreement (NAFTA) countries to such articles that are imported from certain Caribbean countries. In order to qualify for the preferential tariff and quota treatment, however, apparel goods that are shipped back to the United State must be sewn in eligible Caribbean countries using U.S. yarn and fabrics. The Company believes that this new legislation will allow it to compete favorably with Asian countries for market share in the apparel area.

YEAR 2000

In 1996, the Company established a task force to address and assess Year 2000
(Y2K) compliance for the Company's computer systems and software applications, manufacturing facilities and suppliers providing both goods and services. The Company did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact to its on-going business as a result of the Y2K issue. However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Y2K or similar issues may occur with billing, payroll, or financial closings at month, quarterly or year end. The Company believes that any such problems are likely to be minor and correctable. In addition, the Company could still be negatively impacted if its customers or suppliers are adversely affected by the Y2K or similar issues. The Company currently is not aware of any significant Y2K or similar problems that have arisen for its customers and suppliers.

         The Company estimates that it has incurred approximately $450,000 in cost related to the Y2K project, all of which has been expensed and funded through operating cash flows.

FORWARD-LOOKING STATEMENTS

Certain of the above statements contained herein under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, among other things, business conditions, volatility of commodities markets, ability to control operating costs, developing successful new products and maintaining effective pricing and promotion of its products. Additionally, there can be no assurance that the Company (i) will have access to financial capital in the future or that it can obtain such capital on terms that are favorable to the Company or otherwise reasonably acceptable to it, or (ii) will be able to generate profits from, or continue the growth of, the lines of businesses and operations that the Company has retained subsequent to its restructuring efforts. A failure by the Company to obtain capital in the future on terms that are favorable to it or a failure by the Company to generate profits from, or grow, its remaining business lines may have a material adverse effect on the Company's business, financial condition or results of operations.


                                                             Thomaston Mills  25

DIRECTORS & OFFICERS

         DIRECTORS

         Thomas D. Adams, Jr., 1976(1)
         President, Adams-Harvey and Associates,
         Thomaston, Georgia

         C. Ronald Barfield, 1989(1)
         Partner, Adams, Barfield, Dunaway & Hankinson,
         Attorneys, Thomaston, Georgia

         Archie H. Davis, 1993(1)
         President and Chief Executive Officer
         The Savannah Bank, N.A., Savannah, Georgia

         H. Stewart Davis, 1981
         Executive Vice President of the Company

         George H. Hightower, 1945
         Formerly Chairman of the Board of the Company, Retired

         George H. Hightower, Jr., 1981
         Executive Vice President of the Company

         Neil H. Hightower, 1980
         President and Chief Executive Officer of the Company

         Rosser R. Raines, 1993
         Formerly Treasurer of the Company, Retired

         Dr. Jerry M. Williamson, 1981(1)
         President, Gordon College, University System of Georgia,
         Barnesville, Georgia

         Dom H. Wyant, 1983(1)
         Partner, Retired, Jones, Day, Reavis & Pogue, Attorneys,
         Atlanta, Georgia

(1) Member of Audit Committee

         OFFICERS

         Neil H. Hightower, 1966
         President and Chief Executive Officer

         H. Stewart Davis, 1971
         Corporate Executive Vice President and
         President - Consumer Products Division

         George H. Hightower, Jr., 1977
         Corporate Executive Vice President and
         President - Apparel Fabrics Division

         Robert B. Dale, 1999
         Vice President - Consumer Products Sales

         James F. Haygood, Jr., 1995
         Vice President - Apparel Fabric Sales

         Jonathan O. Huff, 1990
         Vice President - Apparel Fabric Finishing

         William C. James, 1999
         Vice President - Consumer Products Manufacturing and Operations

         A. William Ott, 1998
         Treasurer and Chief Financial Officer

         Daniel B. Tripp, 1991
         Vice President - Human Resources and
         Public Relations

         Ronald W. VanHouten, 1990
         Corporate Secretary

Note: Dates after names indicate year first elected as Director or Officer.

The high and low sales prices and cash dividends per share were as follows:

                                                          COMMON STOCK PRICES                        CASH DIVIDENDS PER SHARE
                                                 CLASS A                       CLASS B                CLASS A        CLASS B
                                            HIGH           LOW           HIGH           LOW
                                          ----------------------------------------------------------------------------------
Fiscal 1999
First Quarter                             $  7.00        $  3.75        $  6.75        $  3.75        $ .0325        $ .0375
Second Quarter                               5.00           1.88           3.75           1.50             --             --
Third Quarter                                4.00           2.00           4.75           2.25             --             --
Fourth Quarter                               3.56           2.00           3.56           2.00             --             --

----------------------------------------------------------------------------------------------------------------------------

Fiscal 2000
First Quarter                             $  2.63        $  1.63        $  2.75        $  1.50        $    --        $    --
Second Quarter                               2.50           1.00           2.38           1.06             --             --
Third Quarter                                2.00           1.00           2.00           1.13             --             --
Fourth Quarter                               1.75            .88           1.25           1.13             --             --


26  Thomaston Mills

SHAREHOLDER INFORMATION

MARKET INFORMATION ON COMPANY'S COMMON STOCK

Thomaston Mills Class A Common Stock, is traded on the Nasdaq Small Cap Market under ticker symbol TMST-A. Thomaston Mills Class B Common Stock, is traded on the NASDAQ Small Cap Market with the ticker symbol TMST-B. Market makers in Thomaston Mills stock at the end of the year were as follows:

Knight Secs, LP, Jersey City
Sharpe Capital, Inc., New York
Spear, Leeds & Kellogg/ECN, New York
The Robinson-Humphrey Company, Inc., Atlanta
Wachovia Securities, Inc., Charlotte

DIVIDEND INFORMATION

The Class A Common Stock is entitled to dividends equal to dividends, when declared, on the Class B Common Stock.

FORM 10-K

A copy of the Company's Form 10-K, as filed with the Securities and Exchange Commission, will be available in October and will be furnished to shareholders upon request.

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

APPROXIMATE NUMBER OF SHAREHOLDERS OF RECORD

Class A Common Stock 790

Class B Common Stock 275

ANNUAL MEETING

The annual meeting of the shareholders of the Company will be held at the Employee Relations Office of the Company, 207 East Gordon Street, Thomaston, Georgia at 11:00 a.m., Thursday, October 5, 2000.

SHAREHOLDERS INFORMATION CONTACT

Mr. Ronald W. VanHouten, Corporate Secretary
Thomaston Mills, Inc.
P.O. Box 311
Thomaston, Georgia  30286
Phone (706) 647-7131
Fax (706) 646-5094

Internet Address
http://www.thomaston.com

MISSION STATEMENT

THE MANAGEMENT OF THOMASTON MILLS, INC. IS COMMITTED TO THE TEXTILE BUSINESS, TO OUR CUSTOMERS AND TO OUR EMPLOYEES. TO THIS END, WE HAVE ESTABLISHED A
SET OF TEN KEY OBJECTIVES WHICH WE MUST STRIVE TO ACHIEVE, BOTH AS INDIVIDUALS AND AS A COMPANY.

- To demonstrate the highest ethical standards in all dealings with our customers and suppliers.

- To assure that the quality of every product we sell is better than our customers request.

- To provide a level of service to our customers that allows them to be competitive and profitable.

-        To be fair in our dealings with every employee at all times.

- To provide adequate wages and fringe benefits for Thomaston Mills' employees.

- To encourage open communications among all our employees at every level of the organization.

- To insist that every Thomaston Mills employee achieves the high standards of individual performance necessary to be competitive.

-        To be a good corporate citizen in each community where we operate.

- To invest in plant and equipment to keep Thomaston Mills competitive in our chosen markets.

- To consistently earn a profit so that Thomaston Mills can continue to fulfill these objectives and be a rewarding investment for the shareholders of the Company.


                                                             Thomaston Mills  27